EXHIBIT 4.1

Execution Copy

CREDIT AGREEMENT

Dated as of June 20, 2002

Among

MANUFACTURERS’ SERVICES LIMITED

as a Borrower and Guarantor,

MANUFACTURERS’ SERVICES SALT LAKE CITY OPERATIONS, INC.,

as a Borrower and Guarantor,

MANUFACTURERS’ SERVICES WESTERN U.S. OPERATIONS, INC.,

as a Borrower and Guarantor,

MANUFACTURERS’ SERVICES CENTRAL U.S. OPERATIONS, INC.,

as a Borrower and Guarantor,

MSL LOWELL OPERATIONS, INC.,

as a Borrower and Guarantor,

MSL MIDWEST OPERATIONS, INC.

as a Borrower and Guarantor,

MSL SPV SPAIN, INC.,

as a Guarantor,

THE FINANCIAL INSTITUTIONS NAMED HEREIN

as the Lenders,

BANK OF AMERICA, N.A.

as the Administrative Agent,

BANC OF AMERICA SECURITIES LLC

as Co–Lead Arranger and Co–Book Manager,

GENERAL ELECTRIC CAPITAL CORPORATION

as Documentation Agent,

and

CREDIT SUISSE FIRST BOSTON, CAYMAN ISLANDS BRANCH

as Syndication Agent, Co–Lead Arranger and Co–Book Manager

2

TABLE OF CONTENTS

Section

ARTICLE 1	LOANS AND LETTERS OF CREDIT
	1.1	Total Facility
	1.2	Revolving Loans
	1.3	Term Loans
	1.4	Letters of Credit
	1.5	Bank Products
	1.6	Increase in the Aggregate Revolving Credit Commitments

ARTICLE 2	INTEREST AND FEES
	2.1	Interest
	2.2	Continuation and Conversion Elections
	2.3	Maximum Interest Rate
	2.4	Closing and Other Fees
	2.5	Unused Line Fee
	2.6	Letter of Credit Fee
	2.7	Agency Fee
	2.8	Term Fees

ARTICLE 3	PAYMENTS AND PREPAYMENTS
	3.1	Revolving Loans
	3.2	Termination of Facility
	3.3	Repayment of the Term Loans
	3.4	Mandatory Prepayment of the Loans
	3.5	LIBOR Rate Revolving Loan Prepayments
	3.6	Payments by the Borrower
	3.7	Payments as Revolving Loans
	3.8	Apportionment, Application and Reversal of Payments
	3.9	Indemnity for Returned Payments
	3.10	Administrative Agent’s and Lenders’ Books and Records; Monthly Statements

ARTICLE 4	TAXES, YIELD PROTECTION AND ILLEGALITY
	4.1	Taxes
	4.2	Illegality
	4.3	Increased Costs and Reduction of Return
	4.4	Funding Losses
	4.5	Inability to Determine Rates
	4.6	Certificates of Agent
	4.7	Replacement of a Revolving Lender

i

	4.8	Survival

ARTICLE 5	BOOKS AND RECORDS; FINANCIAL INFORMATION; NOTICES
	5.1	Books and Records
	5.2	Financial Information
	5.3	Notices to the Lenders

ARTICLE 6	GENERAL WARRANTIES AND REPRESENTATIONS
	6.1	Authorization, Validity, and Enforceability of this Agreement and the Loan Documents.
	6.2	Validity and Priority of Security Interest
	6.3	Organization and Qualification
	6.4	Corporate Name; Prior Transactions
	6.5	Subsidiaries and Affiliates
	6.6	Financial Statements and Projections
	6.7	Capitalization
	6.8	Solvency
	6.9	Debt
	6.10	Distributions
	6.11	Real Estate; Leases
	6.12	Proprietary Rights
	6.13	Trade Names
	6.14	Litigation
	6.15	Labor Disputes
	6.16	Environmental Laws
	6.17	No Violation of Law
	6.18	No Default
	6.19	ERISA Compliance
	6.20	Taxes
	6.21	Regulated Entities
	6.22	Use of Proceeds; Margin Regulations
	6.23	Copyrights, Patents, Trademarks and Licenses, etc.
	6.24	No Material Adverse Change
	6.25	Full Disclosure
	6.26	Material Agreements
	6.27	Bank Accounts
	6.28	Governmental Authorization
	6.29	Sale of the Parent’s Capital Stock

ARTICLE 7	AFFIRMATIVE AND NEGATIVE COVENANTS
	7.1	Taxes and Other Obligations

	7.2	Legal Existence and Good Standing
	7.3	Compliance with Law and Agreements; Maintenance of Licenses
	7.4	Maintenance of Property; Inspection of Property
	7.5	Insurance
	7.6	Insurance and Condemnation Proceeds
	7.7	Environmental Laws
	7.8	Compliance with ERISA
	7.9	Landlord Waivers and Bailee Letters.
	7.10	Interest Rate Hedging
	7.11	Mergers, Consolidations or Sales
	7.12	Distributions; Capital Change; Restricted Investments
	7.13	Intentionally Omitted
	7.14	Guaranties
	7.15	Debt
	7.16	Prepayment
	7.17	Transactions with Affiliates
	7.18	Investment Banking and Finder’s Fees
	7.19	Business Conducted
	7.20	Liens
	7.21	Sale and Leaseback Transactions
	7.22	New Subsidiaries
	7.23	Fiscal Year
	7.24	Intentionally Omitted.
	7.25	Fixed Charge Coverage Ratio
	7.26	EBITDA
	7.27	Intentionally Omitted.
	7.28	Intentionally Omitted.
	7.29	Use of Proceeds
	7.30	Adjusted Tangible Net Worth
	7.31	Foreign Subsidiaries
	7.32	Further Assurances
	7.33	Pledge of Capital Stock of Foreign Subsidiaries
	7.34	Salt Lake City Real Estate
	7.37	Spanish Financing Intercompany Debt

ARTICLE 8	CONDITIONS OF LENDING
	8.1	Conditions Precedent to Making of Loans on the Closing Date
	8.2	Conditions Precedent to Each Loan

ARTICLE 9	DEFAULT; REMEDIES
	9.1	Events of Default

	9.2	Remedies

ARTICLE 10	TERM AND TERMINATION
	10.1	Term and Termination

ARTICLE 11	AMENDMENTS; WAIVERS; PARTICIPATIONS; ASSIGNMENTS; SUCCESSORS
	11.1	Amendments and Waivers
	11.2	Assignments; Participations

ARTICLE 12	THE AGENTS
	12.1	Appointment and Authorization
	12.2	Delegation of Duties
	12.3	Liability of Administrative Agent
	12.4	Reliance by Administrative Agent
	12.5	Notice of Default
	12.6	Credit Decision
	12.7	Indemnification
	12.8	Administrative Agent in Individual Capacity
	12.9	Successor Administrative Agent
	12.10	Withholding Tax
	12.11	Collateral Matters
	12.12	Restrictions on Actions by Lenders; Sharing of Payments
	12.13	Agency for Perfection
	12.14	Payments by Administrative Agent to Lenders
	12.15	Settlement
	12.16	Letters of Credit; Intra-Revolving Lender Issues
	12.17	Concerning the Collateral and the Related Loan Documents
	12.18	Field Audit and Examination Reports; Disclaimer by Lenders
	12.19	Relation Among Lenders
	12.20	The Arrangers, the Syndication Agent and the Documentation Agent

ARTICLE 13	GUARANTEES

ARTICLE 14	MISCELLANEOUS
	14.1	No Waivers; Cumulative Remedies
	14.2	Severability
	14.3	Governing Law; Choice of Forum; Service of Process
	14.4	WAIVER OF JURY TRIAL
	14.5	Survival of Representations and Warranties
	14.6	Other Security and Guaranties

14.7	Fees and Expenses
14.8	Notices
14.9	Waiver of Notices
14.10	Binding Effect
14.11	Indemnity of the Administrative Agent and the Lenders by the Borrower
14.12	Limitation of Liability
14.13	Final Agreement
14.14	Counterparts
14.15	Captions
14.16	Right of Setoff
14.17	Confidentiality
14.18	Conflicts with Other Loan Documents

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ANNEXES, EXHIBITS AND SCHEDULES

ANNEX A	DEFINED TERMS

EXHIBIT A	FORM OF TERM LOAN NOTE

EXHIBIT B	FORM OF BORROWING BASE CERTIFICATE

EXHIBIT C	FINANCIAL STATEMENTS

EXHIBIT D	FORM OF NOTICE OF BORROWING

EXHIBIT E	FORM OF NOTICE OF CONTINUATION/CONVERSION

EXHIBIT F	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

SCHEDULE 1.l	ASSIGNED CONTRACTS (ANNEX A– DEFINED TERMS)

SCHEDULE 1.2	LENDERS’ COMMITMENTS (ANNEX A –DEFINED TERMS)

SCHEDULE 1.4(h)	CONTINUING LETTERS OF CREDIT

SCHEDULE 6.3	ORGANIZATION AND QUALIFICATIONS

SCHEDULE 6.4	PRIOR CORPORATE NAMES AND TRANSACTIONS

SCHEDULE 6.5	SUBSIDIARIES AND AFFILIATES

SCHEDULE 6.9	DEBT

SCHEDULE 6.11	REAL ESTATE; LEASES

SCHEDULE 6.12	PROPRIETARY RIGHTS

SCHEDULE 6.13	TRADE NAMES

SCHEDULE 6.14	LITIGATION

SCHEDULE 6.15	LABOR DISPUTES

SCHEDULE 6.16	ENVIRONMENTAL LAWS

SCHEDULE 6.26(a)	MATERIAL AGREEMENTS

SCHEDULE 6.26(b)	INTERCOMPANY AGREEMENTS

SCHEDULE 6.27	BANK ACCOUNTS

SCHEDULE 7.14	CONTINGENT OBLIGATIONS

SCHEDULE 7.17	AFFILIATE TRANSACTIONS

SCHEDULE 7.34	SALT LAKE CITY REAL PROPERTY

CREDIT AGREEMENT

This Credit Agreement, dated as of June 20, 2002 (this “Agreement”), among the financial institutions listed on the signature pages hereof (such financial institutions, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), Bank of America, N. A. with an office at 335 Madison Avenue, New York, New York, as administrative agent for the Lenders (in its capacity as administrative agent, together with any successor administrative agent, the “Administrative Agent”), Banc of America Securities LLC and Credit Suisse First Boston, Cayman Islands Branch, as co–book managers and co–lead arrangers (in such capacity, the “Arrangers”), Credit Suisse First Boston, Cayman Islands Branch, as syndication agent (in its capacity as syndication agent, the “Syndication Agent”), General Electric Capital Corporation, as documentation agent (in its capacity as documentation agent, the “Documentation Agent”), Manufacturers’ Services Limited, a Delaware corporation, with offices at 300 Baker Avenue, Concord, Massachusetts (the “Parent”), Manufacturers’ Services Salt Lake City Operations, Inc., a Delaware corporation, with offices at 300 Baker Avenue, Concord, Massachusetts (“MSSLCO”), Manufacturers’ Services Western U.S. Operations, Inc., a California corporation, with offices at 300 Baker Avenue, Concord, Massachusetts (“MSWUSO”), Manufacturers’ Services Central U.S. Operations, Inc., a Minnesota corporation, with offices at 300 Baker Avenue, Concord, Massachusetts (“MSCUSO”), MSL Lowell Operations, Inc., a Delaware corporation, with offices at 300 Baker Avenue, Concord, Massachusetts  (“MSLLO”) and MSL Midwest Operations, Inc., a Delaware corporation, with offices at 300 Baker Avenue, Concord, Massachusetts  (“MSLMO”; and together with the Parent, MSSLCO, MSWUSO, MSCUSO and MSLLO, each a “Borrower” and collectively, the “Borrowers”) and the Guarantors (as defined herein).

W I T N E S S E T H:

WHEREAS, the Borrowers have requested the Revolving Lenders to make available to the Borrowers a revolving line of credit for loans and letters of credit in an aggregate amount not to exceed $100,000,000, as such amount may be increased from time to time in accordance with Section 1.6, and the Term Lenders to make term loans to the Borrowers in the aggregate principal amount of $10,500,000, and which extensions of credit the Borrowers will use for the purposes permitted hereunder;

WHEREAS, capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed thereto in Annex A which is attached hereto and incorporated herein; the rules of construction contained therein shall govern the interpretation of this Agreement, and all Annexes, Exhibits and Schedules attached hereto are incorporated herein by reference; and

WHEREAS, the Revolving Lenders have agreed to make available to the Borrowers a revolving credit facility and the Term Lenders have agreed to make available to the Borrowers term loans, in each case, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows.

ARTICLE 1

LOANS AND LETTERS OF CREDIT

1.1           Total Facility.  Subject to all of the terms and conditions of this Agreement, the Lenders agree to make available a total credit facility of up to $110,500,000, as such amount may be increased from time to time in accordance with Section 1.6 (the “Total Facility”) to the Borrowers from time to time during the term of this Agreement.  The Total Facility shall be composed of a revolving line of credit consisting of Revolving Loans and Letters of Credit and the Term Loans described herein.

1.2           Revolving Loans.

(a)           Amounts.  Subject to the satisfaction of the conditions precedent set forth in Article 8, each Revolving Lender severally, but not jointly, agrees, upon a Borrower’s request from time to time on any Business Day during the period from the Closing Date to the Termination Date, to make revolving loans (the “Revolving Loans”) to such Borrower in amounts not to exceed such Revolving Lender’s Pro Rata Share of Availability of such Borrower, except for Non–Ratable Loans and Agent Advances.  The Revolving Lenders, however, in their unanimous discretion and with the prior written consent of the Majority Term Lenders (subject to Section 12.21), may elect to make Revolving Loans to a Borrower or issue or arrange to have issued Letters of Credit for the account of a Borrower in excess of the Borrowing Base of such Borrower on one or more occasions, but if they do so, neither the Administrative Agent nor the Revolving Lenders shall be deemed thereby to have changed the limits of the Borrowing Base of such Borrower or to be obligated to exceed such limits on any other occasion; provided, that nothing herein shall in any way limit the Administrative Agent’s authority, in its sole discretion, to make Agent Advances pursuant to the terms of Section 1.2(i).  If the Administrative Agent has actual knowledge that any Borrowing by a Borrower would exceed Availability of such Borrower, the Revolving Lenders shall not, without the prior written consent of the Majority Term Lenders, make such Borrowing to such Borrower until such excess has been eliminated, subject to the Administrative Agent’s authority, in its sole discretion, to make Agent Advances pursuant to the terms of Section 1.2(i).

(b)           Procedure for Borrowing.

(i)            Each Borrowing by a Borrower shall be made upon such Borrower’s irrevocable written notice delivered to the Administrative Agent in the form of a notice of borrowing (“Notice of Borrowing”) in the form of Exhibit D attached hereto and made a part hereof, which must be received by the Administrative Agent prior to (i) 12:00 noon (New York time) three Business Days prior to the requested Funding Date, in the case of LIBOR Rate Revolving Loans and (ii) 11:00 a.m. (New York time) on the requested Funding Date, in the case of Base Rate Revolving Loans, specifying:

(A)          the amount of the Borrowing, which in the case of a LIBOR Rate Revolving Loan must equal or exceed $1,000,000 (and increments of $1,000,000 in excess of such amount);

(B)           the requested Funding Date, which must be a Business Day;

(C)           whether the Revolving Loans requested are to be Base Rate Revolving Loans or LIBOR Rate Revolving Loans (and if not specified, it shall be deemed a request for a Base Rate Revolving Loan); and

(D)          the duration of the Interest Period for LIBOR Rate Revolving Loans (and if not specified, it shall be deemed a request for an Interest Period of one month);

provided, however, that with respect to any Borrowing to be made on the Closing Date, such Borrowings will consist of Base Rate Revolving Loans only.

(ii)           After giving effect to any Borrowing, there may not be more than eight (8) different Interest Periods in effect.

(iii)          In lieu of delivering a Notice of Borrowing, a Borrower may give the Administrative Agent telephonic notice of such request for advances to the Designated Account on or before the deadline set forth above.  The Administrative Agent at all times shall be entitled to rely on such telephonic notice in making such Revolving Loans, regardless of whether any written confirmation is received.

(iv)          A Borrower shall have no right to request a LIBOR Rate Revolving Loan while a Default or Event of Default has occurred and is continuing.

(c)           Appointment of Borrower Representative; Reliance upon Authority.    Each Borrower hereby designates the Parent as its representative and agent on its behalf (the “Borrower Representative”) for the purposes of issuing on such Borrower’s behalf Notices of Borrowing and Notices of Continuation/Conversion, giving instructions with respect to the disbursement of the proceeds of the Loans to be made to such Borrower, selecting interest rate options for such Borrower, requesting Letters of Credit for the account of such Borrower, giving and receiving on such Borrower’s behalf all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of such Borrower under the Loan Documents.  The Borrower Representative hereby accepts such appointment.  The Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the Borrower Representative as a notice or communication from the applicable Borrower or Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or Borrowers hereunder to the Borrower Representative on behalf of such Borrower or Borrowers.  Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

(2)           Prior to the Closing Date, the Borrowers shall deliver to the Administrative Agent a notice setting forth an account of the Borrowers (the “Designated Account”) to which the Administrative Agent is authorized to transfer the proceeds of the Revolving Loans requested by a Borrower hereunder.  The Borrowers may designate a replacement account from time to time by written notice.  The Designated Account must be reasonably satisfactory to the Administrative Agent.  The Administrative Agent is entitled to rely conclusively on any person’s request for Revolving Loans on behalf of a Borrower, so long as the proceeds thereof are to be transferred to the Designated Account.  The Administrative Agent has no duty to verify the identity of any individual representing himself or herself as a person authorized by a Borrower to make such requests on its behalf. The Borrower Representative shall cause the proceeds of each Revolving Loan requested by or on behalf of a Borrower which is deposited into the Designated Account to be promptly remitted to such Borrower.

(d)           No Liability.  The Administrative Agent shall not incur any liability to any Borrower as a result of acting upon any notice referred to in Sections 1.2(b) and (c) which the Administrative Agent believes in good faith to have been given by an officer or other person duly authorized by such Borrower to request Revolving Loans on its behalf.  The crediting of Revolving Loans to the Designated Account conclusively establishes the obligation of such Borrower to repay such Revolving Loans as provided herein.

(e)           Notice Irrevocable.  Any Notice of Borrowing (or telephonic notice in lieu thereof) made pursuant to Section 1.2(b) shall be irrevocable.  The applicable Borrower shall be bound to borrow the funds requested therein in accordance therewith.

(f)            Administrative Agent’s Election.  Promptly after receipt of a Notice of Borrowing (or telephonic notice in lieu thereof), the Administrative Agent shall elect to have the terms of Section 1.2(g) or the terms of Section 1.2(h) apply to such requested Borrowing.  If the Bank declines in its sole discretion to make a Non–Ratable Loan pursuant to Section 1.2(h), the terms of Section 1.2(g) shall apply to the requested Borrowing.

(g)           Making of Revolving Loans.  If the Administrative Agent elects to have the terms of this Section 1.2(g) apply to a requested Borrowing, then promptly after receipt of a Notice of Borrowing or telephonic notice in lieu thereof, the Administrative Agent shall notify the Revolving Lenders by telecopy, telephone or e–mail of the requested Borrowing.  Each Revolving Lender shall transfer its Pro Rata Share of the requested Borrowing available to the Administrative Agent in immediately available funds, to the account from time to time designated by Administrative Agent, not later than 12:00 noon (New York time) on the applicable Funding Date.  After the Administrative Agent’s receipt of all proceeds of such Revolving Loans, the Administrative Agent shall make the proceeds of such Revolving Loans available to the applicable Borrower on the applicable Funding Date by transferring same day funds to the account designated by such Borrower; provided, however, that the amount of Revolving Loans so made on any date to a Borrower shall not exceed the Availability of such Borrower on such date.

(h)           Making of Non–Ratable Loans.

(i)            If the Administrative Agent elects, with the consent of the Bank, to have the terms of this Section 1.2(h) apply to a requested Borrowing, the Bank shall make a Revolving Loan in the amount of that Borrowing available to the applicable Borrower on the applicable

Funding Date by transferring same day funds to the Designated Account.  Each Revolving Loan made solely by the Bank pursuant to this Section is herein referred to as a “Non–Ratable Loan”, and such Revolving Loans are collectively referred to as the “Non–Ratable Loans.”  Each Non-Ratable Loan shall be subject to all the terms and conditions applicable to other Revolving Loans except that all payments thereon shall be payable to the Bank solely for its own account.  The aggregate amount of Non–Ratable Loans outstanding at any time shall not exceed $10,000,000.  The Administrative Agent shall not request the Bank to make any Non–Ratable Loan if (1) the Administrative Agent has received written notice from any Revolving Lender that one or more of the applicable conditions precedent set forth in Article 8 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (2) the requested Borrowing would exceed Availability of the applicable Borrower on that Funding Date.

(ii)           The Non–Ratable Loans shall be secured by the Agent’s Liens in and to the Collateral and shall constitute Base Rate Revolving Loans and Obligations hereunder.

(i)            Agent Advances.

(i)            Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion, (A) after the occurrence of a Default or an Event of Default, or (B) at any time that any of the other conditions precedent set forth in Article 8 have not been satisfied, to make Base Rate Revolving Loans to one or more of the Borrowers on behalf of the Revolving Lenders in an aggregate amount outstanding at any time not to exceed, with respect to any Borrower, 10% of the Borrowing Base of such Borrower but not in excess in the aggregate for all the Borrowers of the lesser of (x) the Maximum Revolver Amount and (y) $3,000,000 in excess of the aggregate Borrowing Bases of all the Borrowers at such time, which the Administrative Agent, in its reasonable business judgment, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, (2) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (3) to pay any other amount chargeable to any Borrower pursuant to the terms of this Agreement, including costs, fees and expenses as described in Section 14.7 (any of such advances are herein referred to as “Agent Advances”); provided, that the Required Lenders may at any time revoke the Administrative Agent’s authorization to make Agent Advances.  Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.

(ii)           The Agent Advances shall be secured by the Agent’s Liens in and to the Collateral and shall constitute Base Rate Revolving Loans and Obligations hereunder.

1.3           Term Loans.

(a)           Amounts of Term Loans.  Each Term Lender severally agrees to make a term loan (any such term loan being referred to as a “Term Loan” and such term loans being referred to collectively as the “Term Loans”) to the Borrowers on the Closing Date, upon the satisfaction of the conditions precedent set forth in Article 8, in an amount equal to such Term Lender’s Term Loan Commitment.

(b)           Making of Term Loans.  Each Term Lender shall make the amount of such Term Lender’s Term Loan available to the Administrative Agent in same day funds, to the Administrative Agent’s designated account, not later than 12:00 noon (New York time) on the Closing Date.  After the Administrative Agent’s receipt of the proceeds of such Term Loans, upon satisfaction of the conditions precedent set forth in Article 8, the Administrative Agent shall make the proceeds of such Term Loans available to the Borrowers on such Funding Date by transferring same day funds equal to the proceeds of such Term Loans received by the Administrative Agent to an account or accounts of one or more of the Borrowers designated in writing by the Borrowers or as the Borrowers shall otherwise instruct in writing.

(c)           Term Loan Notes.  The Borrowers shall execute and deliver to the Administrative Agent on behalf of each Term Lender, on the Closing Date, a promissory note, substantially in the form of Exhibit A attached hereto and made a part hereof (such promissory notes, together with any new notes issued pursuant to Section 11.2 upon the assignment of any portion of any Term Lender’s Term Loan, being hereinafter referred to collectively as the “Term Loan Notes” and each of such promissory notes being hereinafter referred to individually as a “Term Loan Note”). The Term Loan Notes shall evidence each Term Lender’s Term Loan, in an original principal amount equal to that Term Lender’s Term Loan Commitment and with other appropriate insertions. Each Term Loan Note shall be dated the Closing Date and stated to mature on the Stated Termination Date.  The Borrowers shall repay the outstanding principal balance of the Term Loans, plus all accrued but unpaid interest thereon, on the Termination Date.  Payments or prepayments of the Term Loans may not be reborrowed.  The liability of the Borrowers with respect to the Term Loans shall be joint and several.

1.4           Letters of Credit.

(a)           Agreement to Issue or Cause to Issue.  Subject to the terms and conditions of this Agreement, the Administrative Agent agrees (i) to cause the Letter of Credit Issuer to issue for the account of a Borrower one or more commercial/documentary and standby letters of credit (“Letter of Credit”) and/or (ii) to provide credit support or other enhancement to a Letter of Credit Issuer acceptable to the Administrative Agent which issues a Letter of Credit for the account of a Borrower (any such credit support or enhancement being herein referred to as a “Credit Support”) from time to time during the term of this Agreement.

(b)           Amounts; Outside Expiration Date.  The Administrative Agent shall not have any obligation to (and solely in the case of clause (ii) below, the Administrative Agent shall not without the prior written consent of the Majority Term Lenders if the Administrative Agent has actual knowledge that such clause (iii) would be violated) issue or cause to be issued any Letter of Credit or to provide Credit Support for any Letter of Credit at any time if:  (i) the maximum face amount of the requested Letter of Credit is greater than the Unused Letter of Credit Subfacility at such time; (ii) the maximum undrawn amount of the requested Letter of Credit and all commissions, fees and charges due from the requesting Borrower in connection with the opening thereof would exceed the Availability of such Borrower at such time; or (iii) such Letter of Credit has an expiration date less than 30 days prior to the Stated Termination Date or more than 12 months from the date of issuance for standby letters of credit and 180 days for documentary letters of credit.  With respect to any Letter of Credit which contains any “evergreen” or automatic renewal provision, each Revolving Lender shall be deemed to have consented to any such extension or renewal unless any such Revolving Lender shall have provided to the Administrative Agent, written notice that it declines to consent to any such extension or renewal at least thirty (30) days prior to the date on which the Letter of Credit Issuer is entitled to decline to extend or renew the Letter of Credit.  If all of the requirements of this Section 1.4 are met and no Default or Event of Default has occurred and is continuing, no Revolving Lender shall decline to consent to any such extension or renewal.

(c)           Other Conditions.  In addition to conditions precedent contained in Article 8, the obligation of the Administrative Agent to issue or to cause to be issued any Letter of Credit or to provide Credit Support for any Letter of Credit is subject to the following conditions precedent having been satisfied in a manner reasonably satisfactory to the Administrative Agent:

(i)            The applicable Borrower shall have delivered to the Letter of Credit Issuer, at such times and in such manner as such Letter of Credit Issuer may prescribe, an application in form and substance satisfactory to such Letter of Credit Issuer and reasonably satisfactory to the Administrative Agent for the issuance of the Letter of Credit and such other documents as may be required pursuant to the terms thereof, and the form, terms and purpose of the proposed Letter of Credit shall be reasonably satisfactory to the Administrative Agent and the Letter of Credit Issuer; and

(ii)           As of the date of issuance, no order of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed Letter of Credit Issuer refrain from, the issuance of letters of credit generally or the issuance of such Letters of Credit.

(d)           Issuance of Letters of Credit.

(i)            Request for Issuance.  The Borrower for whose account the Letter of Credit is to be issued must notify the Administrative Agent of a requested Letter of Credit at least three (3) Business Days prior to the proposed issuance date.  Such notice shall be irrevocable and must specify the original face amount of the Letter of Credit requested, the Business Day of issuance of such requested Letter of Credit, whether such Letter of Credit may be drawn in a single or in partial draws, the Business Day on which the requested Letter of Credit is to expire, the purpose for which such Letter of Credit is to be issued, and the beneficiary of the requested Letter of Credit.  The applicable Borrower shall attach to such notice the proposed form of the Letter of Credit.

(ii)           Responsibilities of the Administrative Agent; Issuance.  As of the Business Day immediately preceding the requested issuance date of the Letter of Credit, the Administrative Agent shall determine the amount of the applicable Unused Letter of Credit Subfacility and Availability of the applicable Borrower as of such date.  If (A) the face amount of the requested Letter of Credit is less than the Unused Letter of Credit Subfacility and (B) the amount of such requested Letter of Credit and all commissions, fees, and charges due from the requesting Borrower in connection with the opening thereof would not exceed Availability of such Borrower, the Administrative Agent shall cause the Letter of Credit Issuer to issue the requested Letter of Credit on the requested issuance date so long as the other conditions hereof are met.

(iii)          No Extensions or Amendment.  The Administrative Agent shall not be obligated to cause the Letter of Credit Issuer to extend or amend any Letter of Credit issued pursuant hereto unless the requirements of this Section 1.4 are met as though a new Letter of Credit were being requested and issued.

(e)           Payments Pursuant to Letters of Credit.  Each Borrower agrees to reimburse immediately the Letter of Credit Issuer for any draw under any Letter of Credit issued for the account of such Borrower and the Administrative Agent for the account of the Revolving Lenders upon any payment pursuant to any Credit Support related to such Letter of Credit, and to pay the Letter of Credit Issuer the amount of all other charges and fees payable to the Letter of Credit Issuer in connection with any Letter of Credit issued for the account of such Borrower immediately when due, irrespective of any claim, setoff, defense or other right which such Borrower may have at any time against the Letter of Credit Issuer or any other Person.  Each drawing under any Letter of Credit shall constitute a request by the Borrower for whose account such Letter of Credit was issued to the Administrative Agent for a Borrowing of a Base Rate Revolving Loan in the amount of such drawing.  The Funding Date with respect to such borrowing shall be the date of such drawing.

(f)            Indemnification; Exoneration; Power of Attorney.

(i)            Indemnification.  In addition to amounts payable as elsewhere provided in this Section 1.4, each Borrower agrees to protect, indemnify, pay and save the Revolving Lenders and the Administrative Agent harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) which any Revolving Lender or the Administrative Agent (other than a Revolving Lender in its capacity as Letter of Credit Issuer) may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit for the account of such Borrower or the provision of any Credit Support or enhancement in connection therewith.  Each Borrower’s obligations under this Section shall survive payment of all other Obligations.

(ii)           Assumption of Risk by the Borrowers.  As among the Borrowers, the Revolving Lenders and the Administrative Agent, each Borrower assumes all risks of the acts and omissions of, or misuse of any of the Letters of Credit by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, the Revolving Lenders and the Administrative Agent shall not be responsible for:  (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any Person in connection with the application for and issuance of and presentation of drafts with respect to any of the Letters of Credit, even if it should prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (C) the failure of the beneficiary of any Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (D) errors, omissions, interruptions, or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (G) the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; (H) any consequences arising from causes beyond the control of the Revolving Lenders or the Administrative Agent, including any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority or (I) the Letter of Credit Issuer’s honor of a draw for which the draw or any certificate fails to comply in any respect with the terms of the Letter of Credit.  None of the foregoing shall affect, impair or prevent the vesting of any rights or powers of the Administrative Agent or any Revolving Lender under this Section 1.4(f).

(iii)          Exoneration.  Without limiting the foregoing, no action or omission whatsoever by the Administrative Agent or any Revolving Lender (excluding any Revolving Lender in its capacity as a Letter of Credit Issuer) shall result in any liability of the Administrative Agent or any Revolving Lender to any Borrower, or relieve any Borrower of any of its obligations hereunder to any such Person.

(iv)          Rights Against Letter of Credit Issuer.  Nothing contained in this Agreement is intended to limit any Borrower’s rights, if any, with respect to the Letter of Credit Issuer which arise as a result of the letter of credit application and related documents executed by and between such Borrower and the Letter of Credit Issuer.

(v)           Account Party.  Each Borrower hereby authorizes and directs any Letter of Credit Issuer to name such Borrower as the “Account Party” therein and to deliver to the Administrative Agent all instruments, documents and other writings and property received by the Letter of Credit Issuer pursuant to the Letter of Credit issued or to be issued for the account of such Borrower, and to accept and rely upon the Administrative Agent’s instructions and agreements with respect to all matters arising in connection with such Letter of Credit or the application therefor.

(g)           Supporting Letter of Credit; Cash Collateral.  If, notwithstanding the provisions of Section 1.4(b) and Section 10.1, any Letter of Credit or Credit Support is outstanding upon the termination of this Agreement, then upon such termination each Borrower shall deposit with the Administrative Agent, for the ratable benefit of the Administrative Agent and the Revolving Lenders, with respect to each Letter of Credit issued for the account of such Borrower or related Credit Support then outstanding, a standby letter of credit (a “Supporting Letter of Credit”) in form and substance satisfactory to the Administrative Agent, issued by an issuer satisfactory to the Administrative Agent in an amount equal to the greatest amount for which such Letter of Credit or such Credit Support may be drawn plus any fees and expenses associated with such Letter of Credit or such Credit Support, under which Supporting Letter of Credit the Administrative Agent is entitled to draw amounts necessary to reimburse the Administrative Agent and the Revolving Lenders for payments to be made by the Administrative Agent and the Revolving Lenders under such Letter of Credit or Credit Support and any fees and expenses associated with such Letter of Credit or Credit Support.  Such Supporting Letter of Credit shall be held by the Administrative Agent, for the ratable benefit of the Administrative Agent and the Revolving Lenders, as security for, and to provide for the payment of, the aggregate undrawn amount of such Letters of Credit or such Credit Support remaining outstanding.

(h)           Existing Letters of Credit.  For purposes of this Agreement, those letters of credit issued by the Bank for the account of the Parent pursuant to that certain First Amended and Restated Credit Agreement, dated as of September 29, 2000, among the Parent, the Bank, as administrative agent, and the lenders party thereto, as amended, which are described on Schedule 1.4(h) and are outstanding on the Closing Date, shall be deemed to be Letters of Credit issued hereunder on the Closing Date.

1.5           Bank Products.  Each Borrower may request and the Administrative Agent may, in its sole and absolute discretion, arrange for such Borrower to obtain from the Bank or the Bank’s Affiliates Bank Products although the Borrowers are not required to do so.  If Bank Products are provided by an Affiliate of the Bank to a Borrower, such Borrower agrees to indemnify and hold the Administrative Agent, the Bank and the Lenders harmless from any and all costs and obligations now or hereafter incurred by the Administrative Agent, the Bank or any of the Lenders which arise from any indemnity given by the Administrative Agent to its Affiliates related to such Bank Products; provided, however, nothing contained herein is intended to limit such Borrower’s rights with respect to the Bank or its Affiliates, if any, which arise as a result of the execution of documents by and between such Borrower and the Bank which relate to Bank Products.  The agreement contained in this Section shall survive termination of this Agreement.  Each Borrower acknowledges and agrees that the obtaining of Bank Products from the Bank or the Bank’s Affiliates (a) is in the sole and absolute discretion of the Bank or the Bank’s Affiliates, and (b) is subject to all rules and regulations of the Bank or the Bank’s Affiliates.

1.6           Increase in the Aggregate Revolving Credit Commitments.  The Borrowers may at any time prior to the Stated Termination Date, by written notice to the Administrative Agent, request that the Administrative Agent consent to an increase of the Maximum Revolver Amount (a “Revolver Increase”) by (x) adding one or more new lenders to the revolving credit facility under this Agreement (each a “New Revolving Lender”) or (y) increasing the Revolving Credit Commitments of one or more Revolving Lenders party to this Agreement who wish to participate in such Revolver Increase; provided, however, that (i) no Default or Event of Default shall have occurred and be continuing as of the date of such request or as of the effective date of such Revolver Increase (the “Increase Date”), or shall occur as a result thereof, (ii) the Revolving Credit Commitment of the Bank as of such Increase Date shall not be greater than $25,000,000, (iii) any New Revolving Lender that becomes party to this Agreement pursuant to this Section 1.6 shall be an Eligible Assignee and shall be acceptable to the Administrative Agent, and (iv) nothing contained herein shall require the Administrative Agent to consent to such request. The Administrative Agent shall promptly inform the Lenders of any such request made by the Borrowers.  The Administrative Agent shall respond to any such request by the Borrowers within 30 days of receipt of such request and the failure to respond within such 30 days shall be deemed a refusal.  The aggregate amount of Revolver Increases shall not exceed $25,000,000 and any such Revolver Increase shall be in the minimum amount of $10,000,000 (or such lesser amount as shall be equal to $25,000,000 minus the aggregate amount of Revolver Increases theretofore made).

(b)           On each Increase Date, (i) each New Revolving Lender that has chosen to participate in such Revolver Increase shall become a Revolving Lender party to this Agreement as of such Increase Date and shall have a Revolving Credit Commitment in an amount equal to its share of the Revolver Increase and (ii) each Revolving Lender that has chosen to increase its Revolving Credit Commitment pursuant to this Section 1.6 will have its Revolving Credit Commitment increased by the amount of its share of the Revolver Increase as of such Increase Date; provided, however, that the Administrative Agent shall have (x) approved of the amount of the Revolver Increase and any other terms and conditions relating to the Revolver Increase, (y) received from the Borrowers the fee payable to the Administrative Agent pursuant to the Bank Fee Letter with respect to the Revolver Increase and (z) received on or before such Increase Date the following, each dated such date:

(i)            certified copies of resolutions of the Board of Directors of each of the Borrowers approving the Revolver Increase and the corresponding modifications to this Agreement;

(ii)           an assumption agreement from each New Revolving Lender participating in the Revolver Increase, if any, in form and substance satisfactory to the Administrative Agent (each, an “Assumption Agreement”), duly executed by such New Revolving Lender, the Administrative Agent and the Borrowers; and

(iii)          confirmation from each Revolving Lender participating in the Revolver Increase of the increase in the amount of its Revolving Credit Commitment, in form and substance satisfactory to the Administrative Agent.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this clause (b), the Administrative Agent shall notify the Lenders, any New Revolving Lenders participating in the Revolver Increase and the Parent, on or before 1:00 p.m. (New York time), by telecopier or telex, of the occurrence of the Revolver Increase to be effected on such Increase Date.

ARTICLE 2

INTEREST AND FEES

2.1           Interest.

(a)           Interest Rates.  All outstanding Obligations (other than Term Loans and interest thereon) shall bear interest on the unpaid principal amount thereof (including, to the extent permitted by law, on interest thereon not paid when due) from the date made or incurred until paid in full in cash at a rate determined by reference to the Base Rate or the LIBOR Rate plus the Applicable Margins as set forth below, but not to exceed the Maximum Rate.  The Term Loans shall bear interest on the unpaid principal amount thereof (including that portion thereof constituting interest paid in kind and added to the unpaid principal amount of the Term Loans pursuant to the proviso in Section 2.1(b)(iii) and, to the extent permitted by law, on interest thereon not paid when due) from the date made until paid in full in cash at the Term Interest Rate as set forth below.  If at any time Revolving Loans are outstanding with respect to which the applicable Borrower has not delivered to the Administrative Agent a notice specifying the basis for determining the interest rate applicable thereto in accordance herewith, those Revolving Loans shall bear interest at a rate determined by reference to the Base Rate until notice to the contrary has been given to the Administrative Agent by such Borrower in accordance with this Agreement and such notice has become effective.  Except as otherwise provided herein, the outstanding Obligations shall bear interest as follows:

(i)            For all Term Loans, at a fluctuating per annum rate equal to the Term Interest Rate;

(ii)           For all Base Rate Revolving Loans and other Obligations (other than Term Loans and LIBOR Rate Revolving Loans), at a fluctuating per annum rate equal to the Base Rate plus the Applicable Margin; and

(iii)          For all LIBOR Rate Revolving Loans, at a per annum rate equal to the LIBOR Rate plus the Applicable Margin.

Each change in the Base Rate shall be reflected in the interest rate applicable to Base Rate Revolving Loans and Term Loans as of the effective date of such change.  All interest charges shall be computed on the basis of a year of 360 days and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365–day year).

(b)           Interest Payments.

(i)            Each Borrower shall pay to the Administrative Agent, for the ratable benefit of the Revolving Lenders, interest accrued on all Base Rate Revolving Loans made to such Borrower in arrears on the first day of each month hereafter and on the Termination Date.

(ii)           Each Borrower shall pay to the Administrative Agent, for the ratable benefit of the Revolving Lenders, interest on all LIBOR Rate Revolving Loans made to such Borrower in arrears on each LIBOR Interest Payment Date.

(iii)          The Borrowers shall pay to the Administrative Agent, for the ratable benefit of the Term Lenders, interest on all Term Loans in arrears on the first day of each month hereafter and on the Termination Date; provided, that such portion of the interest representing the Deferred Interest Amount due on each interest payment date (other than the Termination Date) shall be added to the aggregate outstanding principal balance of the Term Loans in lieu of cash payment and, subject to the second sentence of Section 3.3, all such deferred interest shall be due and payable on the Termination Date.

(c)           Default Rate.  If any Event of Default occurs and is continuing and the Administrative Agent or the Majority Revolving Lenders (in the case of Obligations other than Term Loans or interest thereon) or the Majority Term Lenders (in the case of Term Loans or interest thereon) in their discretion so elect, then, while any such Default or Event of Default is continuing, all of the applicable Obligations shall bear interest at the Default Rate applicable thereto.

2.2           Continuation and Conversion Elections.

(a)           Each Borrower may:

(i)            elect, as of any Business Day, in the case of Base Rate Revolving Loans made to such Borrower to convert any such Base Rate Revolving Loans (or any part thereof in an amount not less than $1,000,000, or that is in an integral multiple of $1,000,000 in excess thereof) into LIBOR Rate Revolving Loans; or

(ii)           elect, as of the last day of the applicable Interest Period, to continue any LIBOR Rate Revolving Loans made to such Borrower having Interest Periods expiring on such day (or any part thereof in an amount not less than $1,000,000 or that is in an integral multiple of $1,000,000 in excess thereof);

provided, that if at any time the aggregate amount of LIBOR Rate Revolving Loans in respect of any Borrowing made to a Borrower is reduced, by payment, prepayment, or conversion of part thereof to be less than $1,000,000, such LIBOR Rate Revolving Loans shall automatically convert into Base Rate Revolving Loans; provided further that if the notice shall fail to specify the duration of the Interest Period, such Interest Period shall be one month.

(b)           A Borrower shall deliver a notice of continuation/conversion (“Notice of Continuation/Conversion”) in the form of Exhibit E attached hereto and made a part hereof to the Administrative Agent not later than 12:00 noon (New York time) at least three (3) Business Days in advance of the Continuation/Conversion Date, if the Revolving Loans of such Borrower are to be converted into or continued as LIBOR Rate Revolving Loans and specifying:

(i)            the proposed Continuation/Conversion Date;

(ii)           the aggregate amount of Revolving Loans of such Borrower to be converted or renewed;

(iii)          the type of Revolving Loans resulting from the proposed conversion or continuation; and

(iv)          the duration of the requested Interest Period, provided, however, such Borrower may not select an Interest Period that ends after the Stated Termination Date.

(c)           If upon the expiration of any Interest Period applicable to LIBOR Rate Revolving Loans of a Borrower, such Borrower has failed to select timely a new Interest Period to be applicable to LIBOR Rate Revolving Loans of such Borrower or if any Default or Event of Default then exists, such Borrower shall be deemed to have elected to convert such LIBOR Rate Revolving Loans into Base Rate Revolving Loans effective as of the expiration date of such Interest Period.

(d)           The Administrative Agent will promptly notify each Revolving Lender of its receipt of a Notice of Continuation/Conversion.  All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Revolving Loans with respect to which the notice was given held by each Revolving Lender.

(e)           There may not be more than eight (8) different LIBOR Rate Revolving Loans in effect hereunder at any time.

2.3           Maximum Interest Rate.  In no event shall any interest rate provided for hereunder exceed the maximum rate legally chargeable by any Lender under applicable law for such Lender with respect to loans of the type provided for hereunder (the “Maximum Rate”).  If, in any month, any interest rate for any Obligations, absent such limitation, would have exceeded the Maximum Rate, then the interest rate for such Obligations for that month shall be the Maximum Rate, and, if in future months, that interest rate would otherwise be less than the Maximum Rate, then that interest rate for such Obligations shall remain at a Maximum Rate until such time as the amount of interest paid hereunder for such Obligations equals the amount of interest which would have been paid on such Obligations if the same had not been limited by the Maximum Rate.  In the event that, upon payment in full of the Obligations, the total amount of interest paid or accrued under the terms of this Agreement for any Obligations is less than the total amount of interest which would, but for this Section 2.3, have been paid or accrued for such Obligations if the interest rate otherwise set forth in this Agreement for such Obligations had at all times been in effect, then the applicable Borrower shall, to the extent permitted by applicable law, pay the Administrative Agent, for the account of the applicable Lenders, an amount equal to the excess of (a) the lesser of (i) the amount of interest which would have been charged for such Obligations if the Maximum Rate had, at all times, been in effect or (ii) the amount of interest which would have accrued for such Obligations had the interest rate otherwise set forth in this Agreement, at all times, been in effect over (b) the amount of interest actually paid or accrued under this Agreement for such Obligations.  If a court of competent jurisdiction determines that the Administrative Agent and/or any Lender has received interest and other charges hereunder in excess of the Maximum Rate, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the applicable Obligations other than interest, in the inverse order of maturity, and if there are no applicable Obligations outstanding, the Administrative Agent and/or such Lender shall refund to the applicable Borrower, such excess.

2.4           Closing and Other Fees.  The Borrowers agree, jointly and severally, to pay the Administrative Agent a closing fee (the “Closing Fee”) and those other fees and compensation as set forth in the fee letter, dated the Closing Date, between the Administrative Agent and the Borrowers (the “Bank Fee Letter”), such fees and other compensation to be payable at such times as provided in the Bank Fee Letter.  The Closing Fee and other fees and compensation set forth in the Bank Fee Letter shall be fully earned and non–refundable for any reason upon payment thereof.

2.5           Unused Line Fee.  On the first day of each month and on the Termination Date the Borrowers agree, jointly and severally, to pay to the Administrative Agent, for the account of the Revolving Lenders, in accordance with their respective Pro Rata Shares, an unused line fee (the “Unused Line Fee”) equal to one–half of one percent (0.5%) per annum times the amount by which the Maximum Revolver Amount exceeded the sum of the average daily outstanding amount of Revolving Loans and the average daily undrawn face amount of outstanding Letters of Credit, during the immediately preceding month or shorter period if calculated for the first month hereafter or on the Termination Date.  The Unused Line Fee shall be computed on the basis of a 360–day year for the actual number of days elapsed.  All principal payments received by the Administrative Agent shall be deemed to be credited to the applicable Borrower’s Loan Account immediately upon receipt for purposes of calculating the Unused Line Fee pursuant to this Section 2.5.

2.6           Letter of Credit Fee.  Each Borrower agrees to pay to the Administrative Agent, for the account of the Revolving Lenders, in accordance with their respective Pro Rata Shares, for each Letter of Credit issued for the account of such Borrower, a fee (the “Letter of Credit Fee”) at a per annum rate equal to the Applicable Margin in effect from time to time with respect to LIBOR Rate Revolving Loans on the undrawn face amount of such Letter of Credit from time to time and to the Administrative Agent for the benefit of the Letter of Credit Issuer a fronting fee of one–quarter of one percent (0.25%) per annum of the undrawn face amount of each Letter of Credit issued for the account of such Borrower, and to the Letter of Credit Issuer, all out–of–pocket costs, fees and expenses incurred by the Letter of Credit Issuer in connection with the application for, processing of, issuance or extension of, drawing under or amendment to, any Letter of Credit issued for the account of such Borrower, which costs, fees and expenses shall include a “fronting fee” payable to the Letter of Credit Issuer.  The Letter of Credit Fee shall be payable monthly in arrears on the first day of each month following any month in which a Letter of Credit is outstanding and on the Termination Date.  The Letter of Credit Fee shall be computed on the basis of a 360–day year for the actual number of days elapsed.

2.7           Agency Fee.  The Borrowers agree, jointly and severally, to pay to the Administrative Agent for the Administrative Agent’s account an annual agency fee (the “Agency Fee”) of $50,000, payable on the Closing Date and on each Anniversary Date prior to the Termination Date.  The Agency Fee shall be fully earned and non–refundable for any reason upon payment thereof.

2.8           Term Fees.  The Borrowers agree, jointly and severally, to pay to Wingate Capital Ltd. for the benefit of the Term Lenders a closing fee (the “Term Closing Fee”) and an annual term facility fee (the “Term Facility Fee”) as set forth in the fee letter, dated the Closing Date, between Citadel Investment Group, L.L.C. and the Borrowers (the “Citadel Fee Letter”).  The Term Closing Fee and Term Facility Fee shall be fully earned and non-refundable for any reason upon payment thereof.

2.9           Syndication Agency Fee.  The Borrowers agree, jointly and severally, to pay to the Syndication Agent for the Syndication Agent’s account a syndication agency fee (the “Syndication Agency Fee”) as set forth in the fee letter, dated the Closing Date, between the Syndication Agent and the Borrowers (the “Syndication Agency Fee Letter”).  The Syndication Agency Fee shall be fully earned and non-refundable for any reason upon payment thereof.

ARTICLE 3

PAYMENTS AND PREPAYMENTS

3.1           Revolving Loans.  Each Borrower shall repay the outstanding principal balance of the Revolving Loans made to it, plus all accrued but unpaid interest thereon, on the Termination Date.  Each Borrower may prepay Revolving Loans made to it at any time, and reborrow subject to the terms of this Agreement.  In addition, and without limiting the generality of the foregoing, (i) upon demand the Borrowers, jointly and severally, shall pay to the Administrative Agent, for account of the Revolving Lenders, the amount, without duplication, by which the Aggregate Revolver Outstandings exceeds the lesser of the aggregate Borrowing Bases of all the Borrowers or the Maximum Revolver Amount and (ii) each Borrower shall pay to the Administrative Agent, for the account of the Revolving Lenders, the amount, without duplication, by which the portion of the Aggregate Revolver Outstandings relating to extensions of credit made to such Borrower exceeds the lesser of (x) the Borrowing Base of such Borrower and (y) the Maximum Revolver Amount minus the portion of the Aggregate Revolver Outstandings relating to extensions of credit made to the other Borrowers.

3.2           Termination of Facility.  The Borrowers may terminate this Agreement upon at least ten (10) Business Days’ notice to the Administrative Agent and the Lenders, upon (a) the payment in full of all outstanding Revolving Loans, together with accrued interest thereon, and the cancellation and return of all outstanding Letters of Credit, (b) the prepayment in full of the Term Loans, together with accrued and unpaid interest thereon, (c) the payment of the early termination fees set forth below, (d) the payment in full in cash of all reimbursable expenses and other Obligations, and (e) with respect to any LIBOR Rate Revolving Loans prepaid, payment of the amounts due under Section 4.4, if any.  If this Agreement is terminated at any time prior to the Stated Termination Date, whether pursuant to this Section or pursuant to Section 9.2, the Borrowers, jointly and severally, shall pay to the Administrative Agent, for the account of the Revolving Lenders, an early termination fee determined in accordance with the following table:

Period during which early termination occurs	Early Termination Fee

On or prior to the first Anniversary Date	3.00% of the Maximum Revolver Amount

After the first Anniversary Date but on or prior to the second Anniversary Date	1.00% of the Maximum Revolver Amount

After the second Anniversary Date but prior to the Stated Termination Date	0.00% of the Maximum Revolver Amount

Notwithstanding the foregoing, if this Agreement is terminated on or prior to the Stated Termination Date and the Borrowers refinance the Obligations (other than the Term Loans) outstanding under this Agreement immediately prior to such termination with a credit facility agented or provided by the Bank or another Revolving Lender, the Borrowers shall not be required to pay an early termination fee under this Section 3.2 to those Revolving Lenders that are lenders under such new credit facility and the amount of the early termination fee otherwise payable under this Section 3.2 shall be reduced by the Pro Rata Share of such Revolving Lenders.

3.3           Repayment of the Term Loans.  The Borrowers agree, jointly and severally, to repay the principal of the Term Loans to the Administrative Agent, for the account of the Term Lenders, in aggregate quarterly installments of $333,000 on the first Business Day of each October, January, April and July of each calendar year, commencing on October 1, 2002, and to repay the aggregate outstanding principal balance of the Term Loans on the Termination Date; provided, however, that unless (i) the aggregate Availability of all the Borrowers in effect on the date any payment of principal of the Term Loans is made and after giving effect to such payment shall be equal to or greater than $5,000,000 and (ii) there shall exist no Default or Event of Default either immediately prior to or after giving effect to such payment, such payment shall not be made or required to be made hereunder.  Notwithstanding anything in this Agreement, unless and until the Revolving Credit Commitments have been terminated and all Obligations owing to the Revolving Lenders have been paid in full, the Borrowers shall not make any payments or prepayments on account of interest or principal of the Term Loans (and the Term Lenders agree that they shall not accept any such payments) other than as expressly permitted under Section 2.1(b)(iii) and the first sentence of this Section 3.3.  If the aggregate outstanding balance of the Term Loans is prepaid pursuant to Section 3.2, the Borrowers shall at the time of such prepayment pay to the Administrative Agent, for the account of the Term Lenders, a prepayment fee determined in accordance with the following table (provided, that unless the Majority Revolving Lenders consent in writing to such prepayment, such prepayment fee shall not be paid until all Revolving Credit Commitments have been terminated and all Obligations owing to the Revolving Lenders have been paid in full):

Period during which prepayment occurs	Prepayment Fee

On or prior to the date that is eighteen (18) months after the Closing Date	1.50% of the amount prepaid

After the date that is eighteen (18) months after the Closing Date but on or prior to the Stated Termination Date	0.00% of the amount prepaid

3.4           Mandatory Prepayment of the Loans.

(a)           Immediately upon receipt by the Parent or any of its Domestic Subsidiaries of cash proceeds of any asset disposition (excluding proceeds of asset dispositions permitted by Section 7.11, except to the extent required under such Section 7.11) or any sale of stock or other equity interests of the Parent or of any Subsidiary of the Parent, the Borrowers shall prepay the Loans and other Obligations in an amount equal to all such proceeds, net of (A) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by the Parent or the applicable Subsidiary in connection therewith (in each case, paid to non–Affiliates), (B) transfer taxes, (C) amounts payable to holders of senior Liens (to the extent such Liens constitute Permitted Liens hereunder), if any, and (D) an appropriate reserve for income taxes in accordance with GAAP in connection therewith (“Net Proceeds”).  Any such prepayment shall be applied in accordance with Section 3.8; provided, that if any sale requiring such a prepayment shall be made by a Borrower, the Net Proceeds of such sale shall be applied, as to Obligations referred to in each of clauses first through and including seventh in the second sentence of Section 3.8, first (as to each such relevant clause) to the Obligations referred to in such clause owing by such Borrower until paid in full, then (as to each such relevant clause) to the Obligations referred to in such clause owing by any Subsidiary of such Borrower which is also a Borrower until paid in full and then (as to each such relevant clause) to the Obligations referred to in such clause owing by one or more of the other Borrowers and provided, further, that if any sale requiring such a prepayment shall be made by a Subsidiary of the Parent which is not a Borrower, the Net Proceeds of such sale shall be applied, as to Obligations referred to in each of clauses first through and including seventh in the second sentence of Section 3.8, first (as to each such relevant clause) to the Obligations referred to in such clause owing by those Borrowers which are direct or indirect parents of such Subsidiary (as among such Borrowers in the order of the most immediate direct or indirect relationship of such Borrower to such Subsidiary) until paid in full and then (as to each such relevant clause) to the Obligations referred to in such clause owing by one or more of the other Borrowers.

(b)           No provision contained in this Section 3.4 shall constitute a consent to an asset disposition that is otherwise not permitted by the terms of this Agreement.

3.5           LIBOR Rate Revolving Loan Prepayments.  In connection with any prepayment, if any LIBOR Rate Revolving Loan is prepaid prior to the expiration date of the Interest Period applicable thereto, the Borrower which borrowed such Revolving Loan shall pay to the Revolving Lenders the amounts described in Section 4.4.

3.6           Payments by the Borrower.

(a)           All payments to be made by the Borrowers shall be made without set–off, recoupment or counterclaim.  Except as otherwise expressly provided herein, all payments by the Borrowers shall be made to the Administrative Agent for the account of the applicable Lenders, at the account designated by the Administrative Agent and shall be made in Dollars and in immediately available funds, no later than 12:00 noon (New York time) on the date specified herein.  Any payment received by the Administrative Agent after such time shall be deemed (for purposes of calculating interest only) to have been received on the following Business Day and any applicable interest shall continue to accrue.

(b)           Subject to the provisions set forth in the definition of “Interest Period”, whenever any payment is due on a day other than a Business Day, such payment shall be due on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

3.7           Payments as Revolving Loans.  At the election of the Administrative Agent, all payments of principal, interest, reimbursement obligations in connection with Letters of Credit and Credit Support for Letters of Credit, fees, premiums, reimbursable expenses and other sums payable hereunder, may be paid from the proceeds of Revolving Loans made hereunder.  Each Borrower hereby irrevocably authorizes the Administrative Agent to charge the Loan Account of such Borrower for the purpose of paying all amounts from time to time due by such Borrower hereunder and agrees that all such amounts charged shall constitute Revolving Loans (including Non–Ratable Loans and Agent Advances).  Any such charge made by the Administrative Agent to such Borrower’s Loan Account shall be reflected in the applicable monthly statement of such Borrower’s Loan Account delivered by the Administrative Agent pursuant to Section 3.10 and the Administrative Agent shall use reasonable efforts to give such Borrower prior or concurrent notice of any such charge made in respect of reimbursable expenses; provided, however, that the failure on the part of the Administrative Agent to give such notice (or any delay in giving such notice) to such Borrower shall not affect the Administrative Agent’s right to make such charge.

3.8           Apportionment, Application and Reversal of Payments.  Principal and interest payments shall be apportioned ratably among the applicable Lenders (according to the unpaid principal balance of the Loans to which such payments relate held by each applicable Lender) and payments of the fees shall, as applicable, be apportioned ratably among the applicable Lenders, except for fees payable solely to the Administrative Agent and the Letter of Credit Issuer and except as provided in Section 11.1(b).  All payments shall be remitted to the Administrative Agent (except as expressly provided herein otherwise) and all such payments not relating to principal or interest of specific Loans, or not constituting payment of specific fees or expenses, and all proceeds of Accounts or other Collateral received by the Administrative Agent, shall be applied, ratably, subject to the provisions of this Agreement, first, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent, second, to pay any fees or expense reimbursements then due to the Revolving Lenders from any of the Borrowers; third, to pay interest due in respect of all Revolving Loans, including Non–Ratable Loans and Agent Advances; fourth, to pay or prepay principal of the Non–Ratable Loans and Agent Advances; fifth, to pay or prepay principal of the Revolving Loans (other than Non–Ratable Loans and Agent Advances) and unpaid reimbursement obligations in respect of Letters of Credit; sixth, to pay an amount to the Administrative Agent equal to all outstanding Letter of Credit Obligations to be held as cash collateral for such Obligations; seventh, to the payment of any other Obligation (other than the Term Loans, interest thereon, the Term Closing Fee, the Term Facility Fee or fees, indemnities or expense reimbursements relating to Bank Products); eighth, to pay any fees, indemnities or expense reimbursements then due to the Bank or any Affiliate of the Bank from any of the Borrowers relating to Bank Products; and ninth, after the Revolving Credit Commitments have been terminated and all Obligations owing to the Revolving Lenders have been paid in full, to pay or prepay principal of and interest owing on the Term Loans and any other Obligations owing to the Term Lenders.  Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the applicable Borrower, or unless an Event of Default has occurred and is continuing, neither the Administrative Agent nor any Revolving Lender shall apply any payments which it receives to any LIBOR Rate Revolving Loan, except (a) on the expiration date of the Interest Period applicable to any such LIBOR Rate Revolving Loan, or (b) in the event, and only to the extent, that there are no outstanding Base Rate Revolving Loans owing by the applicable Borrower and, in any event, the Borrowers shall pay LIBOR breakage losses in accordance with Section 4.4.  The Administrative Agent and the Revolving Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

3.9           Indemnity for Returned Payments.  If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent, any Lender, the Bank or any Affiliate of the Bank is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent, such Lender, the Bank or such Affiliate of the Bank, as the case may be, and the applicable Borrower or Borrowers shall be liable to pay to the Administrative Agent, the Lenders, the Bank and any Affiliate of the Bank, and hereby does indemnify the Administrative Agent, the Lenders, the Bank and any Affiliate of the Bank and hold the Administrative Agent, the Lenders, the Bank and any Affiliate of the Bank harmless for the amount of such payment or proceeds surrendered.  The provisions of this Section 3.9 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent, any Lender, the Bank or any Affiliate of the Bank in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Administrative Agent’s, the Lenders’, the Bank’s and its Affiliates’ rights under this Agreement and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable.  The provisions of this Section 3.9 shall survive the termination of this Agreement.

3.10         Administrative Agent’s and Lenders’ Books and Records; Monthly Statements.  The Administrative Agent shall record the principal amount of the Loans owing to each Lender, the undrawn face amount of all outstanding Letters of Credit and the aggregate amount of unpaid reimbursement obligations outstanding with respect to the Letters of Credit from time to time on its books.  In addition, each Lender may note the date and amount of each payment or prepayment of principal of such Lender’s Loans in its books and records.  Failure by the Administrative Agent or any Lender to make such notation shall not affect the obligations of the Borrowers with respect to the Loans or the Letters of Credit.  Each Borrower agrees that the Administrative Agent’s and each Lender’s books and records showing the Obligations and the transactions pursuant to this Agreement and the other Loan Documents shall be admissible in any action or proceeding arising therefrom, and shall constitute rebuttably presumptive proof thereof, irrespective of whether any Obligation is also evidenced by a promissory note or other instrument.  The Administrative Agent will provide to the Borrowers a monthly statement of Loans, payments and other transactions pursuant to this Agreement.  Such statement shall be deemed correct, accurate, and binding on the Borrowers and an account stated (except for reversals and reapplications of payments made as provided in Section 3.8 and corrections of errors discovered by the Administrative Agent), unless the Borrowers notify the Administrative Agent in writing to the contrary within thirty (30) days after such statement is rendered.  In the event a timely written notice of objections is given by a Borrower, only the items to which exception is expressly made will be considered to be disputed by such Borrower.  Each Term Lender agrees to provide the Administrative Agent with such information as to the Term Loans and other Obligations owing to such Term Lender as the Administrative Agent may reasonably request in order for the Administrative Agent to properly and accurately perform its duties under this Section 3.10.

ARTICLE  4

TAXES, YIELD PROTECTION AND ILLEGALITY

4.1           Taxes.

(a)           Any and all payments by the Borrowers to each Lender or the Administrative Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for any Taxes.  In addition, the Borrowers shall pay all Other Taxes.

(b)           The Borrowers agree, jointly and severally, to indemnify and hold harmless each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by any Lender or the Administrative Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date such Lender or the Administrative Agent makes written demand therefor.

(c)           Subject to Section 12.10 hereof, if a Borrower shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, then:

(i)            the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Lender or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

(ii)           such Borrower shall make such deductions and withholdings;

(iii)          such Borrower shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

(iv)          such Borrower shall also pay to each Lender or the Administrative Agent for the account of such Lender, at the time interest is paid, all additional amounts which the respective Lender specifies as necessary to preserve the after–tax yield such Lender would have received if such Taxes or Other Taxes had not been imposed.

(d)           At the Administrative Agent’s request, within 30 days after the date of any payment by a Borrower of Taxes or Other Taxes, such Borrower shall furnish the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Administrative Agent.

(e)           If a Borrower is required to pay additional amounts to any Lender or the Administrative Agent pursuant to subsection (c) of this Section or Section 4.3 below, then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its lending office so as to eliminate any such additional payment by such Borrower which may thereafter accrue, if such change in the judgment of such Lender is not otherwise disadvantageous to such Lender.

4.2           Illegality.

(a)           If any Revolving Lender determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Revolving Lender or its applicable lending office to make LIBOR Rate Revolving Loans, then, on notice thereof by that Revolving Lender to the Borrowers (or the Parent on behalf of the Borrowers) through the Administrative Agent, any obligation of that Revolving Lender to make LIBOR Rate Revolving Loans shall be suspended until that Revolving Lender notifies the Administrative Agent and the Borrowers (or the Parent on behalf of the Borrowers) that the circumstances giving rise to such determination no longer exist.

(b)           If a Revolving Lender determines that it is unlawful to maintain any LIBOR Rate Revolving Loan, each Borrower shall, upon its receipt (or the Parent’s receipt on behalf of such Borrower) of notice of such fact and demand from such Revolving Lender (with a copy to the Administrative Agent), prepay in full such LIBOR Rate Revolving Loans of that Revolving Lender owing by such Borrower then outstanding, together with interest accrued thereon and amounts required under Section 4.4, either on the last day of the Interest Period thereof, if that Revolving Lender may lawfully continue to maintain such LIBOR Rate Revolving Loans to such day, or immediately, if that Revolving Lender may not lawfully continue to maintain such LIBOR Rate Revolving Loans.  If a Borrower is required to so prepay any LIBOR Rate Revolving Loans, then concurrently with such prepayment, such Borrower shall borrow from the affected Revolving Lender, in the amount of such repayment, a Base Rate Revolving Loan.

4.3           Increased Costs and Reduction of Return.

(a)           If any Revolving Lender determines that due to either (i) the introduction of or any change in the interpretation of any law or regulation or (ii) the compliance by that Revolving Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Revolving Lender of agreeing to make or making, funding or maintaining any LIBOR Rate Revolving Loans, then the applicable Borrower shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Administrative Agent), pay to the Administrative Agent for the account of such Revolving Lender, additional amounts as are sufficient to compensate such Revolving Lender for such increased costs.

(b)           If any Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by such Lender or any corporation or other entity controlling such Lender with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation or other entity controlling such Lender and (taking into consideration such Lender’s or such corporation’s or other entity’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitments, loans, credits or obligations under this Agreement, then, upon demand of such Lender to the Borrowers (or the Parent on behalf of the Borrowers) through the Administrative Agent, the Borrowers shall, jointly and severally, pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such increase.

4.4           Funding Losses.  Each Borrower shall reimburse each Revolving Lender and hold each Revolving Lender harmless from any loss or expense which such Revolving Lender may sustain or incur as a consequence of:

(a)           the failure of such Borrower to make on a timely basis any payment of principal of any LIBOR Rate Revolving Loan made to such Borrower;

(b)           the failure of such Borrower to borrow, continue or convert a Revolving Loan requested by or made to such Borrower after such Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Continuation/Conversion; or

(c)           the prepayment (other than a mandatory prepayment made by such Borrower pursuant to Section 3.4(a) for which (i) such Borrower has not directed the Administrative Agent or the Revolving Lenders to apply such prepayment to one or more LIBOR Rate Revolving Loans made to such Borrower or (ii) at the time of such prepayment or thereafter there is continuing an Event of Default) or other payment (including after acceleration thereof) of any LIBOR Rate Revolving Loans made to such Borrower on a day that is not the last day of the relevant Interest Period;

including any such loss of anticipated profit and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Revolving Loans requested by or made to such Borrower or from fees payable to terminate the deposits from which such funds were obtained.  Each Borrower shall also pay any customary administrative fees charged by any Revolving Lender in connection with the foregoing.

4.5           Inability to Determine Rates.  If the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Revolving Loan, or that the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Revolving Loan does not adequately and fairly reflect the cost to the Revolving Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Revolving Lender.  Thereafter, the obligation of the Revolving Lenders to make or maintain LIBOR Rate Revolving Loans hereunder shall be suspended until the Administrative Agent revokes such notice in writing.  Upon receipt of such notice, a Borrower may revoke any Notice of Borrowing or Notice of Continuation/Conversion then submitted by it.  If such Borrower does not revoke such Notice, the Revolving Lenders shall make, convert or continue the Revolving Loans, as proposed by such Borrower, in the amount specified in the applicable notice submitted by such Borrower, but such Revolving Loans shall be made, converted or continued as Base Rate Revolving Loans instead of LIBOR Rate Revolving Loans.

4.6           Certificates of Agent.  If any Lender claims reimbursement or compensation under this Article 4, the Administrative Agent shall determine the amount thereof and shall deliver to the applicable Borrowers (with a copy to the affected Lender) a certificate setting forth in reasonable detail the amount payable to the affected Lender, and such certificate shall be conclusive and binding on the Borrowers in the absence of manifest error.

4.7           Replacement of a Revolving Lender.  In the event that any Revolving Lender other than the Bank (x) incurs any increased costs pursuant to Section 4.3 (other than increased costs to the extent such increased costs are not a recurring cost) or (y) becomes subject to any Taxes or Other Taxes pursuant to Section 4.1(c), in either instance, for which such Revolving Lender demands reimbursement or compensation pursuant to Section 4.6 that increases the effective lending rate of such Revolving Lender with respect to its share of the Revolving Loans to greater than 25 basis points in excess of the effective lending rate of the other Revolving Lenders and such Revolving Lender has not mitigated such costs or amounts within 60 days after receipt by such Revolving Lender from the Borrowers of a written notice that such Revolving Lender’s effective lending rate has so exceeded the effective lending rate of the other

Revolving Lenders, then and in any such event so long as no Event of Default shall have occurred and be continuing, the Borrowers may in accordance with Section 11.2 substitute another financial institution for such Revolving Lender which is an Eligible Assignee and reasonably acceptable to the Administrative Agent to assume the Revolving Credit Commitment of such Revolving Lender and to purchase the Revolving Loans of such Revolving Lender hereunder, without recourse to or warranty by, or expense to, such Revolving Lender for a purchase price equal to the outstanding principal amount of the Revolving Loans owing to such Revolving Lender plus any accrued but unpaid interest on such Revolving Loans and accrued but unpaid fees and other amounts (including, without limitation, all reimbursement and compensation due to such Lender pursuant to Section 4.6) in respect of that Revolving Lender’s Revolving Credit Commitment and share of the Revolving Loans or otherwise owing to such Revolving Lender hereunder.  Upon such purchase such Revolving Lender shall no longer be a party hereto or have any rights or benefits hereunder (except for rights or benefits that such Revolving Lender would retain hereunder and under the other Loan Documents upon payment in full of all of the Obligations) and the replacement Revolving Lender shall succeed to the rights and benefits, and shall assume the obligations, of such Revolving Lender hereunder and thereunder.  The Administrative Agent and the Lenders shall cooperate with the Borrowers to amend the Loan Documents to reflect such substitution.  In no event may the Borrowers replace a Revolving Lender which is also an issuer of a Letter of Credit or Credit Support or whose Affiliate has issued a Letter of Credit or Credit Support unless (x) all Letters of Credit and Credit Support issued by such Revolving Lender and its Affiliates have expired or have been terminated or canceled and such Revolving Lender and/or Affiliate, as the case may be, shall have been reimbursed for all payments made by it under the Letters of Credit and Credit Support issued by it or (y) such Revolving Lender and/or Affiliate, as the case may be, shall have been indemnified in a manner satisfactory to it for any outstanding Letters of Credit and Credit Support issued by it and other obligations, absolute or contingent, with respect to Letters of Credit and Credit Support issued by it.

4.8           Survival.  The agreements and obligations of the Borrowers in this Article 4 shall survive the payment of all other Obligations.

ARTICLE 5

BOOKS AND RECORDS; FINANCIAL INFORMATION; NOTICES

5.1           Books and Records.  Each Borrower shall maintain, at all times, correct and complete books, records and accounts in which complete, correct and timely entries are made of its transactions in accordance with GAAP applied consistently with the audited Financial Statements required to be delivered pursuant to Section 5.2(a).  Each Borrower shall, by means of appropriate entries, reflect in such accounts and in all Financial Statements proper liabilities and reserves for all taxes and proper provision for depreciation and amortization of property and bad debts, all in accordance with GAAP.  Each Borrower shall maintain at all times books and records pertaining to the Collateral in which it has an interest in such detail, form and scope as the Administrative Agent or any Lender shall reasonably require, including, but not limited to, records of (a) all payments received and all credits and extensions granted with respect to Accounts; (b) the return, rejection, repossession, stoppage in transit, loss, damage, or destruction of any Inventory; and (c) all other dealings affecting the Collateral in which it has an interest.

5.2           Financial Information.  Each Borrower shall promptly furnish to each Lender, all such financial information as the Administrative Agent shall reasonably request.  Without limiting the foregoing, the Parent will furnish (or cause to be furnished) to the Administrative Agent, in sufficient copies for distribution by the Administrative Agent to each Lender, in such detail as the Administrative Agent or the Lenders shall request, the following:

(a)           As soon as available, but in any event not later than ninety (90) days after the close of each Fiscal Year, consolidated audited and consolidating unaudited balance sheets, and income statements, cash flow statements and changes in stockholders’ equity for the Parent and its Subsidiaries for such Fiscal Year (it being understood that such consolidating financial statements shall calculate each of Asia and Europe as a whole) and the accompanying notes thereto, setting forth in each case in comparative form figures for the previous Fiscal Year, all in reasonable detail, fairly presenting the financial position and the results of operations of the Parent and its consolidated Subsidiaries as at the date thereof and for the Fiscal Year then ended, and prepared in accordance with GAAP.  Such statements shall be examined in accordance with generally accepted auditing standards by and, in the case of such statements performed on a consolidated basis, accompanied by a report thereon unqualified in any respect of independent certified public accountants selected by the Parent and reasonably satisfactory to the Administrative Agent.  Each Borrower hereby authorizes the Administrative Agent to communicate directly with its certified public accountants and, by this provision, authorizes those accountants to disclose to the Administrative Agent any and all financial statements and other supporting financial documents and schedules relating to such Borrower and to discuss directly with the Administrative Agent the finances and affairs of such Borrower; provided, however, that (i) the Administrative Agent shall notify the Parent on behalf of such Borrower of the Administrative Agent’s intention to discuss with such Borrower’s certified public accountants the finances and affairs of such Borrower and (ii) an officer of such Borrower shall have the right to be present during any such discussion between its certified public accountants and the Administrative Agent.

(b)           As soon as available, but in any event not later than forty-five (45) days after the end of each of the first three quarterly periods of each Fiscal Year, consolidated and consolidating unaudited balance sheets of the Parent and its consolidated Subsidiaries as at the end of such quarter (it being understood that such consolidating financial statements shall calculate each of Asia and Europe as a whole) and consolidated and consolidating unaudited income statements and cash flow statements for the Parent and its consolidated Subsidiaries for such quarter and for the period from the beginning of the Fiscal Year to the end of such quarter, all in reasonable detail, fairly presenting the financial position and results of operations of the Parent and its consolidated Subsidiaries as at the date thereof and for such periods, and, in each case, in comparable form, figures for the corresponding period in the prior Fiscal Year and, upon the reasonable request of the Administrative Agent, in the Borrowers’ budget, and prepared in accordance with GAAP applied consistently with the audited Financial Statements required to be delivered pursuant to Section 5.2(a).  The Parent shall certify by a certificate signed by its chief financial officer, chief accounting officer or treasurer that all such statements have been prepared in accordance with GAAP and present fairly the Parent’s and each of its Subsidiaries’ financial position as at the dates thereof and its results of operations for the periods then ended, subject to normal year-end adjustments.

(c)           As soon as available, but in any event not later than thirty (30) days after the end of each calendar month, consolidated unaudited balance sheets of the Parent and its consolidated Subsidiaries as at the end of such calendar month, and consolidated unaudited income statements and cash flow statements for the Parent and its consolidated Subsidiaries for such calendar month and for the period from the beginning of the Fiscal Year to the end of such calendar month, all in reasonable detail, fairly presenting the financial position and results of operations of the Parent and its consolidated Subsidiaries as at the date thereof and for such periods, and, in each case, in comparable form, figures for the corresponding period in the prior Fiscal Year and, upon the reasonable request of the Administrative Agent, in the Borrowers’ budget, and prepared in accordance with GAAP applied consistently with the audited Financial Statements required to be delivered pursuant to Section 5.2(a).  The Parent shall certify by a certificate signed by its chief financial officer, chief accounting officer or treasurer that all such statements have been prepared in accordance with GAAP and present fairly the Parent’s and each of its Subsidiaries’ financial position as at the dates thereof and its results of operations for the periods then ended, subject to normal year–end adjustments.

(d)           With each of the audited Financial Statements delivered pursuant to Section 5.2(a), a certificate of the independent certified public accountants that examined such statement to the effect that they have reviewed and are familiar with this Agreement and that, in examining such Financial Statements, they did not become aware of any fact or condition which then constituted a Default or Event of Default with respect to a financial covenant, except for those, if any, described in reasonable detail in such certificate.

(e)           With each of the annual audited Financial Statements delivered pursuant to Section 5.2(a), and within forty-five (45) days after the end of each fiscal quarter of the Parent, a certificate of the chief financial officer, chief accounting officer or treasurer of the Parent setting forth in reasonable detail the calculations required to establish that the Borrowers were in compliance with the covenants set forth in Sections 7.25, 7.26 and 7.30.  Within thirty (30) days after the end of each month, a certificate of the chief financial officer or treasurer of the Parent (A) stating that, except as explained in reasonable detail in such certificate, all of the representations and warranties of each Borrower contained in this Agreement and the other Loan Documents are correct and complete in all material respects as at the date of such certificate as if made at such time, except for those that speak as of a particular date, (B) stating that, except as explained in reasonable detail in such certificate, each Borrower is, at the date of such certificate, in compliance in all material respects with all of its respective covenants and agreements in this Agreement and the other Loan Documents, (C) stating that, except as explained in reasonable detail in such certificate, no Default or Event of Default then exists or existed during the period covered by the Financial Statements for such month, (D) upon the request of the Administrative Agent, describing and analyzing in reasonable detail all material trends, changes, and developments in each and all Financial Statements; and (E) upon the request of the Administrative Agent, explaining the variances of the figures in the corresponding budgets and prior Fiscal Year financial statements.  If such certificate discloses that a representation or warranty is not correct or complete, or that a covenant has not been complied with, or that a Default or Event of Default existed or exists, such certificate shall set forth what action the Parent or another Borrower has taken or proposes to take with respect thereto.

(f)            No sooner than sixty (60) days before and not more than thirty (30) days after the beginning of each Fiscal Year, annual forecasts (to include forecasted consolidated and consolidating balance sheets, income statements and cash flow statements) for the Parent and its Subsidiaries as at the end of and for each month of such Fiscal Year.

(g)           Promptly after filing with the PBGC and the IRS, a copy of each annual report or other filing filed with respect to each Plan of the Parent or any of its Subsidiaries.

(h)           Promptly upon the filing thereof, copies of all reports, if any, to or other documents filed by the Parent or any of its Subsidiaries with the Securities and Exchange Commission under the Exchange Act, and all reports, notices, or statements sent or received by the Parent or any of its Subsidiaries to or from the holders of any equity interests of the Parent (other than routine non–material correspondence sent by shareholders of the Parent to the Parent) or any such Subsidiary or of any Debt of the Parent or any of its Subsidiaries registered under the Securities Act of 1933 or to or from the trustee under any indenture under which the same is issued.

(i)            As soon as available, but in any event not later than 15 days after the receipt thereof by the Parent or any of its Subsidiaries, a copy of all management reports and management letters prepared for the Parent or any of its Subsidiaries by any independent certified public accountants of the Parent or any of its Subsidiaries.

(j)            Promptly after their preparation, copies of any and all proxy statements, financial statements, and reports which the Parent makes available to its shareholders.

(k)           If reasonably requested by the Administrative Agent, promptly after filing with the IRS, a copy of each tax return filed by the Parent or by any of its Subsidiaries.

(l)            Upon request by the Administrative Agent, and in no event less frequently than once each month and not later than 15 days after the end of each month, a (i) monthly trial balance showing Accounts of each Borrower outstanding aged from statement date as follows:  1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by such supporting detail and documentation as shall be requested by the Administrative Agent in its reasonable discretion and (ii) summary of Inventory of each Borrower by location and type accompanied by such supporting detail and documentation as shall be requested by the Administrative Agent in its reasonable discretion (in each case, together with a copy of all or any part of such delivery requested by any Revolving Lender in writing after the Closing Date).

(m)          On the date any Borrowing Base Certificate is delivered pursuant to Section 5.2(n) or at such more frequent intervals as the Administrative Agent may request from time to time (together with a copy of all or any part of such delivery requested by any Revolving Lender in writing after the Closing Date), a collateral report with respect to each Borrower, including all additions and reductions (cash and non-cash) with respect to Accounts of such Borrower, accompanied by such supporting detail and documentation as shall be requested by the Administrative Agent in its reasonable discretion.

(n)           On a weekly basis (not later than the third Business Day after the last Business Day of the previous week with the information thereon to be as of last Business Day of such previous week), or more frequently if requested by the Administrative Agent, a Borrowing Base Certificate for each Borrower.

(o)           (i) At the time of delivery of the financial statements referred to in Section 5.2(a), an Appraisal of the Inventory of each Borrower and its Subsidiaries, each such Appraisal to be conducted by an appraiser acceptable to the Administrative Agent and to be in form, scope and substance reasonably satisfactory to the Administrative Agent; (ii) at the time of the delivery of the financial statements referred to in Section 5.2(b), an update of the Appraisal conducted at the end of the prior Fiscal Year conducted by the same appraiser that conducted such Fiscal Year-end Appraisal; (iii) upon the occurrence and during the continuance of an Event of Default and at the Administrative Agent’s request, an Appraisal of the Inventory of each Borrower and its Subsidiaries, each such Appraisal to be conducted by an appraiser acceptable to the Administrative Agent and to be in form, scope and substance reasonably satisfactory to the Administrative Agent and (iv)  upon the request of the Majority Term Lenders, an appraisal of the machinery and equipment of each Borrower and its Domestic Subsidiaries and, on an annual basis thereafter, an update of such appraisal, such appraisal and each such update to be conducted by an appraiser acceptable to the Majority Term Lenders and to be in form, scope and substance satisfactory to the Majority Term Lenders, all of the foregoing to be at the expense of the Borrowers.

(p)           Promptly upon its receipt or receipt by the applicable Foreign Subsidiary thereof, a copy of any audited financial statements prepared for any Foreign Subsidiary.

(q)           Such additional information as the Administrative Agent and/or any Lender may from time to time reasonably request regarding the financial and business affairs of the Parent or any of its Subsidiaries.

5.3           Notices to the Lenders.  Each Borrower shall notify the Administrative Agent in writing of the following matters at the following times:

(a)           Promptly (but in any event not more than 5 days) after becoming aware of any Default or Event of Default;

(b)           Promptly (but in any event not more than 5 days) after becoming aware of the assertion by the holder of any capital stock of the Parent or of any Subsidiary thereof or the holder of any Debt of the Parent or any Subsidiary thereof in a face amount in excess of $100,000 that a default exists with respect thereto or that the Parent or such Subsidiary is not in compliance with the terms thereof, or the threat or commencement by such holder of any enforcement action because of such asserted default or non–compliance;

(c)           Promptly (but in any event not more than 5 days) after becoming aware of any event or circumstance which could have a Material Adverse Effect;

(d)           Promptly (but in any event not more than 5 days) after becoming aware of any pending or threatened action, suit, or proceeding, by any Person, or any pending or threatened investigation by a Governmental Authority, which could reasonably be expected to have a Material Adverse Effect;

(e)           Promptly (but in any event not more than 5 days) after becoming aware of any pending or threatened strike, work stoppage, unfair labor practice claim, or other labor dispute affecting the Parent or any of its Subsidiaries in a manner which could reasonably be expected to have a Material Adverse Effect;

(f)            Promptly (but in any event not more than 5 days) after becoming aware of any violation of any law, statute, regulation, or ordinance of a Governmental Authority affecting the Parent or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect;

(g)           Promptly (but in any event not more than 5 days) after receipt of any notice of any violation by the Parent or any of its Subsidiaries of any Environmental Law which could reasonably be expected to have a Material Adverse Effect or that any Governmental Authority has asserted in writing that the Parent or any Subsidiary thereof is not in compliance with any Environmental Law or is investigating the Parent or such Subsidiary’s compliance therewith;

(h)           Promptly (but in any event not more than 5 days) after receipt of any written notice that the Parent or any of its Subsidiaries is or may be liable to any Person as a result of the Release or threatened Release of any Contaminant or that the Parent or any Subsidiary thereof is subject to investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to the Release or threatened Release of any Contaminant which, in either case, is reasonably likely to give rise to liability in excess of $500,000;

(i)            Promptly (but in any event not more than 5 days) after receipt of any written notice of the imposition of any Environmental Lien against any property of the Parent or any of its Subsidiaries;

(j)            Any change in a Borrower’s name as it appears in the state of its incorporation or other organization, state of incorporation or organization, type of entity, organizational identification number, locations of Collateral, or form of organization, trade names under which a Borrower will sell Inventory or create Accounts, or to which instruments in payment of Accounts may be made payable, in each case at least thirty (30) days prior thereto;

(k)           Within ten (10) Business Days after any Borrower or any ERISA Affiliate knows or has reason to know, that an ERISA Event or a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred, and, when known, any action taken or threatened by the IRS, the DOL or the PBGC with respect thereto;

(l)            Upon request, or, in the event that such filing reflects a significant change with respect to the matters covered thereby, within three (3) Business Days after the filing thereof with the PBGC, the DOL or the IRS, as applicable, copies of the following:  (i) each annual report (form 5500 series), including Schedule B thereto, filed with the PBGC, the DOL or the IRS with respect to each Plan, (ii) a copy of each funding waiver request filed with the PBGC, the DOL or the IRS with respect to any Plan and all communications received by any Borrower or any ERISA Affiliate from the PBGC, the DOL or the IRS with respect to such request, and (iii) a copy of each other filing or notice filed with the PBGC, the DOL or the IRS, with respect to each Plan by any Borrower or any ERISA Affiliate;

(m)          Upon request, copies of each actuarial report for any Plan or Multi–employer Plan and annual report for any Multi–employer Plan; and within three (3) Business Days after receipt thereof by any Borrower or any ERISA Affiliate, copies of the following:  (i) any notices of the PBGC’s intention to terminate a Plan or to have a trustee appointed to administer such Plan; (ii) any favorable or unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Code; or (iii) any notice from a Multi–employer Plan regarding the imposition of withdrawal liability;

(n)           Within three (3) Business Days after the occurrence thereof:  (i) any changes in the benefits of any existing Plan which increase the Borrowers’ aggregate annual costs with respect thereto by an amount in excess of $500,000, or the establishment of any new Plan or the commencement of contributions to any Plan to which any Borrower or any ERISA Affiliate was not previously contributing; or (ii) any failure by any Borrower or any ERISA Affiliate to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment;

(o)           Within three (3) Business Days after any Borrower or any ERISA Affiliate knows or has reason to know that any of the following events has or will occur:  (i) a Multi–employer Plan has been or will be terminated; (ii) the administrator or plan sponsor of a Multi–employer Plan intends to terminate a Multi–employer Plan; or (iii) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multi–employer Plan; and

(p)           Promptly (but in any event not more than 5 days) after becoming aware of any event of the type set forth in Section 6.26(c) occurring after the Closing Date, notice thereof.

Each notice given under this Section shall describe the subject matter thereof in reasonable detail, and shall set forth the action that the applicable Borrower, its Subsidiary, or any ERISA Affiliate, as applicable, has taken or proposes to take with respect thereto.

ARTICLE  6

GENERAL WARRANTIES AND REPRESENTATIONS

Each Borrower warrants and represents to the Administrative Agent and the Lenders that except as hereafter disclosed to and accepted by the Administrative Agent and the Majority Lenders in writing:

6.1           Authorization, Validity, and Enforceability of this Agreement and the Loan Documents.  Such Borrower has the power and authority to execute, deliver and perform this Agreement and the other Loan Documents to which it is a party, to incur the Obligations, and to grant to the Administrative Agent Liens upon and security interests in the Collateral in which it has an interest.  Such Borrower has taken all necessary action (including obtaining approval of its stockholders or other equityholders if necessary) to authorize its execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party.  This Agreement and the other Loan Documents to which it is a party have been duly executed and delivered by such Borrower, and constitute the legal, valid and binding obligations of such Borrower, enforceable against it in accordance with their respective terms.  Such Borrower’s execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party do not and will not conflict with, or constitute a violation or breach of, or result in the imposition of any Lien upon the property of such Borrower or any of its Subsidiaries, by reason of the terms of (a) any contract, mortgage, lease, agreement, indenture or instrument to which such Borrower or any of its Subsidiaries is a party or which is binding upon it or any of its Subsidiaries, (b) any Requirement of Law applicable to such Borrower or any of its Subsidiaries, or (c) the certificate or articles of incorporation or by–laws or the limited liability company or limited partnership agreement or other organizational documents of such Borrower or any of its Subsidiaries.

6.2           Validity and Priority of Security Interest.  The provisions of this Agreement, the Mortgage(s), and the other Loan Documents to which such Borrower is a party create legal and valid Liens on all the Collateral in which it has an interest in favor of the Administrative Agent, for the ratable benefit of the Administrative Agent and the Lenders, and such Liens constitute perfected and continuing Liens on all such Collateral, having priority over all other Liens on such Collateral (except (i) for those Liens identified in clauses (c), (d), (e), (q) and (r) (and clause (j), solely  to the extent priority is given as a matter of law) of the definition of Permitted Liens securing all the Obligations and (ii) subject, in the case of any equity interests held by such Borrower in any Foreign Subsidiary, to perfection of the Agent’s Lien on such equity interests under the applicable laws of the relevant jurisdictions outside of the United States, as provided in Section 7.33) and enforceable against such Borrower and all third parties.

6.3           Organization and Qualification.  Such Borrower (a) is duly organized or incorporated and validly existing in good standing under the laws of the state of its organization or incorporation, (b) is qualified to do business and is in good standing in the jurisdictions set forth on Schedule 6.3 which are the only jurisdictions in which qualification is necessary in order for it to own or lease its property and conduct its business, except where the failure to be so qualified has not and could not reasonably be expected to result in a Material Adverse Effect and (c) has all requisite power and authority to conduct its business and to own its property.

6.4           Corporate Name; Prior Transactions.  Except as otherwise disclosed on Schedule 6.4, such Borrower has not, during the past five (5) years, been known by or used any other corporate or fictitious name, or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property outside of the ordinary course of business.

6.5           Subsidiaries and Affiliates.  Schedule 6.5 is a correct and complete list of the name and relationship to such Borrower of each and all of such Borrower’s Subsidiaries and other Affiliates.  Each Subsidiary of such Borrower is (a) duly incorporated or organized and validly existing in good standing under the laws of its state of incorporation or organization set forth on Schedule 6.5, and (b) qualified to do business and in good standing in each jurisdiction in which the failure to so qualify or be in good standing could reasonably be expected to have a material adverse effect on any such Subsidiary’s business, operations, prospects, property, or condition (financial or otherwise) and (c) has all requisite power and authority to conduct its business and own its property.

6.6           Financial Statements and Projections.

(a)           The Borrowers have delivered to the Administrative Agent and the Lenders the audited balance sheet and related statements of income, retained earnings, cash flows, and changes in stockholders equity for the Parent and its consolidated Subsidiaries as of December 31, 2001, and for the Fiscal Year then ended, accompanied by the report thereon of the Borrowers’ independent certified public accountants, PriceWaterhouseCoopers.  The Borrowers have also delivered to the Administrative Agent and the Lenders the unaudited balance sheet and related statements of income and cash flows for the Parent and its consolidated Subsidiaries as of March 31, 2002.  Such financial statements are attached hereto as Exhibit C.  All such financial statements have been prepared in accordance with GAAP (subject to normal year-end adjustments in the case of the unaudited financial statements) and present accurately and fairly in all material respects the financial position of the Parent and its consolidated Subsidiaries as at the dates thereof and their results of operations for the periods then ended.

(b)           The Latest Projections when submitted to the Lenders as required herein represent the Borrowers’ best estimate of the future financial performance of the Parent and its consolidated Subsidiaries for the periods set forth therein and have been prepared on the basis of the assumptions set forth therein, which such Borrower believes are fair and reasonable in light of current and reasonably foreseeable business conditions at the time submitted to the Lenders (it being understood that forecasts and forward looking statements are subject to significant uncertainties and contingencies, many of which are beyond the Borrowers’ control and that no guarantee can be given that the Latest Projections will be realized).

(c)           The pro forma balance sheet of the Borrowers as at April 30, 2002 attached hereto as Exhibit C, presents fairly and accurately the Borrowers’ financial condition as at such date after giving effect to the (i) equity issuance by the Parent pursuant to the Equity Agreements, (ii) Loans to be made on the Closing Date and the use of proceeds thereof and (iii) payment of fees and expenses in connection with the foregoing as if they had occurred on such date and the Closing Date had been such date, and has been prepared in accordance with GAAP.

6.7           Capitalization.  The authorized capital stock of the Parent consists of (i) 150,000,000 shares of common stock, par value $0.001 per share, of which 32,446,112 shares are validly issued and outstanding, fully paid and non–assessable and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, of which 830,000 shares (all 5.25% Series A Convertible Preferred Stock) are validly issued and outstanding, fully paid and non-assessable.

6.8           Solvency.  Each of the Parent and its consolidated Subsidiaries are Solvent prior to and after giving effect to the Borrowings to be made on the Closing Date and the issuance of any Letters of Credit to be issued on the Closing Date, and shall remain Solvent during the term of this Agreement; provided, that for purposes of this Section 6.8, the Debt of Manufacturers’ Services Singapore Pte Ltd. to the Parent in the aggregate principal amount of $48,000,000 (which amount includes certain Debt of MSL Overseas Finance B.V. to the Parent) outstanding on the Closing Date shall be excluded in the calculation of the solvency of Manufacturers’ Services Singapore Pte Ltd.

6.9           Debt.  After giving effect to the making of the Term Loans and the Revolving Loans to be made on the Closing Date, such Borrower and its Subsidiaries will have no Debt, except (a) the Obligations, and (b) Debt described on Schedule 6.9.

6.10         Distributions.  Since December 31, 2001, no Distribution has been declared, paid, or made upon or in respect of any capital stock or other securities of the Parent or any of its Subsidiaries.

6.11         Real Estate; Leases.  Schedule 6.11 sets forth, as of the Closing Date, a correct and complete list of all Real Estate owned by such Borrower and all Real Estate owned by any of its Domestic Subsidiaries, all leases and subleases of real or personal property held by such Borrower or any of its Domestic Subsidiaries as lessee or sublessee (other than leases of personal property as to which such Borrower or Domestic Subsidiary is lessee or sublessee for which the value of such personal property in the aggregate is less than $500,000), and all leases and subleases of real or personal property held by such Borrower or any of its Domestic Subsidiaries as lessor, or sublessor.  Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists.  Such Borrower and its Domestic Subsidiaries has good and marketable title in fee simple to the Real Estate identified on Schedule 6.11 as owned by such Borrower or such Subsidiary, as the case may be, or valid leasehold interests in all Real Estate designated therein as “leased” by such Borrower or such Subsidiary, as the case may be, and such Borrower or such Subsidiary, as the case may be, has good, indefeasible, and merchantable title to all of its other property reflected on the December 31, 2001 Financial Statements delivered to the Administrative Agent and the Lenders, except as disposed of in the ordinary course of business since the date thereof, free of all Liens except Permitted Liens.

6.12         Proprietary Rights.  Schedule 6.12 sets forth a correct and complete list as of the Closing Date of all of such Borrower’s material Proprietary Rights.  None of the material Proprietary Rights is subject to any licensing agreement or similar arrangement except as set forth on Schedule 6.12.  To the best of such Borrower’s knowledge, as of the date hereof, none of the Proprietary Rights infringes on or conflicts with any other Person’s property, and no other Person’s property infringes on or conflicts with the material Proprietary Rights.  The Proprietary Rights of such Borrower described on Schedule 6.12 constitute all of the material property of such type necessary to the current conduct of such Borrower’s business.

6.13         Trade Names.  All material owned trade names or styles under which such Borrower or any of its Subsidiaries will sell Inventory or create Accounts, or to which instruments in payment of Accounts may be made payable, are listed on Schedule 6.13.

6.14         Litigation.  Except as set forth on Schedule 6.14, there is no pending, or to the best of such Borrower’s knowledge threatened, action, suit, proceeding or counterclaim by any Person, or to the best of such Borrower’s knowledge, investigation by any Governmental Authority, or any basis for any of the foregoing, which could reasonably be expected to have a Material Adverse Effect.

6.15         Labor Disputes.  Except as set forth on Schedule 6.15, as of the Closing Date (a) there is no collective bargaining agreement or other labor contract covering employees of such Borrower or any of its Subsidiaries, (b) no such collective bargaining agreement or other labor contract is scheduled to expire during the term of this Agreement, (c) no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of such Borrower or any of its Subsidiaries or for any similar purpose, and (d) there is no pending or (to the best of such Borrower’s knowledge) threatened, strike, work stoppage, material unfair labor practice claim, or other material labor dispute against or affecting such Borrower or its Subsidiaries or their employees.

6.16         Environmental Laws.  Except as otherwise disclosed on Schedule 6.16:

(a)           Such Borrower and its Subsidiaries have complied in all material respects with all Environmental Laws and neither such Borrower nor any of its Subsidiaries nor any of their presently owned real property or presently conducted operations, nor their previously owned real property or prior operations, is subject to any enforcement order from or liability agreement with any Governmental Authority or private Person respecting (i) compliance with any Environmental Law or (ii) any potential liabilities and costs or remedial action arising from the Release or threatened Release of a Contaminant.

(b)           Such Borrower and its Subsidiaries have obtained all permits necessary for their current operations under Environmental Laws, and all such permits are in good standing and such Borrower and its Subsidiaries are in compliance with all material terms and conditions of such permits.

(c)           Neither such Borrower nor any of its Subsidiaries, nor, to the best of such Borrower’s knowledge, any of its predecessors in interest, has in violation of applicable law stored, treated or disposed of any hazardous waste.

(d)           Neither such Borrower nor any of its Subsidiaries has received any summons, complaint, order or similar written notice indicating that it is not currently in compliance with, or that any Governmental Authority is investigating its compliance with, any Environmental Laws or that it is or may be liable to any other Person as a result of a Release or threatened Release of a Contaminant.

(e)           To the best of such Borrower’s knowledge, none of the present or past operations of such Borrower and its Subsidiaries is the subject of any investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to a Release or threatened Release of a Contaminant.

(f)            There is not now, nor to the best of such Borrower’s knowledge has there ever been on or in any of the Real Estate:

(1)           any underground storage tanks or surface impoundments,

(2)           any asbestos–containing material, or

(3)           any polychlorinated biphenyls (PCBs) used in hydraulic oils, electrical transformers or other equipment.

(g)           Neither such Borrower nor any of its Subsidiaries has filed any notice under any requirement of Environmental Law reporting a spill or accidental and unpermitted Release or discharge of a Contaminant into the environment.

(h)           Neither such Borrower nor any of its Subsidiaries has entered into any negotiations or settlement agreements with any Person (including the prior owner of its property) imposing material obligations or liabilities on such Borrower or any of its Subsidiaries with respect to any remedial action in response to the Release of a Contaminant or environmentally related claim.

(i)            None of the products manufactured, distributed or sold by such Borrower or any of its Subsidiaries contain asbestos-containing material.

(j)            No Environmental Lien has attached to any of the Real Estate.

6.17         No Violation of Law.  Neither such Borrower nor any of its Subsidiaries is in violation of any law, statute, regulation, ordinance, judgment, order, or decree applicable to it, which violation could reasonably be expected to have a Material Adverse Effect.

6.18         No Default.  Neither such Borrower nor any of its Subsidiaries is in default with respect to any note, indenture, loan agreement, mortgage, lease, deed, or other agreement to which such Borrower or any of its Subsidiaries is a party or by which it is bound, which default could reasonably be expected to have a Material Adverse Effect.

6.19         ERISA Compliance.

(a)           Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law.  Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of such Borrower, nothing has occurred which would cause the loss of such qualification.  The Parent, each of its Subsidiaries and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)           There are no pending or, to the best knowledge of such Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           (i)  No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) none of the Borrowers, any of their Subsidiaries nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) none of the Borrowers, any of their Subsidiaries nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multi–employer Plan; and (v) none of the Borrowers, any of their Subsidiaries nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

6.20         Taxes.  Such Borrower and its Subsidiaries have filed all federal and other tax returns and reports which it is required to file, and have paid all federal and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable unless such unpaid taxes and assessments would constitute a Permitted Lien.

6.21         Regulated Entities.  None of the Borrowers, any Person controlling any of the Borrowers, or any Subsidiary, is an “Investment Company” within the meaning of the Investment Company Act of 1940.  No Borrower nor any Subsidiary is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code or law, or any other federal or state statute or regulation limiting its ability to incur indebtedness.

6.22         Use of Proceeds; Margin Regulations.  The proceeds of the Loans are to be used solely to refinance certain indebtedness of the Borrowers on the Closing Date, for working capital purposes and for general corporate purposes permitted hereunder.  Neither such Borrower nor any of its Subsidiaries is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

6.23         Copyrights, Patents, Trademarks and Licenses, etc. Such Borrower and each of its Subsidiaries owns or is licensed or otherwise has the right to use all of the Patents, Trademarks, Copyrights, Trademark Licenses, Patent Licenses, Copyright Licenses, contractual franchises, rights of way, authorizations and other rights that are reasonably necessary for the operation of its businesses, and to the best of such Borrower’s knowledge, such rights do not conflict with the rights of any other Person.  To the best knowledge of such Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by such Borrower or any of its Subsidiaries infringes upon any rights held by any other Person.  No claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of such Borrower, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

6.24         No Material Adverse Change.  No Material Adverse Effect has occurred since December 31, 2001.

6.25         Full Disclosure.  None of the representations or warranties made by such Borrower or any of its Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements (other than statements constituting projections, as to which the immediately succeeding sentence shall be applicable) contained in any exhibit, report, statement or certificate furnished by or on behalf of such Borrower or any of its Subsidiaries in connection with any of the Loan Documents (including the offering and disclosure materials delivered by or on behalf of such Borrower or any of its Subsidiaries to the Lenders prior to the Closing Date), when taken as a whole, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.  Any projections contained in the materials referred to above have been prepared on the basis of assumptions which such Borrower or its Subsidiary, as the case may be, believes are fair and reasonable in light of current and reasonably foreseeable business conditions at the time submitted to the Administrative Agent and/or the Lenders (it being understood that forecasts and forward looking statements are subject to significant uncertainties and contingencies, many of which are beyond such Borrower’s or such Subsidiary’s control and that no guarantee can be given that the projections will be realized.

6.26         Material Agreements  (a).  Schedule 6.26(a) hereto sets forth as of the Closing Date all material agreements and contracts to which such Borrower or any of its Subsidiaries is a party or is bound as of the date hereof.

(b)           Schedule 6.26(b) hereto sets forth as of the Closing Date all agreements and contracts between such Borrower or any of its Domestic Subsidiaries and one or more Foreign Subsidiaries.

(c)           As of the Closing Date, such Borrower (i) has not received notice that a default or event of default has occurred and is continuing under any Significant Customer Contract to which such Borrower or any of its Subsidiaries is party, (ii) is not aware that a notice of default has been delivered by any party to a Significant Customer Contract to which such Borrower or any of its Subsidiaries is party; and (iii) has not received notice that the other party to a Significant Customer Contract to which such Borrower or any of its Subsidiaries is party has terminated, has given notice of termination or has threatened in writing to terminate such Significant Customer Contract prior to the stated expiration date thereof.

6.27         Bank Accounts.  Schedule 6.27 contains as of the Closing Date a complete and accurate list of all bank accounts maintained by such Borrower with any bank or other financial institution.

6.28         Governmental Authorization.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, such Borrower or any of its Subsidiaries of this Agreement or any other Loan Document.

6.29         Sale of the Parent’s Capital Stock.  The sale and issuance of the Parent’s 5.25% Series A Convertible Preferred Stock pursuant to and in accordance with the terms of the Equity Agreements has been consummated.

ARTICLE 7

AFFIRMATIVE AND NEGATIVE COVENANTS

Each Borrower covenants to the Administrative Agent and each Lender that so long as any of the Obligations remain outstanding or this Agreement is in effect:

7.1           Taxes and Other Obligations.  Such Borrower shall, and shall cause each of its Subsidiaries to, (a) file when due all tax returns and other reports which it is required to file; (b) pay, or provide for the payment, when due, of all taxes, fees, assessments and other governmental charges against it or upon its property, income and franchises, make all required withholding and other tax deposits, and establish adequate reserves for the payment of all such items, and provide to the Administrative Agent and the Lenders, upon request, satisfactory evidence of its timely compliance with the foregoing; and (c) pay when due all Debt owed by it and all claims (except to the extent the aggregate amount of all such claims do not exceed $250,000 at any time outstanding) of materialmen, mechanics, carriers, warehousemen, landlords, processors and other like Persons, and all other indebtedness owed by it and perform and discharge in a timely manner all other material obligations undertaken by it; provided, however, so long as such Borrower has notified the Administrative Agent in writing, neither such Borrower nor any of its Subsidiaries need pay any tax, fee, assessment, or governmental charge (i) it is contesting in good faith by appropriate proceedings diligently pursued, (ii) as to which such Borrower or its Subsidiary, as the case may be, has established proper reserves as required under GAAP, and (iii) the nonpayment of which does not result in the imposition of a Lien (other than a Permitted Lien).

7.2           Legal Existence and Good Standing.  Except as otherwise permitted by Section 7.11, such Borrower shall, and shall cause each of its Subsidiaries to, maintain its legal existence and its qualification and good standing in all jurisdictions in which the failure to maintain such existence and qualification or good standing could reasonably be expected to have a Material Adverse Effect.

7.3           Compliance with Law and Agreements; Maintenance of Licenses.  Such Borrower shall comply, and shall cause each of its Subsidiaries to comply, with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act and all Environmental Laws), except to the extent that failure to comply therewith could not reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect.  Such Borrower shall, and shall cause each of its Subsidiaries to, obtain and maintain all material licenses, permits, franchises, and governmental authorizations necessary to own its property and to conduct its business as conducted on the Closing Date.  Such Borrower shall not modify, amend or alter its certificate or articles of incorporation, or its limited liability company operating agreement or limited partnership agreement or other organizational documents, as applicable, other than in a manner which does not adversely affect the rights of the Lenders or the Administrative Agent.

7.4           Maintenance of Property; Inspection of Property.

(a)           Such Borrower shall, and shall cause each of its Subsidiaries to, maintain all material properties used or useful in the conduct of its business, in good operating condition and repair, ordinary wear and tear and loss or damage from casualty excepted.

(b)           Such Borrower shall permit representatives and independent contractors of the Administrative Agent (at the expense of the Borrowers not to exceed four (4) times per year unless an Event of Default has occurred and is continuing) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom and to discuss its affairs, finances and accounts with its officers and independent public accountants, at such reasonable times during normal business hours and as soon as may be reasonably desired, upon reasonable advance notice to such Borrower; provided, however, when an Event of Default exists, the Administrative Agent or any Lender may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice.  Any amounts payable by the Borrowers to the Administrative Agent or any Lender pursuant to this Section 7.4(b) shall be the joint and several obligation of each of the Borrowers.

7.5           Insurance.

(a)           Such Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable insurers having a rating of at least A- by Best Rating Guide, insurance against loss or damage by fire with extended coverage; theft, burglary, pilferage and loss in transit; public liability and third party property damage; larceny, embezzlement or other criminal liability; business interruption; public liability and third party property damage; and such other hazards or of such other types as is customary for Persons engaged in the same or similar business, in amounts and under policies customary for Persons engaged in the same or similar business.  Without limiting the foregoing, in the event that any improved Real Estate of such Borrower covered by the Mortgages or any other Real Estate on which is located any Inventory or Equipment of such Borrower is determined to be located within an area that has been identified by the Director of the Federal Emergency Management Agency as a Special Flood Hazard Area (“SFHA”), such Borrower shall purchase and maintain flood insurance on the improved Real Estate and any Equipment and Inventory located on such Real Estate.  The amount of said flood insurance will be reasonably determined by the Administrative Agent, and shall, at a minimum, comply with applicable federal regulations as required by the Flood Disaster Protection Act of 1973, as amended.  Such Borrower shall also maintain flood insurance for its Inventory and Equipment which is, at any time, located in a SFHA.

(b)           Such Borrower shall cause the Administrative Agent, for the ratable benefit of the Administrative Agent and the Lenders, to be named as secured party or mortgagee and sole loss payee (provided, however, that such Borrower shall also be entitled to be a loss payee on each of its insurance policies, subject in each case to the Agent’s Lien) or additional insured, in a manner acceptable to the Administrative Agent.  Each policy of insurance shall contain a clause or endorsement requiring the insurer to give not less than thirty (30) days’ prior written notice to the Administrative Agent in the event of cancellation of the policy for any reason whatsoever and a clause or endorsement stating that the interest of the Administrative Agent shall not be impaired or invalidated by any act or neglect of any Borrower or any of its Subsidiaries or the owner of any Real Estate for purposes more hazardous than are permitted by such policy.  All premiums for such insurance shall be paid by such Borrower when due, and certificates of insurance and, if requested by the Administrative Agent, photocopies of the policies, shall be delivered to the Administrative Agent, in each case in sufficient quantity for distribution by the Administrative Agent to each of the Lenders.  If a Borrower fails to procure such insurance or to pay the premiums therefor when due, the Administrative Agent may, and at the direction of the Majority Lenders shall, do so from the proceeds of Revolving Loans (it being agreed by the Administrative Agent that the Administrative Agent shall use reasonable efforts to give such Borrower prior or concurrent notice of the making of any such Revolving Loans for such purpose but the failure on the part of the Administrative Agent to give such notice

(or any delay in giving such notice) to such Borrower shall not affect the Administrative Agent’s right to procure such insurance or pay the premiums therefor or make any such Revolving Loans).

7.6           Insurance and Condemnation Proceeds.  Such Borrower shall promptly notify the Administrative Agent and the Lenders of any loss, damage, destruction or condemnation to any portion of the Collateral having a fair market value in excess of $200,000 individually or in the aggregate, whether or not covered by insurance.  The Administrative Agent is hereby authorized to collect all insurance and condemnation proceeds in respect of Collateral directly and to apply or remit them as follows:

(i)            With respect to insurance and condemnation proceeds relating to Collateral other than Fixed Assets, after deducting from such proceeds the reasonable expenses, if any, incurred by the Administrative Agent in the collection or handling thereof, the Administrative Agent shall apply such proceeds, ratably, to the reduction of the Obligations in the order provided for in Section 3.8.

(ii)           With respect to insurance and condemnation proceeds relating to Collateral consisting of Fixed Assets, the Administrative Agent shall permit or require the applicable Borrower to use such proceeds, or any part thereof, to replace, repair, restore or rebuild the relevant Fixed Assets in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction so long as (1) no Default or Event of Default has occurred and is continuing, (2) (A) the aggregate proceeds do not exceed $1,000,000 or (B) if the aggregate proceeds exceed $1,000,000, the applicable Borrower or any of its Subsidiaries is required to repair, restore or replace the Fixed Assets so destroyed, damaged or taken pursuant to the terms of a lease relating to a leasehold property with respect to which such proceeds were received, and such Borrower shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply such proceeds to pay or reimburse the costs of repairing, restoring or replacing the Fixed Assets in respect of which such proceeds were received and (3) such Borrower first (i) provides the Administrative Agent and the Majority Lenders with plans and specifications for any such repair or restoration which shall be reasonably satisfactory to the Administrative Agent and the Majority Lenders and (ii) demonstrates to the reasonable satisfaction of the Administrative Agent and the Majority Lenders that the insurance proceeds or condemnation proceeds, as the case may be, available to it will be sufficient to complete such project in the manner provided therein.  In all other circumstances, the Administrative Agent shall apply such insurance and condemnation proceeds, ratably, to the reduction of the Obligations in the order provided for in Section 3.8.

7.7           Environmental Laws.

(a)           Such Borrower shall, and shall cause each of its Subsidiaries to, conduct its business in compliance with all Environmental Laws applicable to it, including those relating to the generation, handling, use, storage and disposal of any Contaminant, unless the failure to do so could not reasonably be expected to result in a Material Adverse Effect.  Such Borrower shall, and shall cause each of its Subsidiaries to, take prompt and appropriate action to respond to any non-compliance with

Environmental Laws (unless such non-compliance could not reasonably be expected to result in a Material Adverse Effect) and shall regularly report to the Administrative Agent on such response.

(b)           Without limiting the generality of the foregoing, each Borrower shall submit to the Administrative Agent and the Lenders annually, commencing on the first Anniversary Date, and on each Anniversary Date thereafter, an update of the status of each material environmental compliance or liability issue.  The Administrative Agent or any Lender may request copies of technical reports prepared by any Borrower and its communications with any Governmental Authority to determine whether such Borrower or any of its Subsidiaries is proceeding reasonably to correct, cure or contest in good faith any alleged non–compliance or environmental liability.  Each Borrower shall, at the Administrative Agent’s or the Majority Lenders’ reasonable request and at such Borrower’s expense, (i) retain an independent environmental engineer acceptable to the Administrative Agent to evaluate the site, including tests if appropriate, where the non–compliance or alleged non–compliance with Environmental Laws has occurred and prepare and deliver to the Administrative Agent, in sufficient quantity for distribution by the Administrative Agent to the Lenders, a report setting forth the results of such evaluation, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof, and (ii) provide to the Administrative Agent and the Lenders a supplemental report of such engineer whenever the scope of the environmental problems, or the response thereto or the estimated costs thereof, shall increase in any material respect.

7.8           Compliance with ERISA.  Such Borrower shall, and shall cause each of its Subsidiaries and ERISA Affiliates to:  (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) make all required contributions to any Plan subject to Section 412 of the Code; (d) not engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan; and (e) not engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

7.9           Landlord Waivers and Bailee Letters.

(a)           Such Borrower shall use its commercially reasonable efforts to obtain and deliver to the Administrative Agent within 120 days after the Closing Date (or such later date as the Administrative Agent shall agree to) consents, landlord waivers, estoppel letters and bailee letters from landlords of each of the premises leased by such Borrower or any of its Domestic Subsidiaries on the Closing Date (other than, in the case of the Parent, the leased premises located in Fremont, California) and from the public warehousemen at whose warehouses any Collateral pledged by such Borrower or any of its Domestic Subsidiaries is located on the Closing Date, in each case in form and substance reasonably satisfactory to the Administrative Agent, duly executed by, as appropriate, such landlords and warehousemen.

(b)           Such Borrower shall use its commercially reasonable efforts to obtain and deliver to the Administrative Agent consents, landlord waivers, estoppel letters and bailee letters, in form and substance reasonably satisfactory to the Administrative Agent, duly executed by, as appropriate, the landlords of each of the premises leased by such Borrower or any of its Domestic Subsidiaries after the

Closing Date and by the public warehousemen at whose warehouses any Collateral pledged by such Borrower or any of its Domestic Subsidiaries is located after the Closing Date, not later than 30 days after executing such lease or locating Collateral at such warehouse.

7.10         Interest Rate Hedging.  The Borrowers shall obtain within 180 days of the Closing Date and maintain at all times prior to the Stated Termination Date and the payment in full of the Obligations, one or more Hedge Agreements, on terms acceptable to the Bank and the Borrowers, with the Bank or another financial institution reasonably acceptable to the Bank, covering a notional amount of not less than $10,000,000 of the Revolving Loans; provided, that upon the request of the Administrative Agent, the Borrowers shall increase the amount covered by such Hedge Agreement(s) up to an aggregate amount equal to 25% of the aggregate outstanding balance of Revolving Loans at such time (but in no event shall the aggregate amount covered by such Hedge Agreements at any time be required to exceed $20,000,000).

7.11         Mergers, Consolidations or Sales.  Neither such Borrower nor any of its Subsidiaries shall enter into any transaction of merger, reorganization or consolidation, or transfer, sell, assign, lease or otherwise dispose of all or any part of its property, or wind up, liquidate or dissolve, or agree to do any of the foregoing, except for:

(i)            sales of Inventory in the ordinary course of its business;

(ii)           sales or other dispositions of assets of Foreign Subsidiaries; provided, that (A) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof, (B) no less than 90% of such consideration shall be paid in cash and (C) no Default or Event of Default shall have occurred and be continuing on the date of any such sale or other disposition or would be caused upon the consummation thereof;

(iii)          the sale of the Real Estate located in Salt Lake City, Utah and described in Schedule 7.34 hereto;

(iv)          if required by applicable law, the sale of capital stock of any Subsidiary of a Borrower in order to qualify members of the governing body of such Subsidiary;

(v)           subject to Section 10 of the Security Agreement and Section 7.36 hereof, discounts or other compromises of notes or accounts receivable for less than the face value thereof in order to resolve disputes that occur in the ordinary course of business;

(vi)          sales or transfers of (A) assets or capital stock of Foreign Subsidiaries in connection with the European Operations Reorganization and (B) capital stock of Domestic Subsidiaries (other than a Borrower) in connection with the European Operations Reorganization;

(vii)         sales of assets of Global Manufacturers’ Services Valencia S.A. in connection with any Spanish Financing;

(viii)        sales or other dispositions of Equipment in the ordinary course of business that are obsolete in such Borrower’s business and no longer useable by such Borrower or its Subsidiaries in its business with an orderly liquidation value not to exceed (A) $800,000 in the aggregate for the Parent and its Domestic Subsidiaries in any Fiscal Year and (B) $2,000,000 in the aggregate for Foreign Subsidiaries in any Fiscal Year;

(ix)           sales of Fixed Assets not otherwise permitted by this Section having a fair market value not to exceed (i) $800,000 in the aggregate in any Fiscal Year and (ii) $2,000,000 in the aggregate during the term of this Agreement;

(x)            (A) the merger of any wholly-owned Domestic Subsidiary of a Borrower with or into a Borrower (other than the Parent) or the liquidation, winding up or dissolution of a wholly-owned Domestic Subsidiary of a Borrower, or the conveyance, sale, lease, transfer or other disposition of all or any part of a Domestic Subsidiary’s business, property or assets in one or a series of transactions to a Borrower (other than the Parent); provided, that in the case of a merger, the surviving Person is a Borrower, (B) the merger of any wholly-owned Domestic Subsidiary of a Borrower (other than a Borrower) with or into a wholly-owned Domestic Subsidiary of a Borrower (other than a Borrower) or the liquidation, winding up or dissolution of a wholly-owned Domestic Subsidiary of a Borrower (other than a Borrower), or the conveyance, sale, lease, transfer or other disposition of all or any part of a Domestic Subsidiary’s (other than a Borrower’s) business, property or assets in one or a series of transactions to a wholly-owned Domestic Subsidiary of a Borrower (other than a Borrower), (C) the merger of a Borrower or any wholly-owned Domestic Subsidiary of a Borrower with or into the Parent, or the liquidation, winding up or dissolution of a wholly-owned Domestic Subsidiary of the Parent, or the conveyance, sale, lease, transfer or other disposition of all or any part of a Borrower’s or a Domestic Subsidiary’s business, property or assets in one or a series of transactions to the Parent; provided, that in the case of a merger, the surviving Person is the Parent, and (D) the merger of any wholly-owned Foreign Subsidiary with or into any other wholly-owned Foreign Subsidiary or the liquidation, winding up or dissolution of a wholly-owned Foreign Subsidiary that is wholly-owned directly by a Foreign Subsidiary, or the conveyance, sale, lease, transfer or other disposition of all or any part of a wholly-owned Foreign Subsidiary’s business, property or assets in one or a series of transactions to a wholly-owned Foreign Subsidiary; and

(xi)           the merger of any Person (other than a Borrower or a Subsidiary of a Borrower) with or into a Borrower or any of its Subsidiaries; provided, that (A) the acquisition of the capital stock or other equity interests of such Person by such Borrower or Subsidiary would have been permitted under Section 7.12; (B) in the case of any such merger involving a Borrower, such Borrower shall be the continuing or surviving Person, (C) in the case of any such merger involving any Domestic Subsidiary which is not a Borrower, if such Domestic Subsidiary is not the surviving or continuing Person, the surviving Person shall become a Subsidiary and a Guarantor hereunder, a grantor under the Security Agreement and a party to all other applicable Loan Documents and (D) no Event of Default shall have occurred and be continuing after giving effect thereto.

Within 180 days following each sale or disposition permitted under any of clauses (iii), (viii) or (ix) above, the applicable Borrower shall either (i) reinvest the proceeds of that sale or disposition in other Fixed Assets or (ii) apply such proceeds to the Loans and other Obligations in accordance with Section 3.4(a).  All Fixed Assets purchased with such proceeds shall be free and clear of all Liens, except the Agent’s Liens.

7.12         Distributions; Capital Change; Restricted Investments.  Neither such Borrower nor any of its Subsidiaries shall (i) directly or indirectly declare or make, or incur any liability to make, any Distribution (or similar distribution or act, if not a corporation), except (x) Distributions (or similar distributions or acts, if not a corporation) to a Borrower by its Subsidiaries, (y) Distributions contemplated or required under the Equity Agreements and (z) repurchases of shares or options to purchase shares of capital stock of the Parent from employees or former employees of a Borrower or any Subsidiary pursuant to agreements or plans approved by the governing body of such Borrower under which such individuals purchase or sell or are granted the option to purchase or sell shares of such capital stock in an aggregate amount not to exceed $1,000,000 in each Fiscal Year; provided, that with respect to clauses (y) and (z), (A) no Default or Event of Default shall have occurred and be continuing on the date of any such Distribution or repurchase or would be caused as a result thereof, (B) as of the date of such Distribution or repurchase, the Borrowers shall have made all payments of principal in respect of the Term Loans required under the first sentence of Section 3.3 (without giving effect to the conditions set forth in the proviso to such sentence) and (C) the Fixed Charge Coverage Ratio for the period of four consecutive fiscal quarters of the Parent ended on the most recently ended fiscal quarter of the Parent on a pro forma basis after giving effect to such Distribution or repurchase (as if such Distribution or repurchase occurred on the last day of the most recently ended fiscal quarter of the Parent) must be equal to or greater than 1.25:1.00 and the Parent shall have provided to the Administrative Agent evidence satisfactory to the Administrative Agent of satisfaction of such requirement, (ii) make any change in its capital structure which could have a Material Adverse Effect or (iii) make any Restricted Investment.

7.13         Intentionally Omitted.

7.14         Guaranties.  Neither such Borrower nor any of its Subsidiaries shall make, issue, or become liable on any Guaranty, except:

(a)           a Borrower or any of its Subsidiaries may enter into Guaranties of the Obligations in favor of the Administrative Agent;

(b)           subject to the proviso in Section 7.15(f)(ii), the Parent may enter into unsecured Guaranties in favor of (i) suppliers or service providers in the ordinary course of business with respect to any Domestic Subsidiaries or, with respect to Foreign Subsidiaries, in an aggregate amount not to exceed $5,000,000 at any time outstanding and (ii) landlords in the ordinary course of business with respect to any Subsidiary;

(c)           a Borrower or any of its Subsidiaries may become and remain liable on an unsecured basis with respect to contingent obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with acquisitions or sales of assets by such Borrower or Subsidiary, as the case may be, permitted to be made under this Agreement;

(d)           a Borrower or any of its Domestic Subsidiaries may become and remain liable on an unsecured basis with respect to contingent obligations in respect of any Debt of a Borrower or any of its Domestic Subsidiaries permitted by Section 7.15 and a Foreign Subsidiary may become and remain liable on an unsecured basis with respect to contingent obligations in respect of any Debt of a Foreign Subsidiary permitted by Section 7.15; provided, that a Borrower or a Domestic Subsidiary shall not in any event become or remain liable with respect to any contingent obligations in respect of any Debt of a Foreign Subsidiary;

(e)           a Borrower or any of its Subsidiaries, as applicable, may remain liable (as such Borrower or Subsidiary, as applicable, remained liable on the Closing Date) on an unsecured basis with respect to contingent obligations described in Schedule 7.14 hereto;

(f)            a Borrower or any of its Domestic Subsidiaries may become and remain liable on an unsecured basis with respect to contingent obligations in respect of Hedge Agreements entered into by such Person and currency agreements that are Hedge Agreements entered into by such Person or are otherwise entered into by such Person in the ordinary course of business and not for speculative purposes;

(g)           a Borrower or any of its Domestic Subsidiaries may become and remain liable on an unsecured basis with respect to contingent obligations in respect of performance bonds, surety bonds, appeal bonds or custom bonds required in the ordinary course of business of such Person or in connection with the enforcement of rights or claims of a Borrower or any of its Domestic Subsidiaries or in connection with judgments against a Borrower or any of its Domestic Subsidiaries that do not result in a Default or an Event of Default; and

(h)           a Borrower or any of its Domestic Subsidiaries may become and remain liable on an unsecured basis with respect to other contingent obligations (other than contingent obligations in respect of any obligations of a Foreign Subsidiary); provided, that the maximum aggregate liability, contingent or otherwise, of a Borrower or any of its Domestic Subsidiaries in respect of all such contingent obligations shall at no time exceed $2,500,000.

7.15         Debt.  Neither such Borrower nor any of its Subsidiaries shall incur or maintain any Debt, other than:

(a)           the Obligations;

(b)           Debt described on Schedule 6.9;

(c)           Guaranties permitted by Section 7.14;

(d)           Capital Leases of Equipment and purchase money secured Debt incurred to purchase Fixed Assets; provided, that (i) Liens securing the same attach only to the Fixed Asset acquired by the incurrence of such Debt, and (ii) the aggregate amount of such Debt (including Capital Leases) outstanding does not exceed at any time (A) during the period from the Closing Date through and including the first Anniversary Date, $10,000,000; (B) during the period from the first Anniversary Date through and including the second Anniversary Date, $15,000,000; and (C) thereafter, $20,000,000.

(e)           Debt evidencing a refunding, renewal or extension of the Debt described on Schedule 6.9; provided, that (i) the principal amount thereof is not increased, (ii) the Liens, if any, securing such refunded, renewed or extended Debt do not attach to any assets in addition to those assets, if any, securing the Debt to be refunded, renewed or extended, (iii) no Person that is not an obligor or guarantor of such Debt as of the Closing Date shall become an obligor or guarantor thereof and (iv) the terms of such refunding, renewal or extension are no less favorable to the applicable Borrower, the Administrative Agent or the Lenders than the original Debt;

(f)            unsecured Debt of (i) a Borrower or Guarantor to any of its wholly-owned Subsidiaries; provided, however, that the aggregate amount of such Debt of all Borrowers and Guarantors to all Foreign Subsidiaries shall not exceed $2,500,000 at any time outstanding (excluding the amount of Debt outstanding pursuant to Section 7.15(l)), (ii) any wholly-owned Subsidiary to a Borrower or Guarantor; provided, however, that the aggregate amount of Debt of all Foreign Subsidiaries to all Borrowers and Guarantors (excluding the $48,000,000 of Debt of Manufacturers’ Services Singapore Pte Ltd. and MSL Overseas Finance B.V. to the Parent outstanding on the Closing Date), together with the aggregate amount of any payments made by the Parent under Guaranties with respect to Foreign Subsidiaries permitted to be entered into by Section 7.14, shall not exceed $2,000,000  at any time outstanding; (iii) any wholly-owned Foreign Subsidiary to any other wholly-owned Foreign Subsidiary; and (iv) any wholly-owned Domestic Subsidiary to any other wholly-owned Domestic Subsidiary;

(g)           unsecured Debt which is subordinated to the Obligations on terms acceptable to the Administrative Agent and the Majority Lenders and otherwise having terms and conditions acceptable to the Administrative Agent and the Majority Lenders in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;

(h)           Debt of any Foreign Subsidiary (other than Debt outstanding pursuant to Section 7.15(f)) in an aggregate principal amount not to exceed (i) $1,500,000 with respect to any single Foreign Subsidiary at any time outstanding and (ii) $5,000,000 in the aggregate for all Foreign Subsidiaries at any time outstanding; provided, that any such Debt of a Foreign Subsidiary shall not be guaranteed by, or secured by any assets of, a Borrower, a Guarantor or a Domestic Subsidiary of a Borrower or Guarantor;

(i)            Debt of any Person assumed in connection with the acquisition by a Borrower or any of its Subsidiaries of such Person permitted under Section 7.11 or 7.12; provided, that (i) such acquired Person becomes a Subsidiary of such Borrower or Subsidiary upon consummation of such acquisition, (ii) such Debt exists at the time such Person becomes a Subsidiary and was not created in anticipation of such acquisition, (iii) such Debt does not exceed $5,000,000 in the aggregate and (iv) any such Debt that does not consist of Capital Leases does not exceed $2,000,000 in the aggregate;

(j)            Debt of Global Manufacturers’ Services Valencia S.A. related to the Spanish Financing;

(k)           unsecured subordinated Debt of a Borrower or a Subsidiary of a Borrower issued to the seller of capital stock or assets acquired in a Permitted Acquisition to pay a portion of the purchase price thereof (which Debt shall have such subordination and other terms and conditions as are acceptable to the Administrative Agent and the Majority Lenders);

(l)            unsecured Debt of the Parent to Global Manufacturers’ Services Valencia S.A. (or to any Foreign Subsidiary which provides funds to the Parent to repay such Debt pursuant to the proviso in Section 7.37) in an aggregate principal amount not to exceed at any time outstanding the  net cash proceeds received by Global Manufacturers’ Services Valencia S.A. from the Spanish Financing which were loaned to the Parent; provided, however, that such Debt shall be subordinated to the Obligations on terms acceptable to the Administrative Agent and otherwise having terms and conditions acceptable to the Administrative Agent; and

(m)          any other unsecured Debt in an aggregate principal amount not to exceed $3,000,000 at any time outstanding.

7.16         Prepayment.  Neither such Borrower nor any of its Subsidiaries shall voluntarily prepay any Debt, except the Obligations (other than the Term Loans and interest thereon) in accordance with the terms of this Agreement.

7.17         Transactions with Affiliates.  Except as set forth below or on Schedule 7.17 hereto, neither such Borrower nor any of its Subsidiaries shall sell, transfer, distribute or pay any money or property, including, but not limited to, any fees or expenses of any nature (including, but not limited to, any fees or expenses for management services), to any Affiliate, or lend or advance money or property to any Affiliate, or invest in (by capital contribution or otherwise) or purchase or repurchase any stock or indebtedness, or any property, of any Affiliate, or become liable on any Guaranty of the indebtedness, dividends or other obligations of any Affiliate.  Notwithstanding the foregoing, while no Event of Default has occurred and is continuing, a Borrower and its Subsidiaries may engage in transactions with Affiliates in the ordinary course of business consistent with past practices, in amounts and upon terms fully disclosed to the Administrative Agent and the Lenders, and no less favorable to such Borrower and its Subsidiaries than would be obtained in a comparable arm’s-length transaction with a third party who is not an Affiliate; provided, that the foregoing restrictions shall not apply to (i) any transaction between a Borrower or any of its wholly-owned Domestic Subsidiaries or between any wholly-owned Domestic Subsidiaries or between any wholly-owned Foreign Subsidiaries, (ii) so long as no Default or Event of Default shall have occurred and be continuing or would be caused as a result thereof, reasonable and customary fees paid to members of governing bodies of a Borrower or any of its Subsidiaries or (iii) any transaction contemplated by the European Operations Reorganization.

7.18         Investment Banking and Finder’s Fees.  Neither such Borrower nor any of its Subsidiaries shall pay or agree to pay, or reimburse any other party with respect to, any investment banking or similar or related fee, underwriter’s fee, finder’s fee, or broker’s fee to any Person in connection with this Agreement.  Each Borrower shall jointly and severally defend and indemnify the Administrative Agent and the Lenders against and hold them harmless from all claims of any Person that any Borrower is obligated to pay for any such fees, and all costs and expenses (including attorneys’ fees) incurred by the Administrative Agent and/or any Lender in connection therewith.

7.19         Business Conducted.  Neither such Borrower shall nor shall it permit any of its Subsidiaries to, engage directly or indirectly, in any line of business other than the businesses in which such Borrower is engaged on the Closing Date and related businesses.

7.20         Liens.  Neither such Borrower nor any of its Subsidiaries shall create, incur, assume or permit to exist any Lien on any property now owned or hereafter acquired by any of them, except Permitted Liens.

7.21         Sale and Leaseback Transactions.  Neither such Borrower nor any of its Subsidiaries shall, directly or indirectly, enter into any arrangement with any Person providing for such Borrower or such Subsidiary to lease or rent property that such Borrower or such Subsidiary has sold or will sell or otherwise transfer to such Person; provided, that such Borrower or any of its Subsidiaries may become and remain liable as lessee, guarantor or other surety with respect to any such lease (a) in respect of equipment purchased by a Borrower or any of its Subsidiaries within sixty (60) days prior to entering into such lease or (b) if and to the extent that a Borrower or any of its Subsidiaries would be permitted to enter into and remain liable under such lease under Section 7.15 (assuming the sale and leaseback transaction constituted Debt in a principal amount equal to the gross proceeds of the sale) and provided, further, that no Borrower or any Domestic Subsidiary may be a guarantor or surety with respect to a transaction involving a Foreign Subsidiary and all of the foregoing permitted guaranty or surety obligations shall be on an unsecured basis.

7.22         New Subsidiaries.  Such Borrower shall not, directly or indirectly, organize, create, acquire or permit to exist any Subsidiary other than those listed on Schedule 6.5; provided, however, that:

(a)           a Borrower or any of its Subsidiaries may organize, create or acquire a Foreign Subsidiary after the Closing Date so long as (i) such Foreign Subsidiary is formed in connection with the European Operations Reorganization or is engaged in the same or a related line of business in which such Borrower is engaged and if such Foreign Subsidiary is acquired by acquisition, such acquisition is a Permitted Acquisition, (ii) no Borrower or Domestic Subsidiary of a Borrower shall have contributed or will contribute any assets to or made or will make any investments in such Foreign Subsidiary, (iii) no

Borrower or Domestic Subsidiary of a Borrower has guaranteed or will guarantee any obligations of such Foreign Subsidiary and (iv) within 30 days after such Person becomes a Foreign Subsidiary, (A) such Borrower or the relevant Domestic Subsidiary (if the direct parent of such Foreign Subsidiary) has executed and delivered to the Administrative Agent a new pledge agreement or such amendments to the Pledge Agreement as the Administrative Agent shall deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a Lien on the capital stock or other equity interests of such Foreign Subsidiary which is owned by such Borrower or Domestic Subsidiary, as the case may be (provided that in no event shall more than 65% of the capital stock or other equity interests of any such Foreign Subsidiary be required to be so pledged), and (B) if such capital stock or other equity interests is issued in certificated form, such Borrower or Domestic Subsidiary, as the case may be, has delivered to the Administrative Agent any certificates representing such capital stock or other equity interests, together with undated stock powers executed and delivered in blank by a duly authorized officer of such Borrower or Domestic Subsidiary, (C) such Borrower or Domestic Subsidiary, as the case may be, has taken or caused to be taken all such other actions under the law of the jurisdiction of organization of such Foreign Subsidiary as the Administrative Agent may deem necessary or advisable to perfect such Lien on such capital stock or other equity interests, and (D) if requested by the Administrative Agent, such Borrower shall have delivered or caused to be delivered to the Administrative Agent legal opinions and other documents relating to matters described in this clause (iv), which opinions and other documents shall be in form and substance, and (in the case of legal opinions) from counsel, reasonably satisfactory to the Administrative Agent; and

(b)           a Borrower may acquire a Domestic Subsidiary pursuant to a Permitted Acquisition or organize or create new Domestic Subsidiaries in connection with the European Operations Reorganization so long as within 5 days of such acquisition or formation (A) the direct owner of the capital stock or other equity interests of such Domestic Subsidiary has executed and delivered to the Administrative Agent a new pledge agreement or such amendments to the Pledge Agreement as the Administrative Agent shall deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a Lien on all of the capital stock or other equity interests of such Domestic Subsidiary, (B) if such capital stock or other equity interests is issued in certificated form, such owner has delivered to the Administrative Agent any certificates representing such capital stock or other equity interests, together with undated stock powers executed and delivered in blank by a duly authorized officer of such owner, (C) such Domestic Subsidiary shall become a Guarantor hereunder and become a grantor under the Security Agreement and under the other applicable Loan Documents, and (D) if requested by the Administrative Agent, such owner and such Domestic Subsidiary shall have delivered or caused to be delivered to the Administrative Agent legal opinions and other documents relating to matters described in clauses (A), (B) and (C) above, which opinions and other documents shall be in form and substance, and (in the case of legal opinions) from counsel, reasonably satisfactory to the Administrative Agent.

7.23         Fiscal Year.  Neither such Borrower nor any Subsidiary thereof shall change its Fiscal Year.

7.24         Intentionally Omitted.

7.25         Fixed Charge Coverage Ratio.  The Parent and its Subsidiaries will maintain a Fixed Charge Coverage Ratio for each period of four consecutive fiscal quarters ended on the last day of each fiscal quarter of not less than 1.05:1.

7.26         EBITDA.  The Parent and its Domestic Subsidiaries will maintain EBITDA (excluding corporate overhead charges) for each period of four consecutive fiscal quarters of not less than $22,000,000.

7.27         Intentionally Omitted.

7.28         Intentionally Omitted.

7.29         Use of Proceeds.  Such Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, use any portion of the Loan proceeds, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of a Borrower or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

7.30         Adjusted Tangible Net Worth.  The Parent and its Subsidiaries will maintain Adjusted Tangible Net Worth, determined as of the last day of each fiscal quarter of the Parent, of not less than $75,000,000.

7.31         Foreign Subsidiaries.  Such Borrower will cause each of its Foreign Subsidiaries to pay its share of corporate overhead as reasonably allocated among such Borrower and its Foreign Subsidiaries in amounts and percentages which are consistent with past practice.  Upon the request of the Administrative Agent at the end of each Fiscal Year, such Borrower shall deliver to the Administrative Agent a report, in detail reasonably satisfactory to the Administrative Agent, of the allocations and payments of corporate overhead demonstrating compliance with this Section 7.31.

7.32         Further Assurances.  Such Borrower shall execute and deliver, or cause to be executed and delivered, to the Administrative Agent and/or the Lenders such documents and agreements, and shall take or cause to be taken such actions, as the Administrative Agent or any Lender may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents.

7.33         Pledge of Capital Stock of Foreign Subsidiaries.  Within the earlier of (i) 180 days after the Closing Date or (ii) 90 days after the date on which the European Operations Reorganization has become effective or upon the occurrence and during the continuance of a Default or an Event of Default, if earlier, each Borrower and Guarantor shall (A) cause to be taken all such actions as the Administrative Agent shall deem necessary or advisable under the applicable laws of jurisdictions outside of the United States to perfect the Lien on the capital stock or other equity interests of each Foreign Subsidiary of such Borrower or Guarantor granted by such Borrower or Guarantor to the Administrative Agent pursuant to the Pledge Agreement and (B) deliver to the Administrative Agent legal opinions relating to the matters described in the immediately preceding clause (A), which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

7.34         Salt Lake City Real Estate.  Within 180 days after the Closing Date, unless Manufacturers’ Services Salt Lake City Operations, Inc. shall have sold the Real Property described on Schedule 7.34 (the “Salt Lake City Real Property”) prior to such time, the Borrowers shall have caused Manufacturers’ Services Salt Lake City Operations, Inc. to deliver to the Administrative Agent, in each case in form and substance satisfactory to the Administrative Agent:

(a)           a fully executed and notarized Mortgage encumbering the fee interest of Manufacturers’ Services Salt Lake City Operations, Inc. in the Salt Lake City Real Property;

(b)           an American Land Title Association form survey of the Salt Lake City Real Property performed by an independent professional licensed land surveyor, certified to the Administrative Agent and the title insurance company issuing the policy referred to in clause (c) below (the “Title Insurance Company”) and dated a date reasonably satisfactory to each of the Administrative Agent and the Title Insurance Company;

(c)           a fully paid American Land Title Association mortgagee title insurance policy with respect to the Mortgage on the Salt Lake City Real Property; and

(d)           a legal opinion of special Utah counsel for Manufacturers’ Services Salt Lake City Operations, Inc.

7.35         Richmond, Virginia Real Estate.  Neither such Borrower nor any of its Subsidiaries shall conduct any business at the facility leased by Hewlett Packard Company in Richmond, Virginia, other than such business directly related to Hewlett Packard Company

7.36         Setoff Rights.  (a) Neither such Borrower nor any of its Domestic Subsidiaries shall consent to any setoff of any amounts owing by such Borrower or Domestic Subsidiary to any Person (other than a Lender) party to any license, contract or agreement with such Borrower or Domestic Subsidiary, unless (i) such setoff is in the ordinary course of business, (ii) if the amount owing by such Borrower or Domestic Subsidiary is being setoff against an Account of a Borrower, such Account is not included as an Eligible Account of such Borrower, (iii) there shall exist no Default or Event of Default either immediately prior to or after giving effect to such setoff and (iv) such setoff is not in an amount greater than $50,000.

(b)           Such Borrower shall not permit any of its Foreign Subsidiaries to consent to any setoff of any amounts owing by such Foreign Subsidiary to any Person (other than a Lender) party to any license, contract or agreement with a Borrower or Domestic Subsidiary against any amounts owing to such Borrower or Domestic Subsidiary by such Person.

7.37         Spanish Financing Intercompany Debt.  The Parent shall not make any cash  payments in respect of Debt permitted by Section 7.15(l) until the Commitments have been terminated and all Obligations have been paid in full; provided, however, that the Parent may repay such Debt with monies received from another Foreign Subsidiary (other than from monies  received by the Parent in respect of allocations of corporate overhead charges that are required to be made pursuant to Section 7.31).

ARTICLE 8

CONDITIONS OF LENDING

8.1           Conditions Precedent to Making of Loans on the Closing Date.  The obligation of the Revolving Lenders to make the initial Revolving Loans and the Term Lenders to make the Term Loans on the Closing Date, and the obligation of the Administrative Agent to cause the Letter of Credit Issuer to issue any Letter of Credit on the Closing Date, are subject to the following conditions precedent having been satisfied in a manner satisfactory to the Administrative Agent and each Lender:

(a)           This Agreement and the other Loan Documents shall have been executed by each party thereto and each Borrower shall have performed and complied with all covenants, agreements and conditions contained herein and in the other Loan Documents which are required to be performed or complied with by such Borrower before or on such Closing Date.

(b)           Upon making the Revolving Loans (including such Revolving Loans made to finance the Closing Fee and other fees payable hereunder on the Closing Date or otherwise as reimbursement for fees, costs and expenses then payable under this Agreement) and with all its obligations current, the Borrowers shall have Availability of at least $10,000,000 in the aggregate for all Borrowers.

(c)           All representations and warranties made hereunder and in the other Loan Documents shall be true and correct in all material respects as if made on such date (or, to the extent any such representation or warranty specifically relates to an earlier date, such representation or warranty shall have been true and correct in all material respects as of such earlier date).

(d)           No Default or Event of Default shall have occurred and be continuing after giving effect to the Loans to be made and any Letters of Credit to be issued on the Closing Date.

(e)           The Administrative Agent and the Lenders shall have received such opinions of counsel for the Borrowers and their Subsidiaries as the Administrative Agent or any Lender shall request, each such opinion to be in a form, scope and substance reasonably satisfactory to the Administrative Agent, the Lenders and their respective counsel.

(f)            Intentionally Omitted.

(g)           The Administrative Agent shall have received:

(i)            each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Agreement or any other Loan Document or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral, prior and superior in right to any other Person (other than Permitted Liens), and in proper form for filing, registration or recordation;

(ii)           UCC–3 Termination Statements authorized for filing by the appropriate Person and such other instruments, in form and substance satisfactory to the Administrative Agent, as shall be necessary to terminate and satisfy all Liens on the Property of the Borrowers and their respective Subsidiaries except Permitted Liens; and

(iii)          the results of a search of tax and other Liens, and judgments and of the Uniform Commercial Code filings made with respect to each of the Borrowers in the jurisdictions in which each Borrower is doing business and/or in which any Collateral is located and in which Uniform Commercial Code filings have been made against any Borrower in (i) hereinabove.

(h)           The Administrative Agent shall have received a copy of the certificate or articles of incorporation or constitutive documents, in each case amended to date, of each of the Borrowers, certified as of a recent date by the Secretary of State or other appropriate official of the state of its organization and dated as of a recent date; a certificate of the Secretary of each of the Borrowers, dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of such Borrower’s By–laws as in effect on the date of such certificate and at all times since a date prior to the date of the resolution described in item (B) below, (B) that attached thereto is a true and complete copy of a resolution adopted by such Borrower’s Board of Directors authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and that such resolution has not been modified, rescinded or amended and is in full force and effect, (C) that such Borrower’s certificate or articles of incorporation or constitutive documents has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished hereinabove, and (D) as to the incumbency and specimen signature of each of such Borrower’s officers executing this Agreement or any other Loan Document delivered in connection herewith or therewith, as applicable; a certificate of another of such Borrower’s officers as to incumbency and signature of its Secretary; and such other documents as the Administrative Agent or any Lender may reasonably request.

(i)            The Administrative Agent shall have received certificates of good standing, existence or its equivalent with respect to each Borrower certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of incorporation or organization and in each other jurisdiction in which qualification is necessary in order for such Borrower to own or lease its property and conduct its business.

(j)            The Administrative Agent shall have received evidence that the Parent has received net cash proceeds in the amount of at least $37,800,000 from the issuance of its 5.25% Series A Convertible Preferred Stock pursuant to the Equity Agreements.

(k)           The Administrative Agent shall have received evidence that (i) the Spanish Financing has been consummated on terms and conditions satisfactory to the Administrative Agent and in compliance with applicable laws, (ii) Global Manufacturers’ Services Valencia S.A. has received net cash proceeds in the amount of at least $6,700,000 from the Spanish Financing, (iii)  Global Manufacturers’ Services Valencia S.A. has used a portion of such net cash proceeds to repay the approximately $5,000,000 of Debt of Global Manufacturers’ Services Valencia S.A. to the Parent and other Borrowers outstanding on or prior to the Closing Date and (iv) Global Manufacturers’ Services Valencia S.A. has made a loan to the Parent in the amount of the  net cash proceeds received from the Spanish Financing less such amounts applied to the repayment of the Debt referred to in clause (iii) above, which loan is subordinated to the Obligations on terms acceptable to the Administrative Agent and otherwise having terms and conditions acceptable to the Administrative Agent.

(l)            The Administrative Agent shall have received evidence that all requisite governmental and third party consents and approvals (including, without limitation, consents with respect to each Borrower and each of its Subsidiaries) to the transactions contemplated by this Agreement and the other Loan Documents have been obtained, and remain in effect; all applicable waiting periods shall have expired without any action being taken by any competent authority; and no law or regulation shall be applicable in the judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon any of the Loan Documents or any of the transactions contemplated thereby.

(m)          In the sole judgment of the Administrative Agent and each Lender, no Material Adverse Effect shall have occurred since delivery of the audited financial statements for the Fiscal Year ended December 31, 2001.

(n)           There shall exist no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that, in the sole judgment of the Administrative Agent and each Lender, would (i) reasonably be expected to have a Material Adverse Effect or (ii) affect this Agreement or any of the other Loan Documents or any of the transactions contemplated hereby or thereby in a manner material and adverse to the Lenders or impair the Borrowers’ ability to perform their obligations thereunder.

(o)           Each Borrower shall have established a Payment Account and a related lock–box service for collections of Accounts at a Clearing Bank acceptable to the Administrative Agent and, in each case, subject to a Blocked Account Agreement and other documentation acceptable to the Administrative Agent and shall instruct each Account Debtor to make all payments directly to such Payment Account or to the address established for such lock-box service and shall provide evidence to the Administrative Agent, satisfactory to the Administrative Agent, that such instructions have been given.

(p)           The Administrative Agent and each Lender shall have received and been satisfied with the annual financial statements and interim financial statements referenced in Section 6.6(a), pro forma consolidated financial statements for the Parent and its Subsidiaries, and forecasts prepared by management of the Borrowers, in form and substance satisfactory to the Administrative Agent and each Lender, including balance sheets, income statements and cash flow statements on a monthly basis for the Fiscal Year ending December 31, 2002.

(q)           The Administrative Agent and each Lender shall be satisfied with the corporate and legal structure and capitalization of the Borrowers and their Subsidiaries, including, without limitation, the charter and bylaws of each Borrower and its Subsidiaries and each agreement and instrument relating thereto.

(r)            Intentionally Omitted.

(s)           The Administrative Agent shall have received copies of each of the material agreements listed on Schedule 6.26, which agreements shall be satisfactory to the Administrative Agent and the Lenders.

(t)            The Administrative Agent shall have received a copy of the Appraisal made with respect to the Inventory of each of the Borrowers described therein.

(u)           The Administrative Agent shall have received a copy, certified by a Responsible Officer of the Parent as true and complete, of the Equity Agreements as originally executed and delivered, together with all schedules and exhibits thereto, and every other agreement, instrument and document entered into or executed in connection therewith.

(v)           The Borrowers shall have paid all fees and expenses of the Administrative Agent, the Attorney Costs and all fees and expenses of the Term Lenders (including reasonable fees, expenses and disbursements of one law firm retained by the Term Lenders) incurred in connection with any of the Loan Documents and the transactions contemplated thereby to the extent invoiced.

(w)          The Administrative Agent shall have received evidence, in form, scope and substance reasonably satisfactory to the Administrative Agent, of all insurance coverage as required by this Agreement.

(x)            The Administrative Agent and the Lenders shall have had an opportunity, if they so choose, to examine the books of account and other records and files of the Borrowers and to make copies thereof, and to conduct a pre–closing audit which shall include, without limitation, verification of Inventory, Accounts, and the Borrowing Base of each Borrower, and the results of such examination and audit shall have been satisfactory to the Administrative Agent and the Lenders in all respects.

(y)           All proceedings taken in connection with the execution of this Agreement, the Term Loan Notes, all other Loan Documents and all documents and papers relating thereto shall be satisfactory in form, scope and substance to the Administrative Agent and the Lenders.

(z)            Without limiting the generality of the items described above, the Borrowers and each Person guarantying or securing payment of the Obligations shall have delivered or caused to be delivered to the Administrative Agent (in form and substance reasonably satisfactory to the Administrative Agent) the financial statements, instruments, resolutions, documents, agreements, certificates, opinions and other items set forth on the “Closing Checklist” delivered by the Administrative Agent to the Borrowers prior to the Closing Date.

(aa)         The Borrowers shall have satisfied such other conditions precedent reasonably requested by the Administrative Agent or the Lenders.

The acceptance by any of the Borrowers of any Loans made or any Letters of Credit issued on the Closing Date shall be deemed to be a representation and warranty made by each Borrower to the effect that all of the conditions precedent to the making of such Loans or the issuance of such Letters of Credit have been satisfied, with the same effect as delivery to the Administrative Agent and the Lenders of a certificate signed by a Responsible Officer of such Borrower, dated the Closing Date, to such effect.

Execution and delivery to the Administrative Agent by a Lender of a counterpart of this Agreement shall be deemed confirmation by such Lender that (i) all conditions precedent in this Section 8.1 have been fulfilled to the satisfaction of such Lender, (ii) the decision of such Lender to execute and deliver to the Administrative Agent an executed counterpart of this Agreement was made by such Lender independently and without reliance on the Administrative Agent or any other Lender as to the satisfaction of any condition precedent set forth in this Section 8.1, and (iii) all documents sent to such Lender for approval consent or satisfaction were acceptable to such Lender.

8.2           Conditions Precedent to Each Loan.  The obligation of the Revolving Lenders or the Term Lenders, as the case may be, to make each Loan, including the initial Revolving Loans on the Closing Date and the Term Loans, and the obligation of the Administrative Agent to cause the Letter of Credit Issuer to issue any Letter of Credit shall be subject to the further conditions precedent that on and as of the date of any such extension of credit:

(a)           The following statements shall be true, and the acceptance by any Borrower of any extension of credit shall be deemed to be a statement to the effect set forth in clauses (i), (ii) and (iii) with the same effect as the delivery to the Administrative Agent and the Lenders of a certificate signed by a Responsible Officer of such Borrower, dated the date of such extension of credit, stating that:

(i)            The representations and warranties contained in this Agreement and the other Loan Documents are correct in all material respects on and as of the date of such extension of credit as though made on and as of such date, other than any such representation or warranty which relates to a specified prior date and except to the extent the Administrative Agent and the Lenders have been notified in writing by the Borrowers that any representation or warranty is not correct and the Majority Lenders have explicitly waived in writing compliance with such representation or warranty; and

(ii)           No event has occurred and is continuing, or would result from such extension of credit, which constitutes a Default or an Event of Default; and

(iii)          No event has occurred and is continuing, or would result from such extension of credit, which has had or would have a Material Adverse Effect.

(b)           No such Borrowing shall exceed Availability of the applicable Borrower, provided, however, that the foregoing conditions precedent are not conditions to each Revolving Lender participating in or reimbursing the Bank or the Administrative Agent for such Lender’s Pro Rata Share of any Non–Ratable Loan or Agent Advance made in accordance with the provisions of Sections 1.2(h) and (i).

ARTICLE 9

DEFAULT; REMEDIES

9.1           Events of Default.  It shall constitute an event of default (“Event of Default”) if any one or more of the following shall occur for any reason:

(a)           any failure by any of the Borrowers to pay (i) the principal in respect of any Obligations or any amounts in reimbursement of a drawing or payment under any Letter of Credit or Credit Support, in each instance, when due, whether upon demand or otherwise, (ii) interest or premium on any of the Obligations or any fee or other amount (other than amounts referred to in clause (i) above) owing hereunder within 5 days of when due, whether upon demand or otherwise or (iii) principal in respect of the Term Loans due and payable on a scheduled payment date more than once during any period of four consecutive fiscal quarters of the Parent as a result of the Borrowers not satisfying the conditions to payment set forth in the proviso to the first sentence of Section 3.3;

(b)           any representation or warranty made or deemed made by any Borrower in this Agreement or by any Borrower or any of its Subsidiaries in any of the other Loan Documents, any Financial Statement, or any certificate furnished by any Borrower or any of its Subsidiaries at any time to the Administrative Agent or any Lender shall prove to be untrue in any material respect as of the date on which made, deemed made, or furnished;

(c)           (i) any default shall occur in the observance or performance of any of the covenants and agreements contained in Sections 5.2(n), 5.3, 7.2, 7.5, 7.11–7.30, or Section 11 of the Security Agreement (provided, that if the Administrative Agent requests that a Borrowing Base Certificate be delivered more frequently than once per week, then a default under Section 5.2(n) shall only be an Event of Default if such default shall continue for two (2) days or more), (ii) any default shall occur in the observance or performance of any of the covenants and agreements contained in Section 5.2 (other than 5.2(n)) and such default shall continue for five (5) days or more; or (iii)any default shall occur in the observance or performance of any of the other covenants or agreements contained in any other Section of this Agreement or any other Loan Document, any other Loan Documents, or any other agreement entered into at any time to which any Borrower or any Subsidiary and the Administrative Agent or any Lender are party (including in respect of any Bank Products) and such default shall continue for twenty–five (25) days or more;

(d)           any default shall occur with respect to any Debt (other than the Obligations) of any Borrower or any of its Subsidiaries in an outstanding principal amount which exceeds $750,000, or under any agreement or instrument under or pursuant to which any such Debt may have been issued, created, assumed, or guaranteed by any Borrower or any of its Subsidiaries, and such default shall continue for more than the period of grace, if any, therein specified, if the effect thereof (with or without the giving of notice or further lapse of time or both) is to accelerate, or to permit the holders of any such Debt to accelerate, the maturity of any such Debt; or any such Debt shall be declared due and payable or be required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof;

(e)           any Borrower or any of its Subsidiaries shall (i) file a voluntary petition in bankruptcy or file a voluntary petition or an answer or otherwise commence any action or proceeding seeking reorganization, arrangement or readjustment of its debts or for any other relief under the federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or law, state, federal or foreign, now or hereafter existing, or consent to, approve of, or acquiesce in, any such petition, action or proceeding; (ii) apply for or acquiesce in the appointment of a receiver, assignee, liquidator, sequestrator, custodian, monitor, trustee or similar officer for it or for all or any part of its property; (iii) make an assignment for the benefit of creditors; or (iv) be unable generally to pay its debts as they become due;

(f)            an involuntary petition shall be filed or an action or proceeding otherwise commenced seeking reorganization, arrangement, consolidation or readjustment of the debts of any Borrower or any of its Subsidiaries or for any other relief under the federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or law, state, federal or foreign, now or hereafter existing and such petition or proceeding shall not be dismissed within forty-five (45) days after the filing or commencement thereof or an order of relief shall be entered with respect thereto;

(g)           a receiver, assignee, liquidator, sequestrator, custodian, monitor, trustee or similar officer for any Borrower or any of its Subsidiaries or for all or any part of its property shall be appointed or a warrant of attachment, execution or similar process shall be issued against any part of the property of any Borrower or any of its Subsidiaries;

(h)           any Borrower or any of its Subsidiaries shall file a certificate of dissolution under applicable state law or shall be liquidated, dissolved or wound-up or shall commence or have commenced against it any action or proceeding for dissolution, winding-up or liquidation, or shall take any corporate action in furtherance thereof; provided, however, that nothing in this clause (h) shall prohibit a Borrower or any of its Subsidiaries from entering into any transaction expressly permitted under Section 7.2 or Section 7.11;

(i)            all or any material part of the property of any Borrower or any of its Subsidiaries shall be nationalized, expropriated or condemned, seized or otherwise appropriated, or custody or control of such property or of such Borrower or such Subsidiary shall be assumed by any Governmental Authority or any court of competent jurisdiction at the instance of any Governmental Authority, except where contested in good faith by proper proceedings diligently pursued where a stay of enforcement is in effect;

(j)            Intentionally Omitted;

(k)           one or more judgments, orders, decrees or arbitration awards is entered against any Borrower involving in the aggregate liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related or unrelated series of transactions, incidents or conditions, of $500,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof;

(l)            any loss, theft, damage or destruction of any item or items of Collateral or other property of any Borrower or any of its Subsidiaries occurs which could reasonably be expected to cause a Material Adverse Effect and is not adequately covered by insurance;

(m)          there is filed against any Borrower or any of its Subsidiaries any action, suit or proceeding under any federal or state racketeering statute (including the Racketeer Influenced and Corrupt Organization Act of 1970), which action, suit or proceeding (i) is not dismissed within one hundred twenty (120) days, and (ii) could reasonably be expected to result in the confiscation or forfeiture of any material portion of the Collateral;

(n)           for any reason other than the failure of the Administrative Agent to take any action available to it to maintain perfection of the Agent’s Liens, pursuant to the Loan Documents, any Loan Document ceases to be in full force and effect or any Loan Document is challenged by any Borrower or any other obligor or any Lien with respect to any material portion of the Collateral intended to be secured thereby ceases to be, or is not, valid, perfected and prior to all other Liens (other than Permitted Liens) or is terminated, revoked or declared void;

(o)           an ERISA Event shall occur with respect to a Pension Plan or Multi–employer Plan which has resulted or could reasonably be expected to result in liability of any Borrower or any of its Subsidiaries under Title IV of ERISA to the Pension Plan, Multi–employer Plan or the PBGC in an aggregate amount in excess of $500,000; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $500,000; or (iii) any Borrower, any of its Subsidiaries or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multi-employer Plan in an aggregate amount in excess of $500,000;

(p)           there occurs a Change of Control; or

(q)           there occurs an event having a Material Adverse Effect.

9.2           Remedies.

(a)           If a Default or an Event of Default exists, the Administrative Agent may, in its discretion, and shall, at the direction of the Majority Revolving Lenders, do one or more of the following at any time or times and in any order, without notice to or demand on the Borrowers:  (i) reduce the Maximum Revolver Amount, or the advance rates against Eligible Accounts and/or Eligible Inventory used in computing the Borrowing Base of any of the Borrowers, or reduce one or more of the other elements used in computing the Borrowing Base of any of the Borrowers; (ii) restrict the amount of or refuse to make Revolving Loans; and (iii) restrict or refuse to provide Letters of Credit or Credit Support.  If an Event of Default exists, the Administrative Agent shall, at the direction of the Majority Lenders (except with respect to clauses (A) and (C) below, which the Administrative Agent will do at the direction of the Majority Revolving Lenders), do one or more of the following, in addition to the actions described in the preceding sentence, at any time or times and in any order, without notice to or demand on the Borrowers:  (A) terminate the Commitments and this Agreement; (B) declare any or all Obligations to be immediately due and payable; provided, however, that upon the occurrence of any Event of Default described in Sections 9.1(e), 9.1(f), 9.1(g), or 9.1(h), the Commitments shall automatically and immediately expire and all Obligations shall automatically become immediately due and payable without notice or demand of any kind; (C) require the Borrowers to cash collateralize all outstanding Letter of Credit Obligations; and (D) pursue its other rights and remedies under the Loan Documents and applicable law.

(b)           In the event that an Event of Default shall occur under Section 9.1(a) as a result of principal or cash interest payable on the Term Loans not being paid when due and such Event of Default shall continue for 60 or more consecutive days, the Administrative Agent, at the direction of the Majority Term Lenders, shall declare any and all of the Obligations with respect to the Term Loans to be immediately due and payable and commence and pursue such other Enforcement Actions as the Administrative Agent in its good faith judgment deems appropriate; provided, that (i) such Event of Default has not been cured or waived, (ii) in the good faith judgment of the Administrative Agent, taking an

Enforcement Action is permitted under the terms of this Agreement, the other Loan Documents and applicable law and (iii) in the good faith judgment of the Administrative Agent, taking an Enforcement Action at such time would not impair the values to be realized for the Borrowers or Guarantors or the Collateral or diminish the likelihood of the Obligations being repaid in full in the order of priority set forth in Section 3.8.

(c)           If an Event of Default has occurred and is continuing:  (i) the Administrative Agent shall have for the benefit of the Lenders, in addition to all other rights of the Administrative Agent and the Lenders, the rights and remedies of a secured party under the Loan Documents and the UCC; (ii) the Administrative Agent may, at any time, take possession of the Collateral and keep it on any Borrower’s premises, at no cost to the Administrative Agent or any Lender, or remove any part of it to such other place or places as the Administrative Agent may desire, or the Borrowers shall, upon the Administrative Agent’s demand, at the Borrowers’ cost, assemble the Collateral and make it available to the Administrative Agent at a place reasonably convenient to the Administrative Agent; and (iii) subject to the UCC or other applicable law, the Administrative Agent may sell and deliver any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as the Administrative Agent deems advisable, in its sole discretion, and may, if the Administrative Agent deems it reasonable, postpone or adjourn any sale of the Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale without giving a new notice of sale.  Without in any way requiring notice to be given in the following manner, each Borrower agrees that any notice by the Administrative Agent of sale, disposition or other intended action hereunder or in connection herewith, whether required by the UCC or otherwise, shall constitute reasonable notice to such Borrower if such notice is mailed by registered or certified mail, return receipt requested, postage prepaid, or is delivered personally against receipt, at least ten (10) days prior to such action to such Borrower’s address (or the Parent’s address on behalf of such Borrower) specified in or pursuant to Section 14.8.  If any Collateral is sold on terms other than payment in full at the time of sale, no credit shall be given against the Obligations until the Administrative Agent or the Lenders receive payment, and if the buyer defaults in payment, the Administrative Agent may resell the Collateral without further notice to the Borrowers.  In the event the Administrative Agent seeks to take possession of all or any portion of the Collateral by judicial process, each Borrower irrevocably waives:  (A) the posting of any bond, surety or security with respect thereto which might otherwise be required; (B) any demand for possession prior to the commencement of any suit or action to recover the Collateral; and (C) any requirement that the Administrative Agent retain possession and not dispose of any Collateral until after trial or final judgment.  Each Borrower agrees that the Administrative Agent has no obligation to preserve rights to the Collateral or marshal any Collateral for the benefit of any Person.  The Administrative Agent is hereby granted a license or other right to use, without charge, each Borrower’s labels, patents, copyrights, name, trade secrets, trade names, trademarks, and advertising matter, or any similar property, in completing production of, advertising or selling any Collateral, and each Borrower’s rights under all licenses and all franchise agreements shall inure to the Administrative Agent’s benefit for such purpose.  The proceeds of sale shall be applied first to all expenses of sale, including attorneys’ fees, and then to the Obligations.  The Administrative Agent will return any excess to the Borrowers and the Borrowers shall remain, jointly and severally, liable for any deficiency.

(d)           If an Event of Default occurs, each Borrower hereby waives all rights to notice and hearing prior to the exercise by the Administrative Agent of the Administrative Agent’s rights to repossess the Collateral without judicial process or to reply, attach or levy upon the Collateral without notice or hearing.

ARTICLE 10

TERM AND TERMINATION

10.1         Term and Termination.  The term of this Agreement shall end on the Stated Termination Date unless sooner terminated in accordance with the terms hereof.  The Administrative Agent upon direction from the Majority Revolving Lenders may terminate this Agreement without notice upon the occurrence of an Event of Default.  Upon the effective date of termination of this Agreement for any reason whatsoever, all Obligations (including all unpaid principal, accrued and unpaid interest and any early termination or prepayment fees or penalties) shall become immediately due and payable and the Borrowers for whose account Letters of Credit were issued shall immediately arrange for the cancellation and return of any such Letters of Credit then outstanding.  Notwithstanding the termination of this Agreement, until all Obligations are indefeasibly paid and performed in full in cash, each of the Borrowers shall remain bound by the terms of this Agreement and shall not be relieved of any of its Obligations hereunder or under any other Loan Document, and the Administrative Agent and the Lenders shall retain all their rights and remedies hereunder (including the Administrative Agent’s Liens in and all rights and remedies with respect to all then existing and after-arising Collateral).

ARTICLE 11

AMENDMENTS; WAIVERS; PARTICIPATIONS; ASSIGNMENTS; SUCCESSORS

11.1         Amendments and Waivers.

(a)           No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by a Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Majority Lenders (or by the Administrative Agent at the written request of the Majority Lenders), except as provided below, and the Borrowers and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; except that:

(i)            any waiver, amendment or consent which shall do any of the following shall be in writing and signed by all the Lenders and the Borrowers and acknowledged by the Administrative Agent:

(A)          change this Section or any provision of this Agreement providing for consent or other action by all Lenders;

(B)           release any Guaranties of the Obligations or release Collateral other than as permitted by Section 12.11;

(C)           change the definitions of “Majority Lenders” or “Required Lenders”;

(D)          change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans or Term Loans which is required for the Lenders or any of them to take any action hereunder (other than any change to the definitions of “Majority Revolving Lenders” or “Majority Term Lenders”);

(E)           change the order in which payments are applied to the Obligations as set forth in Section 3.8;

(F)           consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement;

(G)           extend the Stated Termination Date;

(H)          (i) increase any of the percentages (in excess of the stated percentages in effect on the date hereof) set forth in clauses (f) or (s) in the definition of Eligible Accounts or (ii) increase the number of days (in excess of the number of days in effect on the date hereof) which must elapse or for which a Borrower’s Account must be past due in order for such Account to be classified as ineligible under clause (a) of the definition of Eligible Accounts; or

(I)            increase any of the amounts (in excess of the stated amounts in effect on the date hereof) set forth in the definition of Maximum Inventory Loan Amount;

(ii)           any such waiver, amendment or consent which shall do any of the following shall be in writing and signed by each of the Revolving Lenders directly affected thereby and the Borrowers and acknowledged by the Administrative Agent:

(A)          increase the Revolving Credit Commitment of such Revolving Lender over the amount thereof then in effect (except as provided in Section 1.6) or extend the Revolving Credit Commitment of such Revolving Lender;

(B)           postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to such Revolving Lender hereunder or under any other Loan Document;

(C)           reduce the principal of, or the rate of interest specified herein on, any Revolving Loan owing to such Revolving Lender or any fees or other amounts payable to such Revolving Lender hereunder or under any other Loan Document;

(iii)          any such waiver, amendment or consent which shall do any of the following shall be in writing and signed by each of the Revolving Lenders and the Borrowers and acknowledged by the Administrative Agent:

(A)          change the percentage of the Revolving Credit Commitments or of the aggregate unpaid principal amount of the Revolving Loans or other Obligations related to the revolving credit facility provided hereunder which is required for the Revolving Lenders or any of them to take any action hereunder;

(B)           change the definition of “Majority Revolving Lenders”;

(C)           change any provision of this Agreement providing for consent or other action by the Majority Revolving Lenders; or

(D)          increase the Maximum Revolver Amount (except as provided in Section 1.6) or the Letter of Credit Subfacility; or

(E)           amend Section 11.2 to provide for additional restrictions (other than those restrictions in effect on the date hereof) on the ability of any Revolving Lender to assign and delegate all, or any ratable part of all, of its Revolving Loans, Revolving Credit Commitment and the other rights and obligations of such Revolving Lender under this Agreement and the other Loan Documents;

(iv)          any such waiver, amendment or consent which shall do any of the following shall be in writing and signed by each of the Term Lenders directly affected thereby and the Borrowers and acknowledged by the Administrative Agent:

(A)          increase the Term Loan Commitment of such Term Lender over the amount thereof then in effect;

(B)           postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to such Term Lender hereunder or under any other Loan Document;

(C)           reduce the principal of, or the rate of interest specified herein on, any Term Loan owing to such Term Lender or any fees or other amounts payable to such Term Lender hereunder or under any other Loan Document; or

(D)          change Section 9.2(b);

(v)           any such waiver, amendment or consent which shall do any of the following shall be in writing and signed by the Majority Term Lenders and the Borrowers and acknowledged by the Administrative Agent:

(A)          change the percentage of the Term Loan Commitments or of the aggregate unpaid principal amount of the Term Loans which is required for the Term Lenders or any of them to take any action hereunder;

(B)           change the definition of “Majority Term Lenders”;

(C)           change any provision of this Agreement providing for consent or other action by the Majority Term Lenders; or

(D)          increase the Maximum Revolver Amount to an amount greater than $137,500,000;

(vi)          any such waiver, amendment or consent which shall do any of the following shall be in writing and signed by the Majority Revolving Lenders, the Majority Term Lenders and the Borrowers and acknowledged by the Administrative Agent:

(A)          increase the maximum principal amount of Agent Advances permitted to be made to the Borrowers on an aggregate basis under Section 1.2(i);

(B)           amend Section 7.11 to permit additional sales or dispositions of assets or capital stock or other equity interests of any Borrower or Subsidiary;

(C)           amend the definition of “Borrowing Base” or amend any of the defined terms used therein so as to result in an increase in the aggregate Availability of the Borrowers (provided, that nothing herein shall be deemed to affect or limit the discretion granted to the Administrative Agent pursuant to any of such defined terms or the exercise of such discretion by the Administrative Agent from time to time);

(D)          amend paragraphs (a), (b) or (c) of Section 11 of the Security Agreement;

(E)           amend the definition of “Availability”; or

(F)           amend Section 3.3 (except as provided in subclauses (B) and (C) of clause (iv) above);

(vii)         any such waiver, amendment or consent which shall amend Section 11.2 to provide for additional restrictions (other than those restrictions in effect on the date hereof) on the ability of any  Term Lender to assign and delegate all, or any ratable part of all, of its Term Loans and the other rights and obligations of such Term Lender under this Agreement and the other Loan Documents shall be in writing and signed by each of the Term Lenders and the Borrowers and acknowledged by the Administrative Agent;

provided, however, the Administrative Agent may, in its sole discretion and notwithstanding the above limitations (including, without limitation, those contained in clause (iii)(D) above) and any other terms of this Agreement, make Agent Advances in accordance with Section 1.2(i) and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document and provided further, that Schedule 1.2 hereto (Commitments) may be amended from time to time by the Administrative Agent alone to reflect assignments of Commitments in accordance herewith and any increase in the Revolving Credit Commitment or Term Loan Commitment of any Lender made in accordance herewith (including, without limitation, in accordance with clause (ii)(A) or (iv)(A), as applicable, or Section 1.6) and provided, even, further, that this Agreement and the other Loan Documents may be amended from time to time by the Administrative Agent and the relevant Borrowers or Guarantors alone (i.e. without any Lender consent or approval) to add a Domestic Subsidiary of a Borrower as a Guarantor hereunder or as a grantor under the Security Agreement or other applicable Loan Documents or to subject to the Lien of the Pledge Agreement capital stock or other equity interests not then subject to the Lien of the Pledge Agreement or to effectuate a Revolver Increase pursuant to Section 1.6.

(b)           If any fees are paid to the Lenders as consideration for amendments, waivers or consents with respect to this Agreement, at the Administrative Agent’s election, such fees may be paid only to those Lenders that agree to such amendments, waivers or consents within the time specified for submission thereof.

(c)            If, in connection with any proposed amendment, waiver or consent (a ”Proposed Change”):

(i)             requiring the consent of all Lenders, the consent of the Majority Lenders is obtained, but the consent of other Lenders is not obtained (any such Lender whose consent is not obtained as described in this clause (i) or in either of clauses (ii) or (iii) below being referred to as a “Non-Consenting Lender”), or

(ii)            requiring the consent of all Revolving Lenders, the consent of the Majority Revolving Lenders is obtained, or

(iii)           requiring the consent of all Term Lenders, the consent of the Majority Term Lenders is obtained,

then, so long as the Administrative Agent is not a Non-Consenting Lender, at the Borrowers’ request, the Administrative Agent or an Eligible Assignee shall have the right (but not the obligation) with the Administrative Agent’s approval, to purchase from the Non-Consenting Lenders, and the Non-Consenting Lenders agree that they shall sell, all the Non-Consenting Lenders’ Commitments and Loans for an amount equal to the principal balances thereof and all accrued interest and fees with respect thereto through the date of sale pursuant to Assignment and Acceptance Agreement(s), without premium or discount.

11.2         Assignments; Participations.

(a)           Any Lender may, with the written consent of the Administrative Agent (which consent shall not be unreasonably withheld) and (i) if prior to the date on which the Administrative Agent has advised the Parent that the primary syndication of the revolving credit facility has been completed (as determined by the Administrative Agent), in consultation with the Parent or (ii) thereafter, so long as no Default or Event of Default has occurred and is continuing, with the written consent of the Parent (which consent shall not unreasonably be withheld), assign and delegate to one or more Eligible Assignees (provided that no consent of the Administrative Agent shall be required in connection with any assignment and delegation by a Lender to an Affiliate of such Lender) (each an “Assignee”) all, or any ratable part of all, of the Loans, the Commitments and the other rights and obligations of such Lender hereunder, in a minimum amount of $3,000,000 (provided that, unless an assignor Lender has assigned and delegated all of its Loans and Commitments, no such assignment and/or delegation shall be permitted unless, after giving effect thereto, such assignor Lender retains a Commitment (or with respect to a Term Lender after the Closing Date, Term Loans) in a minimum amount of $3,000,000; provided, however, that the Borrowers and the Administrative Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrowers and the Administrative Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to the Borrowers and the Administrative Agent an Assignment and Acceptance in the form of Exhibit F (“Assignment and Acceptance”) together with any note or notes subject to such assignment and (iii) the assignor Lender or Assignee has paid to the Administrative Agent a processing fee in the amount of $3,500.  Each of the Borrowers agrees to promptly execute and deliver new promissory notes and replacement promissory notes as reasonably requested by the Administrative Agent to evidence assignments of the Loans and Commitments in accordance herewith.

(b)           From and after the date that the Administrative Agent notifies the assignor Lender that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations, including, but not limited to, the obligation to participate in Letters of Credit and Credit Support have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Term Lender or a Revolving Lender, as applicable, under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c)           By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto or the attachment, perfection or priority of any Lien granted by a Borrower to the Administrative Agent or any Lender in the Collateral; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or the performance or observance by the Borrowers of any of their obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such Assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers, including the discretionary rights and incidental power, as are reasonably incidental thereto; and (vi) such Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)           Immediately upon satisfaction of the requirements of Section 11.2(a), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments, if any, arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e)           Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of the Borrowers (a “Participant”) participating interests in any Loans, the Commitment of that Lender and the other interests of that Lender (the “originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Borrowers and the Administrative Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender’s rights and obligations under this Agreement and the other Loan Documents, and (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document (except to the extent that such amendment, waiver or consent both directly affects the Participant and would (x) increase or extend the Commitment of the originating Lender, (y) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the originating Lender hereunder or under any other Loan Document or (z) reduce the principal of, or the rate of interest specified herein on, any Loan owing to the originating Lender or any fees or other amounts payable to the originating Lender hereunder or under any other Loan Document), and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set–off in respect of its participating interest in amounts owing under this Agreement to the same extent and subject to the same limitation as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.

(f)            Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR § 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

ARTICLE  12

THE AGENTS

12.1         Appointment and Authorization.  Each Lender hereby designates and appoints the Bank as its Administrative Agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  The Administrative Agent agrees to act as such on the express conditions contained in this Article 12.  The provisions of this Article 12 are solely for the benefit of the Administrative Agent and the Lenders and the Borrowers shall have no rights as a third party beneficiary of any of the provisions contained herein.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  Except as expressly otherwise provided in this Agreement, the Administrative Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which the Administrative Agent is expressly entitled to take or assert under this Agreement and the other Loan Documents, including (a) the determination of the applicability of ineligibility criteria with respect to the calculation of the Borrowing Base of a Borrower, (b) the making of Agent Advances pursuant to Section 1.2(i), and (c) the exercise of remedies pursuant to Section 9.2, and any action so taken or not taken shall be deemed consented to by the Lenders.

12.2         Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys–in–fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney–in–fact that it selects as long as such selection was made without gross negligence or willful misconduct.

12.3         Liability of Administrative Agent.  None of the Agent–Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Borrower or any Subsidiary or Affiliate of such Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent–Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect any of the properties, books or records of any of the Borrowers or any of the Subsidiaries or Affiliates of the Borrowers.

12.4         Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders, the Majority Revolving Lenders or the Majority Term Lenders, as appropriate, as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Lenders (or all Lenders or the Majority Revolving Lenders or the Majority Term Lenders, as appropriate, if so required by Section 11.1) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

12.5         Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Administrative Agent shall have received written notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  In the event that the Administrative Agent shall receive such a notice, the Administrative Agent will notify the Lenders of its receipt of any such notice.  The Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Majority Lenders (or the Majority Revolving Lenders, if applicable) in accordance with Section 9; provided, however, that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

12.6         Credit Decision.  Each Lender acknowledges that none of the Agent–Related Persons has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of a Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and their Affiliates, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Borrowers which may come into the possession of any of the Agent–Related Persons.

12.7         Indemnification.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent–Related Persons (to the extent not reimbursed by or on behalf of the Borrowers and without limiting the obligation of the Borrowers to do so), in accordance with their Pro Rata Shares, from and against any and all Indemnified Liabilities as such term is defined in Section 14.11; provided, however, that no Lender shall be liable for the payment to the Agent–Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its Pro Rata Share of any costs or out–of–pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this

Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrowers.  The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Administrative Agent.

12.8         Administrative Agent in Individual Capacity.  The Bank and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Parent or its Subsidiaries or Affiliates as though the Bank were not the Administrative Agent hereunder and without notice to or consent of the Lenders.  The Bank or its Affiliates may receive information regarding the Parent, its Subsidiaries, its Affiliates or Account Debtors (including information that may be subject to confidentiality obligations in favor of the Parent or such Subsidiary or Affiliate) and acknowledge that the Administrative Agent and the Bank shall be under no obligation to provide such information to them.  With respect to its Loans, the Bank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include the Bank in its individual capacity.

12.9         Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon at least 30 days’ prior notice to the Lenders and the Borrowers, such resignation to be effective upon the acceptance of a successor administrative agent to its appointment as Administrative Agent.  In the event the Bank sells all of its Revolving Commitment and Revolving Loans as part of a sale, transfer or other disposition by the Bank of substantially all of its loan portfolio, the Bank shall resign as Administrative Agent and such purchaser or transferee shall become the successor Administrative Agent hereunder.  Subject to the foregoing, if the Administrative Agent resigns under this Agreement, the Majority Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders.  If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrowers, a successor administrative agent from among the Lenders.  Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 12 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

12.10       Withholding Tax.

(a)           If any Lender is a “foreign corporation, partnership or trust” within the meaning of the Code and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Lender agrees with and in favor of the Administrative Agent, to deliver to the Administrative Agent:

(i)            if such Lender claims an exemption from, or a reduction of, withholding tax under a United States of America tax treaty, properly completed IRS Form W–8BEN before the payment of any interest in the first calendar year, and if reasonably requested in writing by the Borrowers and then permitted under applicable law, before the payment of any interest in any succeeding calendar year, during which interest may be paid to such Lender under this Agreement;

(ii)           if such Lender claims that interest paid under this Agreement is exempt from United States of America withholding tax because it is effectively connected with a United States of America trade or business of such Lender, two properly completed and executed copies of IRS Form W–8ECI before the payment of any interest is due in the first taxable year of such Lender, and if reasonably requested in writing by the Borrowers and then permitted under applicable law, in any succeeding taxable year of such Lender, during which interest may be paid to such Lender under this Agreement, and IRS Form W–9; and

(iii)          such other form or forms as may be required under the Code or other laws of the United States of America as a condition to exemption from, or reduction of, United States of America withholding tax.

Such Lender agrees to promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(b)           If any Lender claims exemption from, or reduction of, withholding tax under a United States of America tax treaty by providing IRS Form W–8BEN and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations owing to such Lender, such Lender agrees to notify the Administrative Agent of the percentage amount in which it is no longer the beneficial owner of the respective Obligations of the Borrowers to such Lender.  To the extent of such percentage amount, the Administrative Agent will treat such Lender’s IRS Form W–8BEN as no longer valid.

(c)           If any Lender claiming exemption from United States of America withholding tax by filing IRS Form W–8ECI with the Administrative Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations owing to such Lender, such Lender agrees to notify the Administrative Agent of the percentage amount in which it is no longer the beneficial owner of the respective Obligations of the Borrowers to such Lender.  To the extent of such percentage amount, the Administrative Agent will treat such Lender’s IRS Form W–8ECI as no longer valid.

(d)           If any Lender is entitled to a reduction in the applicable withholding tax, the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction.  If the forms or other documentation required by subsection (a) of this Section are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(e)           If the IRS or any other Governmental Authority of the United States of America or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties and interest, and including any Taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, together with all costs and expenses (including Attorney Costs).  The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Administrative Agent.

12.11       Collateral Matters.

(a)           The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Agent’s Liens upon any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by the Borrowers of all Loans and reimbursement obligations in respect of Letters of Credit and Credit Support, and the termination of all outstanding Letters of Credit (whether or not any of such obligations are due) and all other Obligations; (ii) constituting property being sold or disposed of if a Borrower certifies to the Administrative Agent that the sale or disposition is made in compliance with Section 7.11 (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry); (iii) constituting property in which each of the Borrowers certifies that no Borrower owned an interest in such property at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to a Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement or (v) as provided in Section 31 of the Pledge Agreement.  Except as provided above, the Administrative Agent will not release any of the Agent’s Liens without the prior written authorization of the Lenders; provided that the Administrative Agent may, in its discretion, release the Agent’s Liens on Collateral valued in the aggregate not in excess of $500,000 during each Fiscal Year without the prior written authorization of the Lenders and the Administrative Agent may release the Agent’s Liens on Collateral valued in the aggregate not in excess of $500,000 during each Fiscal Year with the prior written authorization of the Majority Revolving Lenders and the Majority Term Lenders.  Upon request by the Administrative Agent or a Borrower at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release any Agent’s Liens upon particular types or items of Collateral pursuant to this Section 12.11.

(b)           Upon receipt by the Administrative Agent of any authorization required pursuant to Section 12.11(a) from the Lenders of the Administrative Agent’s authority to release Agent’s Liens upon particular types or items of Collateral, and upon at least five (5) Business Days prior written request by a Borrower, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Agent’s Liens upon such Collateral; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Borrowers in respect of) all interests retained by the Borrowers, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(c)           The Administrative Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by a Borrower or is cared for, protected or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Administrative Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion given the Administrative Agent’s own interest in the Collateral in its capacity as one of the Lenders and that the Administrative Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing.

12.12       Restrictions on Actions by Lenders; Sharing of Payments.

(a)           Each of the Lenders agrees that it shall not, without the express consent of all Revolving Lenders or the Administrative Agent (or, in the event the Revolving Credit Commitments have been terminated and all Obligations owing to the Revolving Lenders have been paid in full, all Term Lenders), and that it shall, to the extent it is lawfully entitled to do so, upon the request of all Revolving Lenders (or, in the event the Revolving Credit Commitments have been terminated and all Obligations owing to the Revolving Lenders have been paid in full, all Term Lenders), set off against the Obligations, any amounts owing by such Lender to any of the Borrowers or any accounts of any of the Borrowers now or hereafter maintained with such Lender.  Each of the Lenders further agrees that it shall not, unless specifically requested to do so by the Administrative Agent, take or cause to be taken any action to enforce its rights under this Agreement or against the Borrowers, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)           If at any time or times any Lender shall receive (i) by payment, foreclosure, setoff or otherwise, any proceeds of Collateral or any payments with respect to the Obligations of a Borrower to such Lender arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from the Administrative Agent pursuant to the terms of this Agreement, or (ii) payments from the Administrative Agent in excess of such Lender’s ratable portion of all such distributions by the Administrative Agent with respect to the applicable Obligations, such Lender shall promptly (1) turn the same over to the Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to the Administrative Agent, or in same day funds, as applicable, for the account of all of the applicable Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the applicable Obligations owed to the other applicable

Lenders so that such excess payment received shall be applied ratably as among the applicable Lenders in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

12.13       Agency for Perfection.  Each Lender hereby appoints each other Lender as agent for the purpose of perfecting the Lenders’ security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession.  Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions.

12.14       Payments by Administrative Agent to Lenders.  All payments to be made by the Administrative Agent to the Lenders shall be made by bank wire transfer or internal transfer of immediately available funds to each Lender pursuant to wire transfer instructions delivered in writing to the Administrative Agent on or prior to the Closing Date (or if such Lender is an Assignee, on the applicable Assignment and Acceptance), or pursuant to such other wire transfer instructions as each party may designate for itself by written notice to the Administrative Agent.  Concurrently with each such payment, the Administrative Agent shall identify whether such payment (or any portion thereof) represents principal, premium or interest on the Revolving Loans, Term Loans or otherwise.  Unless the Administrative Agent receives notice from a Borrower prior to the date on which any payment is due to the Lenders from such Borrower that such Borrower will not make such payment in full as and when required, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date in immediately available funds and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender from such Borrower.  If and to the extent a Borrower has not made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

12.15       Settlement.

(a)           (i)            Each Revolving Lender’s funded portion of the Revolving Loans is intended by the Revolving Lenders to be equal at all times to such Revolving Lender’s Pro Rata Share of the outstanding Revolving Loans.  Notwithstanding such agreement, the Administrative Agent, the Bank and the other Revolving Lenders agree (which agreement shall not be for the benefit of or enforceable by the Borrowers or the Term Lenders) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Revolving Loans, the Non-Ratable Loans and the Agent Advances shall take place on a periodic basis in accordance with the following provisions:

(ii)           The Administrative Agent shall request settlement (“Settlement”) with the Revolving Lenders on at least a weekly basis, or on a more frequent basis at Administrative Agent’s election, (A) on behalf of the Bank, with respect to each outstanding Non–Ratable Loan, (B) for itself, with respect to each Agent Advance, and (C) with respect to collections received, in each case, by notifying the Revolving Lenders of such requested Settlement by telecopy, telephone or other similar form of transmission, of such requested Settlement, no later than 12:00 noon (New York time) on the date of such requested Settlement (the “Settlement Date”).  Each Revolving Lender (other than the Bank, in the case of Non–Ratable Loans and the Administrative Agent in the case of Agent Advances) shall transfer the amount of such Revolving Lender’s Pro Rata Share of the outstanding principal amount of the Non–Ratable Loans and Agent Advances with respect to each Settlement to the Administrative Agent, to the Administrative Agent’s account, not later than 2:00 p.m. (New York time), on the Settlement Date applicable thereto.  Settlements may occur during the continuation of a Default or an Event of Default and whether or not the applicable conditions precedent set forth in Article 8 have then been satisfied.  Such amounts made available to the Administrative Agent shall be applied against the amounts of the applicable Non–Ratable Loan or Agent Advance and, together with the portion of such Non–Ratable Loan or Agent Advance representing the Bank’s Pro Rata Share thereof, shall constitute Revolving Loans of such Revolving Lenders.  If any such amount is not transferred to the Administrative Agent by any Revolving Lender on the Settlement Date applicable thereto, the Administrative Agent shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Federal Funds Rate for the first three (3) days from and after the Settlement Date and thereafter at the Interest Rate then applicable to the Revolving Loans (A) on behalf of the Bank, with respect to each outstanding Non-Ratable Loan, and (B) for itself, with respect to each Agent Advance.

(iii)          Notwithstanding the foregoing, not more than one (1) Business Day after demand is made by the Administrative Agent (whether before or after the occurrence of a Default or an Event of Default and regardless of whether the Administrative Agent has requested a Settlement with respect to a Non–Ratable Loan or Agent Advance), each other Revolving Lender (A) shall irrevocably and unconditionally purchase and receive from the Bank or the Administrative Agent, as applicable, without recourse or warranty, an undivided interest and participation in such Non-Ratable Loan or Agent Advance equal to such Lender’s Pro Rata Share of such Non-Ratable Loan or Agent Advance and (B) if Settlement has not previously occurred with respect to such Non-Ratable Loans or Agent Advances, upon demand by the Bank or the Administrative Agent, as applicable, shall pay to the Bank or the Administrative Agent, as applicable, as the purchase price of such participation an amount equal to one-hundred percent (100%) of such Revolving Lender’s Pro Rata Share of such Non-Ratable Loans or Agent Advances.  If such amount is not in fact made available to the Administrative Agent by any Revolving Lender, the Administrative Agent shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Federal Funds Rate for the first three (3) days from and after such demand and thereafter at the Interest Rate then applicable to Base Rate Revolving Loans.

(iv)          From and after the date, if any, on which any Revolving Lender purchases an undivided interest and participation in any Non-Ratable Loan or Agent Advance pursuant to clause (iii) above, the Administrative Agent shall promptly distribute to such Revolving Lender, such Revolving

Lender’s Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Non-Ratable Loan or Agent Advance.

(v)           Between Settlement Dates, the Administrative Agent, to the extent no Agent Advances are outstanding, may pay over to the Bank any payments received by the Administrative Agent, which in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the Bank’s Revolving Loans including Non-Ratable Loans.  If, as of any Settlement Date, collections received since the then immediately preceding Settlement Date have been applied to the Bank’s Revolving Loans (other than to Non-Ratable Loans or Agent Advances in which such Revolving Lender has not yet funded its purchase of a participation pursuant to clause (iii) above), as provided for in the previous sentence, the Bank shall pay to the Administrative Agent for the accounts of the Revolving Lenders, to be applied to the outstanding Revolving Loans of such Revolving Lenders, an amount such that each Revolving Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Revolving Loans.  During the period between Settlement Dates, the Bank with respect to Non-Ratable Loans, the Administrative Agent with respect to Agent Advances, and each Revolving Lender with respect to the Revolving Loans other than Non-Ratable Loans and Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the actual average daily amount of funds employed by the Bank, the Administrative Agent and the other Revolving Lenders.

(vi)          Unless the Administrative Agent has received written notice from a Revolving Lender to the contrary, the Administrative Agent may assume that the applicable conditions precedent set forth in Article 8 have been satisfied and the requested Borrowing will not exceed Availability of the applicable Borrower on any Funding Date for a Revolving Loan or Non-Ratable Loan.

(b)           Lenders’ Failure to Perform.  All Revolving Loans (other than Non-Ratable Loans and Agent Advances) shall be made by the Revolving Lenders simultaneously and in accordance with their Pro Rata Shares.  It is understood that (i) no Revolving Lender shall be responsible for any failure by any other Revolving Lender to perform its obligation to make any Revolving Loans hereunder, nor shall any Revolving Credit Commitment of any Revolving Lender be increased or decreased as a result of any failure by any other Revolving Lender to perform its obligation to make any Revolving Loans hereunder, (ii) no failure by any Revolving Lender to perform its obligation to make any Revolving Loans hereunder shall excuse any other Revolving Lender from its obligation to make any Revolving Loans hereunder, and (iii) the obligations of each Revolving Lender hereunder shall be several, not joint and several.

(c)           Defaulting Lenders.  Unless the Administrative Agent receives notice from a Revolving Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one Business Day prior to the date of such Borrowing, that such Revolving Lender will not make available as and when required hereunder to the Administrative Agent that Revolving Lender’s Pro Rata Share of a Borrowing, the Administrative Agent may assume that each Revolving Lender has made such amount available to the Administrative Agent in immediately available funds on the Funding Date.  Furthermore, the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount.  If any Revolving Lender has not transferred its full Pro Rata Share to the Administrative Agent in immediately available funds and the Administrative Agent has transferred corresponding amount to the applicable Borrower on the Business Day following such Funding Date that Revolving Lender shall make such amount available to the Administrative Agent, together with interest at the Federal Funds Rate for that day.  A notice by the Administrative Agent submitted to any Revolving Lender with respect to amounts owing shall be conclusive, absent manifest error.  If each Revolving Lender’s full Pro Rata Share is transferred to the Administrative Agent as required, the amount transferred to the Administrative Agent shall constitute that Revolving Lender’s Revolving Loan for all purposes of this Agreement.  If that amount is not transferred to the Administrative Agent on the Business Day following the Funding Date, the Administrative Agent will notify the applicable Borrower of such failure to fund and, upon demand by the Administrative Agent, such Borrower shall pay such amount to the Administrative Agent for the Administrative Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the Interest Rate applicable at the time to the Revolving Loans comprising that particular Borrowing.  The failure of any Revolving Lender to make any Revolving Loan on any Funding Date (any such Revolving Lender, prior to the cure of such failure, being hereinafter referred to as a “Defaulting Lender”) shall not relieve any other Revolving Lender of its obligation hereunder to make a Revolving Loan on that Funding Date.  No Revolving Lender shall be responsible for any other Revolving Lender’s failure to advance such other Revolving Lenders’ Pro Rata Share of any Borrowing.

(d)           Retention of Defaulting Lender’s Payments.  The Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments made by any of the Borrowers to the Administrative Agent for the Defaulting Lender’s benefit; nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder.  Amounts payable to a Defaulting Lender shall instead be paid to or retained by the Administrative Agent.  In its discretion, the Administrative Agent may loan a Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender.  Any amounts so loaned to such Borrower shall bear interest at the rate applicable to Base Rate Revolving Loans and for all other purposes of this Agreement shall be treated as if they were Revolving Loans, provided, however, that for purposes of voting or consenting to matters with respect to the Loan Documents and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a “Lender”.  Until a Defaulting Lender cures its failure to fund its Pro Rata Share of any Borrowing (A) such Defaulting Lender shall not be entitled to any portion of the Unused Line Fee and (B) the Unused Line Fee shall accrue in favor of the Revolving Lenders which have funded their respective Pro Rata Shares of such requested Borrowing and shall be allocated among such performing Revolving Lenders ratably based upon their relative Revolving Credit Commitments.  This Section shall remain effective with respect to such Revolving Lender until such time as the Defaulting Lender shall no longer be in default of any of its obligations under this Agreement.  The terms of this Section shall not be construed to increase or otherwise affect the Revolving Credit Commitment of any Revolving Lender, or relieve or excuse the performance by any Borrower of its duties and obligations hereunder.

(e)           Removal of Defaulting Lender.  At the Borrowers’ request, the Administrative Agent or an Eligible Assignee reasonably acceptable to the Administrative Agent and the Borrowers shall have the right (but not the obligation) to purchase from any Defaulting Lender, and each Defaulting Lender shall, upon such request, sell and assign to the Administrative Agent or such Eligible Assignee, all of the

Defaulting Lender’s outstanding Revolving Credit Commitments and Revolving Loans hereunder.  Such sale shall be consummated promptly after the Administrative Agent has arranged for a purchase by the Administrative Agent or an Eligible Assignee pursuant to an Assignment and Acceptance, and at a price equal to the outstanding principal balance of the Defaulting Lender’s Revolving Loans, plus accrued interest and fees, without premium or discount.

12.16       Letters of Credit; Intra–Revolving Lender Issues.

(a)           Notice of Letter of Credit Balance.  On each Settlement Date the Administrative Agent shall notify each Revolving Lender of the issuance of all Letters of Credit since the prior Settlement Date.

(b)           Participations in Letters of Credit.

(i)            Purchase of Participations.  Immediately upon issuance of any Letter of Credit in accordance with Section 1.4(d), each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased and received without recourse or warranty, an undivided interest and participation equal to such Revolving Lender’s Pro Rata Share of the face amount of such Letter of Credit or the Credit Support provided through the Administrative Agent to the Letter of Credit Issuer, if not the Bank, in connection with the issuance of such Letter of Credit (including all obligations of the Borrowers with respect thereto, and any security therefor or guaranty pertaining thereto).

(ii)           Sharing of Reimbursement Obligation Payments.  Whenever the Administrative Agent receives a payment from a Borrower on account of reimbursement obligations in respect of a Letter of Credit or Credit Support as to which the Administrative Agent has previously received for the account of the Letter of Credit Issuer thereof payment from a Revolving Lender, the Administrative Agent shall promptly pay to such Revolving Lender such Revolving Lender’s Pro Rata Share of such payment from such Borrower.  Each such payment shall be made by the Administrative Agent on the next Settlement Date.

(iii)          Documentation.  Upon the request of any Revolving Lender, the Administrative Agent shall furnish to such Revolving Lender copies of any Letter of Credit, Credit Support for any Letter of Credit, reimbursement agreements executed in connection therewith, applications for any Letter of Credit, and such other documentation as may reasonably be requested by such Revolving Lender.

(iv)          Obligations Irrevocable.  The obligations of each Revolving Lender to make payments to the Administrative Agent with respect to any Letter of Credit or with respect to their participation therein or with respect to any Credit Support for any Letter of Credit or with respect to the Revolving Loans made as a result of a drawing under a Letter of Credit and the obligations of the Borrower for whose account the Letter of Credit or Credit Support was issued to make payments to the Administrative Agent, for the account of the Revolving Lenders, shall be irrevocable and shall not be subject to any qualification or exception whatsoever, including any of the following circumstances:

(1)           any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(2)           the existence of any claim, setoff, defense or other right which any Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Lender, the Administrative Agent, the issuer of such Letter of Credit, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between any Borrower or any other Person and the beneficiary named in any Letter of Credit);

(3)           any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(4)           the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

(5)           the occurrence of any Default or Event of Default; or

(6)           the failure of the Borrowers to satisfy the applicable conditions precedent set forth in Article 8.

(c)           Recovery or Avoidance of Payments; Refund of Payments In Error.  In the event any payment by or on behalf of any of the Borrowers received by the Administrative Agent with respect to any Letter of Credit or Credit Support provided for any Letter of Credit and distributed by the Administrative Agent to the Revolving Lenders on account of their respective participations therein is thereafter set aside, avoided or recovered from the Administrative Agent in connection with any receivership, liquidation or bankruptcy proceeding, the Revolving Lenders shall, upon demand by the Administrative Agent, pay to the Administrative Agent their respective Pro Rata Shares of such amount set aside, avoided or recovered, together with interest at the rate required to be paid by the Administrative Agent upon the amount required to be repaid by it.  Unless the Administrative Agent receives notice from a Borrower prior to the date on which any payment is due to the Revolving Lenders from such Borrower that such Borrower will not make such payment in full as and when required, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date in immediately available funds and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Revolving Lender on such due date an amount equal to the amount then due such Revolving Lender from such Borrower.  If and to the extent such Borrower has not made such payment in full to the Administrative Agent, each Revolving Lender shall repay to the Administrative Agent on demand such amount distributed to such Revolving Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Revolving Lender until the date repaid.

(d)           Indemnification by Lenders.  To the extent not reimbursed by the Borrowers and without limiting the obligations of the Borrowers hereunder, the Revolving Lenders agree to indemnify the Letter of Credit Issuer ratably in accordance with their respective Pro Rata Shares, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Letter of Credit Issuer in any way relating to or arising out of any Letter of Credit or the transactions contemplated thereby or any action taken or omitted by the Letter of Credit Issuer under any Letter of Credit or any Loan Document in connection therewith; provided that no Revolving Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the Person to be indemnified.  Without limitation of the foregoing, each Revolving Lender agrees to reimburse the Letter of Credit Issuer promptly upon demand for its Pro Rata Share of any costs or expenses payable by any of the Borrowers to the Letter of Credit Issuer, to the extent that the Letter of Credit Issuer is not promptly reimbursed for such costs and expenses by such Borrower.  The agreement contained in this Section shall survive payment in full of all other Obligations.

12.17       Concerning the Collateral and the Related Loan Documents.  Each Lender authorizes and directs the Administrative Agent to enter into the other Loan Documents, for the ratable benefit and obligation of the Administrative Agent and the Lenders.  Each Lender agrees that any action taken by the Administrative Agent, the Majority Lenders, the Required Lenders, the Majority Revolving Lenders or the Majority Term Lenders, as applicable, in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Administrative Agent, the Majority Lenders, the Required Lenders, the Majority Revolving Lenders or the Majority Term Lenders, as applicable, of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.  The Lenders acknowledge that the Revolving Loans, Term Loans, Agent Advances, Non-Ratable Loans, Hedge Agreements between any of the Borrowers and the Administrative Agent or any Affliate of the Administrative Agent, Bank Products and all interest, fees and expenses hereunder constitute one Debt, secured pari passu by all of the Collateral.

12.18       Field Audit and Examination Reports; Disclaimer by Lenders.  By signing this Agreement, each Lender:

(a)           is deemed to have requested that the Administrative Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a “Report” and collectively, “Reports”) prepared by or on behalf of the Administrative Agent;

(b)           expressly agrees and acknowledges that neither the Bank nor the Administrative Agent (i) makes any representation or warranty as to the accuracy of any Report, or (ii) shall be liable for any information contained in any Report;

(c)           expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent or the Bank or other party performing any audit or examination will inspect only specific information regarding the Borrowers and will rely significantly upon each Borrower’s books and records, as well as on representations of each Borrower’s personnel;

(d)           agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its participants, or use any Report in any other manner; and

(e)           without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold the Administrative Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to any of the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of any of the Borrowers; and (ii) to pay and protect, and indemnify, defend and hold the Administrative Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including Attorney Costs) incurred by the Administrative Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

12.19       Relation Among Lender.  The Lenders are not partners or co–venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.

12.20       The Arrangers, the Syndication Agent and the Documentation Agent.  None of the Arrangers, the Syndication Agent or the Documentation Agent in their respective capacities as such shall have any right, power, obligation, liability, responsibility or duty under this Agreement

12.21       Revolving Loans and Letters of Credit in Excess of Availability.  Notwithstanding anything herein to the contrary (including, without limitation, Section 1.2(a)), neither the Bank, any of the other Revolving Lenders nor the Administrative Agent shall have any liability to the Term Lenders if the Bank, any other Revolving Lender or the Administrative Agent makes a Revolving Loan to a Borrower or issues or causes the issuance of a Letter of Credit for the account of a Borrower in excess of the Availability of such Borrower or if prior to or after giving effect thereto the aggregate amount of the Revolving Loans and Letters of Credit issued to or for the account of such Borrower exceeds or would exceed the Borrowing Base of such Borrower (in either instance, subject to the Administrative Agent’s authority, in its sole discretion, to make Agent Advances pursuant to the terms of Section 1.2(i)) if the Administrative Agent had no actual knowledge that making such financial accommodation would result in any such excess occurring or that any such excess existed at the time such financial accommodation was made; provided, that in any event the relevant Borrower shall remain liable hereunder for any such financial accommodation made to such Borrower.

ARTICLE 13

GUARANTEES

Each Guarantor party hereto unconditionally guarantees, as a primary obligor and not merely as a surety, jointly and severally with each other Guarantor party hereto, the due and punctual payment of the principal of and interest on the Revolving Loans, the Term Loans and of all other Obligations, when and as due, whether at maturity, by acceleration, by notice or prepayment or otherwise.  Each Guarantor party hereto further agrees that the Obligations may be extended and renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligations.

To the fullest extent permitted by law, each Guarantor party hereto waives presentment to, demand of payment from and protest to any of the Borrowers or any other Person of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.  To the fullest extent permitted by law, the obligations of a Guarantor party hereto hereunder shall not be affected by (a) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any right or remedy against any Borrower or any other Guarantor under the provisions of this Agreement or any of the other Loan Documents or otherwise; (b) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, any of the other Loan Documents, any guarantee or any other agreement; (c) the release of any security held by the Administrative Agent or any Lender for the Obligations or any of them; or (d) the failure of the Administrative Agent or any Lender to exercise any right or remedy against any other Guarantor of the Obligations.

Each Guarantor party hereto further agrees that its guarantee constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any Lender to any security (if any) held for payment of the Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any Lender in favor of any Borrower or any other Person.

To the fullest extent permitted by law, the obligations of each Guarantor party hereto hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise.  Without limiting the generality of the foregoing, to the fullest extent permitted by law, the obligations of each Guarantor party hereto hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy under this Agreement or under any other Loan Document, any guarantee or any other agreement, by any waiver or modification of any provision thereof, by any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission which may or might in any manner or to any extent vary the risk of such Guarantor or otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor party hereto further agrees that its guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal or of interest on any Obligation or any other Obligations is rescinded or must otherwise be returned by the Administrative Agent or any Lender upon the bankruptcy or reorganization of any Borrower or otherwise.

Each Guarantor party hereto hereby subordinates to the Obligations all rights of subrogation against each Borrower and its property and all rights of indemnification, contribution and reimbursement from each Borrower and its property, in each case in connection with this guarantee and any payments made hereunder, and regardless of whether such rights arise by operation of law, pursuant to contract or otherwise.

The Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share (as defined below) of such Excess Payment.  The payment obligations of any Guarantor under this paragraph shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been paid in full and all Revolving Credit Commitments have been terminated, and none of the Guarantors shall exercise any right or remedy under this paragraph against any other Guarantor until the Obligations have been paid in full and all Revolving Credit Commitments have been terminated.  For purposes of this paragraph, (a) ”Excess Payment” shall mean the amount paid by any Guarantor in excess of its Pro Rata Share of any Obligations; (b) ”Pro Rata Share” shall mean, for any Guarantor in respect of any payment of Obligations by such Guarantor, the ratio (expressed as a percentage) as of the date of such payment of Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Guarantors exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Guarantors hereunder) of the Guarantors; provided, however, that, for purpose of calculating the Pro Rata Shares of the Guarantors in respect of any payment of Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment; and (c) ”Contribution Share” shall mean, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Guarantors other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Guarantors hereunder) of the Guarantors other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment.

ARTICLE 14

MISCELLANEOUS

14.1         No Waivers; Cumulative Remedies.  No failure by the Administrative Agent or any Lender to exercise any right, remedy or option under this Agreement or any present or future supplement thereto, or in any other agreement between or among any Borrower and the Administrative Agent and/or any Lender, or delay by the Administrative Agent or any Lender in exercising the same, will operate as a waiver thereof.  No waiver by the Administrative Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated.  No waiver by the Administrative Agent or the Lenders on any occasion shall affect or diminish the Administrative Agent’s and each Lender’s rights thereafter to require strict performance by the Borrowers of any provision of this Agreement.  The Administrative Agent and the Lenders may proceed directly to collect the Obligations without any prior recourse to the Collateral.  The Administrative Agent’s and each Lender’s rights under this Agreement will be cumulative and not exclusive of any other right or remedy which the Administrative Agent or any Lender may have.

14.2         Severability.  The illegality or unenforceability of any provision of this Agreement or any other Loan Document or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement, any other Loan Document or any instrument or agreement required hereunder.

14.3         Governing Law; Choice of Forum; Service of Process.

(a)           THIS AGREEMENT SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICT OF LAWS PROVISIONS PROVIDED THAT PERFECTION ISSUES WITH RESPECT TO ARTICLE 9 OF THE UCC MAY GIVE EFFECT TO APPLICABLE CHOICE OR CONFLICT OF LAW RULES SET FORTH IN ARTICLE 9 OF THE UCC) OF THE STATE OF NEW YORK; PROVIDED THAT THE ADMINISTRATIVE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)           ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWERS, THE ADMINISTRATIVE AGENT AND EACH OF THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON–EXCLUSIVE JURISDICTION OF THOSE COURTS.  EACH OF THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON

CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO.  NOTWITHSTANDING THE FOREGOING:  (1) THE ADMINISTRATIVE AGENT AND THE LENDERS SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST ANY BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION THE ADMINISTRATIVE AGENT OR THE LENDERS DEEM NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR OTHER SECURITY FOR THE OBLIGATIONS AND (2) EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THE COURTS DESCRIBED IN THE IMMEDIATELY PRECEDING SENTENCE MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE THOSE JURISDICTIONS.

(c)           EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO SUCH BORROWER AT ITS ADDRESS SET FORTH IN SECTION 14.8 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO DEPOSITED IN THE U.S. MAILS POSTAGE PREPAID.  NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR THE LENDERS TO SERVE LEGAL PROCESS BY ANY OTHER MANNER PERMITTED BY LAW.

14.4         WAIVER OF JURY TRIAL.  EACH BORROWER, EACH LENDER AND THE ADMINISTRATIVE AGENT IRREVOCABLY WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT–RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE.  EACH BORROWER, EACH LENDER AND THE ADMINISTRATIVE AGENT AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.  WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

14.5         Survival of Representations and Warranties.  All of each Borrower’s representations and warranties contained in this Agreement shall survive the execution, delivery and acceptance thereof by the parties, notwithstanding any investigation by the Administrative Agent or the Lenders or their respective agents.

14.6         Other Security and Guaranties.  The Administrative Agent, may, without notice or demand and without affecting the Borrowers’ obligations hereunder, from time to time:  (a) take from any Person and hold collateral (other than the Collateral) for the payment of all or any part of the Obligations and exchange, enforce or release such collateral or any part thereof; and (b) accept and hold any endorsement or guaranty of payment of all or any part of the Obligations and release or substitute any such endorser or guarantor, or any Person who has given any Lien in any other collateral as security for the payment of all or any part of the Obligations, or any other Person in any way obligated to pay all or any part of the Obligations.

14.7         Fees and Expenses.  Each Borrower agrees, jointly and severally, to pay to the Administrative Agent, for its benefit, on demand, all reasonable costs and expenses that the Administrative Agent or the Term Lenders pay or incur in connection with the negotiation, preparation, syndication, consummation, administration, enforcement and termination of this Agreement or any of the other Loan Documents, including:  (a) Attorney Costs and reasonable fees, expenses and disbursements of one legal counsel retained by the Term Lenders; (b)  reasonable costs and expenses (including reasonable attorneys’ and paralegals’ fees and disbursements) for any amendment, supplement, waiver, consent or subsequent closing in connection with the Loan Documents and the transactions contemplated thereby; (c) costs and expenses of lien and title searches and title insurance; (d) taxes, fees and other charges for recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect and continue the Agent’s Liens (including costs and expenses paid or incurred by the Administrative Agent in connection with the consummation of this Agreement); (e) sums paid or incurred to pay any amount or take any action required of any Borrower under the Loan Documents that such Borrower fails to pay or take; (f) costs of appraisals, inspections and verifications of the Collateral, including travel, lodging and meals for inspections of the Collateral and any Borrower’s operations by the Administrative Agent plus the Administrative Agent’s then customary charge for field examinations and audits and the preparation of reports thereof (such charge is currently $750 per day (or portion thereof) for each Person retained or employed by the Administrative Agent with respect to each field examination or audit); and (g) costs and expenses of forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining Payment Accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.  In addition, each Borrower agrees, jointly and severally, to pay costs and expenses incurred by the Administrative Agent (including Attorneys’ Costs) to the Administrative Agent, for its benefit, on demand, and to the other Lenders for their benefit, on demand, and all reasonable fees, expenses and disbursements incurred by the other Revolving Lenders for one law firm retained by such other Revolving Lenders and all reasonable fees, expenses and disbursements incurred by the Term Lenders for one law firm retained by the Term Lenders, in each case, paid or incurred to obtain payment of the Obligations, enforce the Agent’s Liens, sell or otherwise realize upon the Collateral and otherwise enforce the provisions of the Loan Documents, or to defend any claims made or threatened against the Administrative Agent or any Lender arising out of the transactions contemplated hereby (including preparations for and consultations concerning any such matters).  The foregoing shall not be construed to limit any other provisions of the Loan Documents regarding costs and expenses to be paid by the Borrowers.  All of the foregoing costs and expenses shall be charged to any one or more of the Borrowers’ Loan Accounts as Revolving Loans as described in Section 3.7.

14.8         Notices.  Except as otherwise provided herein, all notices, demands and requests that any party is required or elects to give to any other shall be in writing, or by a telecommunications device capable of creating a written record, and any such notice shall become effective (a) upon personal delivery thereof, including, but not limited to, delivery by overnight mail and courier service, (b) four (4) days after it shall have been mailed by United States mail, first class, certified or registered, with postage prepaid, or (c) in the case of notice by such a telecommunications device, when properly transmitted, in each case addressed to the party to be notified as follows:

If to the Administrative Agent or to the Bank:

Bank of America, N.A.

335 Madison Avenue

New York, New York  10017

Attention:  Business Credit-

Account Executive

Telecopy No.:  (212) 503–7350

with copies to:

Bank of America, N.A.

335 Madison Avenue

New York, New York  10017

Attention:  Legal Department

Telecopy No.:  (212) 503–7350

If to any Borrower or Guarantor:

c/o Manufacturers’ Services Limited

300 Baker Avenue

Concord, Massachusetts  01742-2121

Attention:  Sean Lannan

Telecopy No.:  (978) 287-5635

or to such other address as each party may designate for itself by like notice.  Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall not adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

14.9         Waiver of Notices.  Unless otherwise expressly provided herein, each Borrower waives presentment, protest and notice of demand or dishonor and protest as to any instrument, notice of intent to accelerate any or all of the Obligations and notice of acceleration of any or all of the Obligations, as well as any and all other notices to which it might otherwise be entitled.  No notice to or demand on any Borrower which the Administrative Agent or any Lender may elect to give shall entitle such Borrower to any or further notice or demand in the same, similar or other circumstances.

14.10       Binding Effect.  The provisions of this Agreement shall be binding upon and inure to the benefit of the respective representatives, successors, and assigns of the parties hereto; provided, however, that no interest herein may be assigned by any Borrower without prior written consent of the Administrative Agent and each Lender.  The rights and benefits of the Administrative Agent and the Lenders hereunder shall, if such Persons so agree, inure to any party acquiring any interest in the Obligations or any part thereof.

14.11       Indemnity of the Administrative Agent and the Lenders by the Borrowers.

(a)           Each Borrower agrees, jointly and severally, to defend, indemnify and hold the Agent–Related Persons and each Lender and each of its respective officers, directors, employees, counsel, representatives, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of the Administrative Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement, any other Loan Document or any document contemplated by or referred to herein or therein, or the transactions contemplated hereby or thereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement, any other Loan Document, or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that the Borrowers shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities that are found by a final decision of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Indemnified Person.  The agreements in this Section shall survive payment of all other Obligations.

(b)           Each Borrower agrees, jointly and severally, to indemnify, defend and hold harmless the Administrative Agent and the Lenders from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance relating to any Borrower’s operations, business or property.  This indemnity will apply whether the hazardous substance is on, under or about any Borrower’s property or operations or property leased to any Borrower.  The indemnity includes but is not limited to Attorneys Costs.  The indemnity extends to the Administrative Agent and the Lenders, their parents, affiliates, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns.

“Hazardous substances” means any substance, material or waste that is or becomes designated or regulated as “toxic,” “hazardous,” “pollutant,” or “contaminant” or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including petroleum or natural gas.  This indemnity will survive repayment of all other Obligations.

14.12       Limitation of Liability.  NO CLAIM MAY BE MADE BY ANY BORROWER, ANY LENDER OR OTHER PERSON AGAINST ANY AGENT, ANY LENDER OR THE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, COUNSEL, REPRESENTATIVES, AGENTS OR ATTORNEYS–IN–FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH BORROWER AND EACH LENDER HEREBY WAIVE, RELEASE AND AGREE NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

14.13       Final Agreement.  This Agreement and the other Loan Documents are intended by each Borrower, the Administrative Agent and the Lenders to be the final, complete and exclusive expression of the agreement between them.  This Agreement and the other Loan Documents supersedes any and all prior oral or written agreements relating to the subject matter hereof except for that certain “fee letter” dated as of April 11, 2002, between the Parent (on behalf of the Borrowers), the Administrative Agent and Banc of America Securities LLC.  No modification, rescission, waiver, release or amendment of any provision of this Agreement or any other Loan Document shall be made, except by a written agreement signed by the Borrowers and a duly authorized officer of each of the Administrative Agent and the requisite Lenders.

14.14       Counterparts.  This Agreement may be executed in any number of counterparts, and by the Agents, the Arrangers, each Lender and each Borrower in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

14.15       Captions.  The captions contained in this Agreement are for convenience of reference only, are without substantive meaning and should not be construed to modify, enlarge, or restrict any provision.

14.16       Right of Setoff.  In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists or any or all of the Loans have been accelerated, each Lender is authorized at any time and from time to time, without prior notice to any Borrower, any such notice being waived by each of the Borrowers to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or any Affiliate of such Lender to or for the credit or the account of any Borrower against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured.  Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.  NOTWITHSTANDING THE FOREGOING, NO LENDER SHALL EXERCISE ANY RIGHT OF SET-OFF, BANKER’S LIEN OR THE LIKE AGAINST ANY DEPOSIT ACCOUNT OR PROPERTY OF ANY BORROWER HELD OR MAINTAINED BY SUCH LENDER WITHOUT THE PRIOR WRITTEN UNANIMOUS CONSENT OF THE REVOLVING LENDERS (OR, IN THE EVENT THE REVOLVING CREDIT COMMITMENTS HAVE BEEN TERMINATED AND ALL OBLIGATIONS OWING TO THE REVOLVING LENDERS HAVE BEEN PAID IN FULL, THE TERM LENDERS).

14.17       Confidentiality.

(a)           Each Borrower hereby consents that the Agents and each Lender may issue and disseminate to the public general information describing the credit accommodation entered into pursuant to this Agreement, including the name and address of each Borrower and a general description of each Borrower’s business and may use any Borrower’s name in advertising and other promotional material.

(b)           Each Lender severally agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as “confidential” or “secret” by the Borrowers and provided to the Administrative Agent or such Lender by or on behalf of the Borrowers under this Agreement or any other Loan Document, except to the extent that such information (i) was or becomes generally available to the public other than as a result of disclosure by the Administrative Agent or such Lender or (ii) was or becomes available on a nonconfidential basis from a source other than a Borrower, provided that such source is not bound by a confidentiality agreement with such Borrower known to the Administrative Agent or such Lender; provided, however, that the Administrative Agent and any Lender may disclose such information (1) at the request or pursuant to any requirement of any Governmental Authority to which the Administrative Agent or such Lender is subject or in connection with an examination of the Administrative Agent or such Lender by any such Governmental Authority; (2) pursuant to subpoena or other court process; (3) when required to do so in accordance with the provisions of any applicable Requirement of Law; (4) to the extent reasonably required in connection with any litigation or proceeding (including, but not limited to, any bankruptcy proceeding) to which the Administrative Agent, any Lender or their respective Affiliates may be party; (5) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (6) to the Administrative Agent’s or such Lender’s independent auditors, accountants, attorneys and other professional advisors; (7) to any prospective Participant or Assignee under any Assignment and Acceptance, actual or potential, provided that such prospective Participant or Assignee agrees to keep such information confidential to the same extent required of the Administrative Agent and the Lenders hereunder; (8) as expressly permitted under the terms of any other document or agreement regarding confidentiality to which a Borrower is party or is deemed party with the Administrative Agent or such Lender, and (9) to its Affiliates.

14.18       Conflicts with Other Loan Documents.  Unless otherwise expressly provided in this Agreement (or in another Loan Document by specific reference to the applicable provision contained in this Agreement), if any provision contained in this Agreement conflicts with any provision of any other Loan Document, the provision contained in this Agreement shall govern and control.

IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.

“BORROWERS”

MANUFACTURERS’ SERVICES LIMITED

By:	/s/ Sean Lannan
Title:	Treasurer

MANUFACTURERS’ SERVICES SALT LAKE CITY OPERATIONS, INC.

By:	/s/ Sean Lannan
Title:	Treasurer

MANUFACTURERS’ SERVICES WESTERN U.S. OPERATIONS, INC.

By:	/s/ Sean Lannan
Title:	Treasurer

MANUFACTURERS’ SERVICES CENTRAL U.S. OPERATIONS, INC.

By:	/s/ Sean Lannan
Title:	Treasurer

MSL LOWELL OPERATIONS, INC.

By:	/s/ Sean Lannan
Title:	Treasurer

MSL MIDWEST OPERATIONS, INC.

By:	/s/ Sean Lannan
Title:	Treasurer

“GUARANTORS”

MANUFACTURERS’ SERVICES LIMITED

By:	/s/ Sean Lannan
Title:	Treasurer

MANUFACTURERS’ SERVICES SALT LAKE CITY OPERATIONS, INC.

By:	/s/ Sean Lannan
Title:	Treasurer

MANUFACTURERS’ SERVICES WESTERN U.S. OPERATIONS, INC.

By:	/s/ Sean Lannan
Title:	Treasurer

MANUFACTURERS’ SERVICES CENTRAL U.S. OPERATIONS, INC.

By:	/s/ Sean Lannan
Title:	Treasurer

MSL LOWELL OPERATIONS, INC.

By:	/s/ Sean Lannan
Title:	Treasurer

MSL MIDWEST OPERATIONS, INC.

By:	/s/ Sean Lannan
Title:	Treasurer

MSL SPV SPAIN, INC.

By:	/s/ Alan R. Cormier
Title:	Secretary

“ADMINISTRATIVE AGENT”

BANK OF AMERICA, N.A., as the Administrative Agent

By:	/s/ Richard Levenson
Title:	Senior Vice President

“SYNDICATION AGENT”

CREDIT SUISSE FIRST BOSTON, CAYMAN ISLANDS BRANCH, as the Syndication Agent

By:	/s/ Paul J. Corona /s/ Bill O'Daly
Title:	Director Director

“DOCUMENTATION AGENT”

GENERAL ELECTRIC CAPITAL CORPORATION, as Documentation Agent

By:	/s/ Raymond Shu
Title:	Vice President

“ARRANGERS”

BANC OF AMERICA SECURITIES LLC, as Co- Lead Arranger and Co-Book Manager

By:	/s/ Mark Huffstetler
Title:	Principal

CREDIT SUISSE FIRST BOSTON, CAYMAN ISLANDS BRANCH, as Co-Lead Arranger and Co- Book Manager

By:	/s/ Paul J. Corona /s/ Bill O'Daly
Title:	Director Director

“REVOLVING LENDERS”

BANK OF AMERICA, N.A.

By:	/s/ Richard Levenson
Title:	Senior Vice President

CREDIT SUISSE FIRST BOSTON, CAYMAN ISLANDS BRANCH

By:	/s/ Paul J. Corona /s/ Bill O'Daly
Title:	Director Director

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Raymond Shu
Title:	Vice President

UPS CAPITAL CORPORATION

By:	/s/ Scott Mower
Title:	Managing Director

“TERM LENDERS”

WINGATE CAPITAL LTD.

By:	Citadel Partnership, Portfolio Manager

By:	GLB Partners, L.P., its General Partner

By:	Citadel Investment Group, L.L.C., its General Partner

By:	/s/ Levoyd E. Robinson, CFA
Title:	Managing Director

ANNEX A

to

Credit Agreement

Definitions

Capitalized terms used in the Loan Documents shall have the following respective meanings (unless otherwise defined therein), and all section references in the following definitions shall refer to sections of the Agreement:

“Account Debtor” means each Person obligated in any way on or in connection with an Account, Chattel Paper or General Intangibles (including a payment intangible).

“Accounts” means, with respect to a Borrower, all of such Borrower’s now owned or hereafter acquired or arising accounts, as defined in the UCC, including any rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance.

“ACH Transactions” means any cash management or related services including the automatic clearing house transfer of funds by the Bank for the account of any Borrower pursuant to agreement or overdrafts.

“Adjusted EBITDA” means, with respect to any fiscal period of the Parent, EBITDA for such fiscal period less, to the extent included in the determination of Adjusted Net Earnings from Operations for such fiscal period, gain arising from a decrease in, or the reduction or reversal of, reserves previously established by the Parent or any of its Subsidiaries which were at any time deducted in the determination of Adjusted Net Earnings from Operations.

“Adjusted Net Earnings from Operations” means, with respect to any fiscal period of the Parent, the net income of the Parent and its Subsidiaries after provision for income taxes for such fiscal period, as determined in accordance with GAAP on a consolidated basis and reported on the Financial Statements for such period, excluding any and all of the following included in such net income:  (a) gain or loss arising from the sale of any capital assets; (b) gain arising from any write–up in the book value of any asset; (c) earnings of any Person, substantially all the assets of which have been acquired by the Parent or any of its Subsidiaries in any manner, to the extent realized by such other Person prior to the date of acquisition; (d) earnings of any Person in which the Parent or any of its Subsidiaries has an ownership interest unless (and only to the extent) such earnings shall actually have been received by the Parent or any of its Subsidiaries in the form of cash distributions; (e) earnings of any Person to which assets of the Parent or any of its Subsidiaries shall have been sold, transferred or disposed of, or into which the Parent or any of its Subsidiaries shall have been merged, or which has been a party with the Parent or any of its Subsidiaries to any consolidation or other form of reorganization, prior to the date of such transaction; (f) gain arising from the acquisition of debt or equity securities of the Parent or any of its Subsidiaries or from cancellation or forgiveness of Debt; and (g) gain arising from extraordinary items, as determined in accordance with GAAP, or from any other non–recurring transaction.  For purposes of determining compliance with Section 7.26, “Subsidiaries” as used in this definition shall refer only to the Domestic Subsidiaries of the Parent.

“Adjusted Tangible Assets” means all of the Parent’s and each of its Subsidiaries’ assets determined on a consolidated basis except:  (a) deferred long-term assets, other than deferred taxes; (b) patents, copyrights, trademarks, trade names, franchises, goodwill and other similar intangibles; (c) Restricted Investments; (d) unamortized debt discount and expense; and (e) fixed assets to the extent of any write-up in the book value thereof resulting from a revaluation effective after the Closing Date.

“Adjusted Tangible Net Worth” means, at any date:  (a) the book value (after deducting related depreciation, obsolescence, amortization, valuation and other proper reserves as determined in accordance with GAAP) at which the Adjusted Tangible Assets would be shown on a balance sheet of the Parent and its Subsidiaries at such date prepared in accordance with GAAP on a consolidated basis, less (b) the amount at which the Parent’s and its Subsidiaries’ liabilities would be shown on such balance sheet, including as liabilities all reserves for contingencies and other potential liabilities which would be required to be shown on such balance sheet or disclosed in the notes thereto.

“Administrative Agent” means the Bank, solely in its capacity as administrative agent for the Lenders, and any successor administrative agent.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or which owns, directly or indirectly, five percent (5%) or more of the outstanding equity interest of such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agency Fee” has the meaning specified in Section 2.7.

“Agent Advances” has the meaning specified in Section 1.2(i).

“Agent’s Liens” means the Liens in the Collateral granted to the Administrative Agent, for the benefit of the Lenders, the Bank and the Administrative Agent, pursuant to this Agreement and the other Loan Documents.

“Agent-Related Persons” means the Agents, together with their respective Affiliates and the respective officers, directors, employees, counsel, representatives, agents and attorneys–in–fact of the Agents and such Affiliates.

“Agents” means the collective reference to the Syndication Agent, the Documentation Agent and the Administrative Agent.

“Aggregate Revolver Outstandings” means, at any date of determination:  the sum of (a) the aggregate unpaid principal balance of all Revolving Loans, (b) the aggregate amount of all Pending Revolving Loans, (c) one hundred percent (100%) of the aggregate undrawn face amount of all outstanding Letters of Credit, and (d) the aggregate amount of any unpaid reimbursement obligations in respect of all Letters of Credit.

“Agreement” means the Credit Agreement to which this Annex A is attached, as from time to time amended, modified or restated.

“Anniversary Date” means each anniversary of the Closing Date.

“Applicable Margin” means

(a)                                  with respect to Base Rate Revolving Loans and all other Obligations (other than Term Loans and LIBOR Rate Revolving Loans), 1.75%; and

(b)           with respect to LIBOR Rate Revolving Loans, 3.25%.

The Applicable Margins shall be adjusted (up or down) prospectively on a quarterly basis commencing on the first day of the first calendar quarter beginning after the first Anniversary Date, as determined by the Borrowers’ average aggregate Availability for the then most recently ended calendar quarter (calculated without giving effect to clause (e) of the definition of Availability).  Adjustments in Applicable Margins shall be determined by reference to the following pricing grid:

Average Aggregate Availability for Preceding Quarter	Applicable Margin
	Base Rate Revolving Loans	LIBOR Rate Revolving Loans
Less than $10,000,000	2.25%	3.50%
Less than $18,000,000 but greater than or equal to $10,000,000	2.00%	3.25%
Less than $24,000,000 but greater than or equal to $18,000,000	1.75%	3.00%
Less than $42,000,000 but greater than or equal to $24,000,000	1.50%	2.75%
Greater than or equal to $42,000,000	1.25%	2.50%

“Appraisal” means (a) on the Closing Date, the appraisal prepared by

DoveBid Valuation Services, Inc. dated May 9, 2002 and (b) thereafter, each inventory Appraisal delivered pursuant to Section 5.2(o), as updated pursuant to such Section.

“Assignee” has the meaning specified in Section 11.2(a).

“Assignment and Acceptance” has the meaning specified in Section 11.2(a).

“Assumption Agreement” has the meaning specified in Section 1.6(b).

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other counsel engaged by the Administrative Agent and the reasonably allocated costs and expenses of internal legal services of the Administrative Agent.

“Availability” means, with respect to a Borrower, at any time (a) the lesser of (i) the Maximum Revolver Amount minus the portion of the Aggregate Revolver Outstandings at such time relating to extensions of credit made to the other Borrowers or (ii) the Borrowing Base of such Borrower, minus (b) Reserves with respect to such Borrower other than Reserves deducted in the calculation of the Borrowing Base of such Borrower, minus (c) the portion of the Aggregate Revolver Outstandings at such time relating to extensions of credit made to such Borrower, minus  (d) the aggregate amount of (i) any proceeds that are received by such Borrower (and, additionally with respect to the Parent, any proceeds received by MSL SPV Spain, Inc.) after the Closing Date from asset dispositions permitted under clauses (iii), (viii) or (ix) of Section 7.11 that are not reinvested in Fixed Assets as permitted under such Section and (ii) any insurance or condemnation proceeds received by such Borrower (and, additionally with respect to the Parent, any insurance or condemnation proceeds received by MSL SPV Spain, Inc.) or the Administrative Agent under Section 7.6  after the Closing Date that are not used to replace, repair, restore or rebuild the relevant Fixed Assets, to the extent such Borrower (or, with respect to the Parent, MSP SPV Spain, Inc.) was permitted to do so under such Section; and minus (e) the Availability Requirement of such Borrower.  For purposes hereof, “Availability Requirement” shall mean, with respect to a Borrower at any time, an amount equal to the product of (i) (x) the Availability of such Borrower at such time calculated without giving effect to clause (e) thereof, divided by (y) the aggregate Availability of all Borrowers at such time calculated without giving effect to clause (e) thereof, multiplied by (ii) $10,000,000.

“Bank” means Bank of America, N.A., a national banking association, or any successor entity thereto.

“Bank Fee Letter” has the meaning specified in Section 2.4.

“Bank Product Reserves” means all reserves which the Administrative Agent from time to time establishes in its reasonable discretion for the Bank Products then provided or outstanding.

“Bank Products” means any one or more of the following types of services or facilities extended to any Borrower by the Bank or any affiliate of the Bank in reliance on the Bank’s agreement to indemnify such affiliate or any other Lender:  (i) credit cards; (ii) ACH Transactions; (iii) cash management, including controlled disbursement services; and (iv) Hedge Agreements.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Base Rate” means, for any day, the rate of interest in effect for such day as publicly announced from time to time by the Bank in Charlotte, North Carolina as its “prime rate” (the “prime rate” being a rate set by the Bank based upon various factors including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate).  Any change in the prime rate announced by the Bank shall take effect at the opening of business on the day specified in the public announcement of such change.  Each Interest Rate based upon the Base Rate shall be adjusted simultaneously with any change in the Base Rate.

“Base Rate Revolving Loan” means a Revolving Loan during any period in which it bears interest based on the Base Rate.

“Blocked Account Agreement” means an agreement among a Borrower, the Administrative Agent and a Clearing Bank, in form and substance reasonably satisfactory to the Administrative Agent, concerning the collection of payments which represent the proceeds of Accounts or of any other Collateral.

“Borrower Representative” has the meaning specified in Section 1.2(c).

“Borrowing” means a borrowing hereunder consisting of Revolving Loans or Term Loans made on the same day by the applicable Lenders to a Borrower or by the Bank in the case of a Borrowing to a Borrower funded by Non–Ratable Loans or by the Administrative Agent in the case of a Borrowing to a Borrower consisting of an Administrative Agent Advance, or the issuance of a Letter of Credit hereunder.

“Borrowing Base” means, with respect a Borrower, at any time, an amount equal to (a) the sum of (A) up to eighty-five percent (85%) of the Net Amount of Eligible Accounts of such Borrower; plus (B) up to the lesser of (i) forty percent (40%) of the value of Eligible Inventory of such Borrower valued at the lower of cost (on a first–in, first–out basis) or market and (ii) eighty–five percent (85%) of the Orderly Liquidation Value of Eligible Inventory of such Borrower; minus (b) Reserves from time to time established by the Administrative Agent in its reasonable credit judgment with respect to such Borrower; provided, that the aggregate Revolving Loans and Letters of Credit advanced or issued against Eligible Inventory of such Borrower and the other Borrowers shall not exceed the Maximum Inventory Loan Amount.  Notwithstanding the foregoing, for purposes of this definition and the proviso in clause (iv)(C) of the definition of “Permitted Acquisition”, no Accounts or Inventory being acquired in a Permitted Acquisition or otherwise created, purchased, completed or owned by a business unit acquired pursuant to a Permitted Acquisition will be included in the Borrowing Base of the applicable Borrower unless (i) the Administrative Agent, in its sole discretion, agrees in writing to include such Accounts or Inventory in such Borrowing Base and (ii) to the extent deemed necessary by the Administrative Agent, an audit of such Accounts and an appraisal of such Inventory is conducted (which appraisal shall be by an appraiser acceptable to the Administrative Agent and in form, scope and substance acceptable to the Administrative Agent in its sole discretion) and then only so long as such Accounts or Inventory, as the case may be, would otherwise satisfy the applicable eligibility criteria.

“Borrowing Base Certificate” means a certificate by a Responsible Officer of the applicable Borrower, substantially in the form of Exhibit B (or another form acceptable to the Administrative Agent) setting forth the calculation of the Borrowing Base of such Borrower, including a calculation of each component thereof, all in such detail as shall be reasonably satisfactory to the Administrative Agent.  All calculations of the Borrowing Base of a Borrower in connection with the preparation of any Borrowing Base Certificate shall originally be made by such Borrower and certified to the Administrative Agent; provided, that the Administrative Agent shall have the right to review and adjust, in the exercise of its reasonable credit judgment, any such calculation (1) to reflect its reasonable estimate of declines in value of any of the Collateral described therein, and (2) to the extent that such calculation is not in accordance with this Agreement.

“Business Day” means (a) any day that is not a Saturday, Sunday, or a day on which banks in New York, New York or Charlotte, North Carolina are required or permitted to be closed, and (b) with respect to all notices, determinations, fundings and payments in connection with the LIBOR Rate or LIBOR Rate Revolving Loans, any day that is a Business Day pursuant to clause (a) above and that is also a day on which trading in Dollars is carried on by and between banks in the London interbank market.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

“Capital Expenditures” means all payments due (whether or not paid during any fiscal period) in respect of the cost of any fixed asset or improvement, or replacement, substitution, or addition thereto, which has a useful life of more than one year, including, without limitation, those costs arising in connection with the direct or indirect acquisition of such asset by way of increased product or service charges or in connection with a Capital Lease.

“Capital Lease” means any lease of property by the Parent or any of its Subsidiaries which, in accordance with GAAP, should be reflected as a capital lease on the balance sheet of the Parent or such Subsidiary.

“Cash Interest Rate” means, for any day, a per annum interest rate equal to the greater of (i) the Base Rate in effect on such day plus six percent (6%) and (ii) eleven percent (11%).

“Change of Control” means any of the following:  (i) any Person (other than DLJ Merchant Banking Partners, L.P. and its Affiliates (each, a “Permitted Holder”)), acting alone or in concert with one or more other Persons (other than any Permitted Holder) shall have acquired beneficial ownership, directly or indirectly, of securities of the Parent (or other securities convertible into such securities) representing 30% or more of the combined voting power of all securities of the Parent entitled to vote in the election of members of the governing body of the Parent, other than securities having such power only by reason of the happening of a contingency, (ii) the occurrence of a change in the composition of the governing body of the Parent such that a majority of the members of any such governing body (x) were not members of such governing body on the Closing Date or (y) were not nominated for election or elected to such governing body with the affirmative vote of a majority of the members who were either members of such governing body on the Closing Date or whose nomination or election was previously so approved, (iii) except in connection with a Permitted Acquisition or a merger permitted under Section 7.11(xi), the Parent shall cease to own, directly or indirectly, 100% of the capital stock or other equity interests of each of its Subsidiaries (other than, to the extent required by law, capital stock or other equity interests of a Subsidiary held by members of the governing body of such Subsidiary in order to qualify such members for such position), free and clear of all Liens (other than Liens created under the Loan Documents in favor of the Administrative Agent), or (iv) the occurrence of any “Change of Control” as defined in any indenture, other agreement or certificate of designation of preferences relating to any subordinated Debt or preferred stock of the Parent.  As used herein, the term “beneficially own” or “beneficial ownership” shall have the meaning set forth in the Exchange Act and the rules and regulations promulgated thereunder.

“Chattel Paper” means, with respect to a Borrower, all of such Borrower’s now owned or hereafter acquired chattel paper, as defined in the UCC, including electronic chattel paper.

“Citadel Fee Letter” has the meaning specified in Section 2.8.

“Clearing Bank” means the Bank or any other banking institution with whom a Payment Account has been established pursuant to a Blocked Account Agreement.

“Closing Date” means the date of this Agreement.

“Closing Fee” has the meaning specified in Section 2.4.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of each Borrower’s real and personal property and all other assets of any Person from time to time subject to the Agent’s Liens securing payment or performance of the Obligations.

“Commitment” means, at any time with respect to a Lender, the sum of the Term Loan Commitment and the Revolving Credit Commitment of such Lender.

“Contaminant” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum–derived substance or waste, asbestos in any form or condition, polychlorinated biphenyls (“PCBs”), or any constituent of any such substance or waste.

“Continuation/Conversion Date” means the date on which a Revolving Loan is converted into or continued as a LIBOR Rate Revolving Loan.

“Copyright Licenses” means, with respect to a Borrower or Subsidiary, all of such Borrower’s or Subsidiary’s right, title and interest in and to any and all agreements providing for the granting of any right in or to Copyrights (whether such Borrower or Subsidiary is licensee or licensor thereunder), including, without limitation, each such agreement listed on Schedule 6.12.

“Copyrights” means, with respect to a Borrower or Subsidiary, all of such Borrower’s or Subsidiary’s right, title, and interest in and to all United States and foreign copyrights, all mask works fixed in semi-conductor chip products (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, now or hereafter in force throughout the world, all registrations and applications therefor including, without limitation, the registrations and applications referred to in Schedule 6.12, all rights, corresponding thereto throughout the world, all extensions and renewals of any thereof, the right to sue for past infringements of any of the foregoing, and all proceeds of the foregoing, including without limitation, licenses, royalties, income, payments, claims, damages and proceeds of suit.

“Copyright Security Agreement” means a Copyright Security Agreement to be executed and delivered by the Borrowers to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, to evidence and perfect the Administrative Agent’s security interest in each Borrower’s present and future Copyrights and related licenses and rights, which agreement shall be in form and substance satisfactory to the Administrative Agent.

“Credit Support” has the meaning specified in Section 1.4(a).

“Debt” means, without duplication, all liabilities, obligations and indebtedness of the Parent or any of its Subsidiaries to any Person, of any kind or nature, now or hereafter owing, arising, due or payable, howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise, consisting of indebtedness for borrowed money or the deferred purchase price of property, excluding trade payables, but including (a) all Obligations; (b) all obligations and liabilities of any Person secured by any Lien on the property of the Parent or any of its Subsidiaries, even though the Parent or such Subsidiary shall not have assumed or become liable for the payment thereof; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Debt only to the extent of the book value of such property as would be shown on a balance sheet of the Parent or such Subsidiary, as the case may be, prepared in accordance with GAAP; (c) all obligations or liabilities created or arising under any Capital Lease or conditional sale or other title retention agreement with respect to property used or acquired by the

Parent or any of its Subsidiaries, even if the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Debt only to the extent of the book value of such property as would be shown on a balance sheet of the Parent or such Subsidiary, as the case may be, prepared in accordance with GAAP; (d) all obligations and liabilities under Guaranties and (e) the present value (discounted at the Base Rate) of lease payments due under synthetic leases.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured, waived or otherwise remedied during such time) constitute an Event of Default.

“Default Rate” means a fluctuating per annum interest rate at all times equal to (i) with respect to the Revolving Loans and other Obligations (other than the Term Loans and interest thereon), the sum of (a) the otherwise applicable Interest Rate plus (b) two percent (2%) per annum and (ii) with respect only to the Cash Interest Rate on the Term Loans, the sum of (a) the Cash Interest Rate plus four percent (4%) per annum.  Each Default Rate shall be adjusted simultaneously with any change in the applicable Interest Rate.  In addition, the Default Rate shall result in an increase in the Letter of Credit Fee by 2 percentage points per annum.

“Defaulting Lender” has the meaning specified in Section 12.15(c).

“Deferred Interest Amount” means, for any day, the amount of interest accrued in respect of the Term Loans at the Deferred Interest Rate.

“Deferred Interest Rate” means, for any day, a per annum interest rate equal to three percent (3%).

“Deposit Accounts” means all deposit accounts as such term is defined in the UCC, now or hereafter held in the name of a Borrower.

“Designated Account” has the meaning specified in Section 1.2(c).

“Distribution” means, in respect of any corporation: (a) the payment or making of any dividend or other distribution of property in respect of capital stock (or any options or warrants for, or other rights with respect to, such stock) of such corporation, other than distributions in capital stock (or any options or warrants for such stock) of the same class or common stock; or (b) the redemption or other acquisition by such corporation or any of its Subsidiaries of any capital stock (or any options or warrants for such stock) of such corporation.

“Documents” means, with respect to a Borrower, all documents as such term is defined in the UCC, including bills of lading, warehouse receipts or other documents of title, now owned or hereafter acquired by such Borrower.

“DOL” means the United States Department of Labor or any successor department or agency.

“Dollar” and “$” means dollars in the lawful currency of the United States.  Unless otherwise specified, all payments under this Agreement shall be made in Dollars.

“Domestic Subsidiary” means any direct or indirect Subsidiary of the Parent which is incorporated or organized under the laws of any state of the United States of America or the District of Columbia.

“EBITDA” means, with respect to any fiscal period of the Parent, Adjusted Net Earnings from Operations, plus, to the extent deducted in the determination of Adjusted Net Earnings from Operations for that fiscal period, interest expenses, non-cash restructuring and other charges (provided, that in the event the Parent or any Subsidiary at any time makes any cash payment in respect of any such non-cash charge, such cash payment shall be deducted from EBITDA in the fiscal period in which such payment is made), Federal, state, local and foreign income taxes, depreciation and amortization.

“Eligible Accounts” means, with respect to a Borrower, the Accounts of such Borrower which the Administrative Agent in the exercise of its reasonable commercial discretion determines to be Eligible Accounts.  Without limiting the discretion of the Administrative Agent to establish other criteria of ineligibility, Eligible Accounts of a Borrower shall not, unless the Administrative Agent in its sole discretion exercised in good faith elects, include any Account of such Borrower:

(a)           with respect to which more than 90 days have elapsed since the date of the original invoice therefor or which is more than 60 days past due;

(b)           with respect to which any of the representations, warranties, covenants and agreements contained in the Security Agreement are incorrect or have been breached;

(c)           with respect to which Account (or any other Account due from such Account Debtor, whether owing to such Borrower or any other Borrower), in whole or in part, a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason;

(d)           which represents a progress billing (as hereinafter defined) or as to which such Borrower has extended the time for payment without the consent of the Administrative Agent; for the purposes hereof, “progress billing” means any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account Debtor’s obligation to pay such invoice is conditioned upon such Borrower’s completion of any further performance under the contract or agreement;

(e)           with respect to which any one or more of the following events has occurred to the Account Debtor on such Account:  death or judicial declaration of incompetency of an Account Debtor who is an individual; the filing by or against the Account Debtor of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding–up or other relief under the bankruptcy, insolvency or similar laws of the United States, any state or territory thereof or any foreign jurisdiction, now or hereafter in effect; the making of any general assignment by the Account Debtor for the benefit of creditors; the appointment of a receiver or trustee for the Account Debtor or for any of the assets of the Account Debtor, including, without limitation, the appointment of or taking possession by a “custodian,” as defined in the Bankruptcy Code; the institution by or against the Account Debtor of any other type of insolvency proceeding (under the bankruptcy laws of the United States or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, the Account Debtor; the sale, assignment or transfer of all or any material part of the assets of the Account Debtor; the nonpayment generally by the Account Debtor of its debts as they become due; or the cessation of the business of the Account Debtor as a going concern;

(f)            if fifty percent (50%) or more of the aggregate Dollar amount of outstanding Accounts owed at such time to the Borrowers by the Account Debtor thereon is classified as ineligible under one or more of the other criteria set forth in the definition of “Eligible Accounts”;

(g)           owed by an Account Debtor which:  (i) does not maintain its chief executive office in the United States of America or Canada (other than the Province of Newfoundland); or (ii) is not organized under the laws of the United States of America or Canada or any state or province thereof; or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality or other political subdivision thereof, or of any department, agency, public corporation or other instrumentality thereof; except to the extent that such Account is secured or payable by a letter of credit satisfactory to the Administrative Agent in its discretion;

(h)           owed by an Account Debtor which is an Affiliate or employee of any Borrower (other than a stockholder of not more than 10% of the capital stock of the Parent);

(i)            except as provided in clause (k) below, with respect to which either the perfection, enforceability, or validity of the Agent’s Liens in such Account, or the Administrative Agent’s right or ability to obtain direct payment to the Administrative Agent of the proceeds of such Account, is governed by any federal, state, or local statutory requirements other than those of the UCC;

(j)            owed by an Account Debtor to which any Borrower or any of its Subsidiaries is indebted in any way, or which is subject to any right of setoff or recoupment by the Account Debtor, unless the Account Debtor has entered into an agreement acceptable to the Administrative Agent to waive setoff rights; or if the Account Debtor thereon has disputed liability or made any claim with respect to any other Account due from such Account Debtor (whether such Account is owing to such Borrower or any other Borrower); but in each such case only to the extent of such indebtedness, setoff, recoupment, dispute, or claim;

(k)           owed by the government of the United States of America, or any department, agency, public corporation, or other instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.), and any other steps necessary to perfect the Agent’s Liens therein, have been complied with to the Administrative Agent’s satisfaction with respect to such Account;

(l)            owed by any state, municipality, or other political subdivision of the United States of America, or any department, agency, public corporation, or other instrumentality thereof and as to which the Administrative Agent determines that its Lien therein is not or cannot be perfected;

(m)          which represents a sale on a bill–and–hold, guaranteed sale, sale and return, sale on approval, consignment, or other repurchase or return basis;

(n)           which is evidenced by a promissory note or other instrument or by chattel paper;

(o)           if the Administrative Agent believes, in the exercise of its reasonable judgment, that the prospect of collection of such Account is impaired or that the Account may not be paid by reason of the Account Debtor’s financial inability to pay;

(p)           with respect to which the Account Debtor is located in any state requiring the filing of a Notice of Business Activities Report or similar report in order to permit such Borrower to seek judicial enforcement in such State of payment of such Account, unless such Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year;

(q)           which arises out of a sale not made in the ordinary course of such Borrower’s business;

(r)            with respect to which the goods giving rise to such Account have not been shipped and delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by such Borrower, and, if applicable, accepted by the Account Debtor, or the Account Debtor revokes its acceptance of such goods or services;

(s)           owed by an Account Debtor which, together with any Affiliates of such Account Debtor, is obligated to the Borrowers respecting Accounts the aggregate unpaid balance of which exceeds (i) in the case of any Account Debtor other than IBM Corporation, twenty-five percent (25%) of the aggregate unpaid balance of all Eligible Accounts owed to the

Borrowers at such time by all of the Borrowers’ Account Debtors, or (ii) in the case of IBM Corporation, forty percent (40%) of the aggregate unpaid balance of all Eligible Accounts owed to the Borrowers at such time by all of the Borrowers’ Account Debtors, but in each case only to the extent of such excess;

(t)            with respect to which an invoice constituting a request for payment, in form and substance reasonably acceptable to the Administrative Agent, has not been sent on a timely basis to the applicable Account Debtor according to the applicable Borrower’s normal invoice and timing procedures; or

(u)           which is not subject to a first priority and perfected security interest in favor of the Administrative Agent for the benefit of the Lenders.

If any Account at any time ceases to be an Eligible Account, then such Account shall promptly be excluded from the calculation of Eligible Accounts.

“Eligible Assignee” means (i) with respect to an assignment of all or a portion of a Revolving Lender’s Revolving Loans and/or Revolving Credit Commitment and with respect to any New Revolving Lender that becomes party to this Agreement pursuant to Section 1.6, (a) a commercial bank, commercial finance company or other asset based lender, having total assets in excess of $1,000,000,000; (b) any Revolving Lender listed on the signature page of this Agreement; (c) any Affiliate of any Revolving Lender and (d) if an Event of Default has occurred and is continuing, any Person reasonably acceptable to the Administrative Agent and (ii) with respect only to an assignment of all or a portion of a Term Lender’s Term Loans, (a) any Term Lender, any Affiliate of any Term Lender and, with respect to any Term Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Term Lender or by an Affiliate of such investment advisor, and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, investment funds, lease financing companies and commercial finance companies, in each case, which, through its applicable lending office, is capable of lending to the Borrowers without the imposition of any withholding or similar taxes.

“Eligible Inventory” means, with respect to a Borrower, Inventory of such Borrower which the Administrative Agent, in its reasonable discretion, determines to be Eligible Inventory.  Without limiting the discretion of the Administrative Agent to establish other criteria of ineligibility, Eligible Inventory of a Borrower shall not, unless the Administrative Agent in its sole discretion exercised in good faith elects, include any Inventory of such Borrower:

(a)           that is not owned by such Borrower;

(b)           that is not subject to the Agent’s Liens, which are perfected as to such Inventory, or that are subject to any other Lien whatsoever (other than the Liens described in clause (d) of the definition of Permitted Liens provided that such Permitted Liens (i) are junior in priority to the Agent’s Liens or subject to Reserves and (ii) do not impair directly or indirectly the ability of the Administrative Agent to realize on or obtain the full benefit of the Collateral);

(c)           that does not consist of finished goods or raw materials;

(d)           that consists of work–in–process, chemicals, samples, prototypes, supplies, or packing and shipping materials;

(e)           that is not in good condition, is unmerchantable, or does not meet all standards imposed by any Governmental Authority, having regulatory authority over such goods, their use or sale;

(f)            that is not currently either usable or salable, at prices approximating at least cost, in the normal course of such Borrower’s business, or that is slow moving or stale;

(g)           that is obsolete or returned or repossessed or used goods taken in trade;

(h)           that is located outside the United States of America or Canada (or that is in–transit from vendors or suppliers);

(i)            that is located in a public warehouse or in possession of a bailee or in a facility leased by a Borrower, if the warehouseman, or the bailee or the lessor has not delivered to the Administrative Agent, if requested by the Administrative Agent, a subordination agreement in form and substance satisfactory to the Administrative Agent or if a Reserve for rents or storage charges has not been established for Inventory at that location;

(j)            that contains or bears any Proprietary Rights licensed to a Borrower by any Person, if the Administrative Agent is not satisfied that it may sell or otherwise dispose of such Inventory in accordance with the terms of the Security Agreement and Section 9.2 without infringing the rights of the licensor of such Proprietary Rights or violating any contract with such licensor (and without payment of any royalties other than any royalties due with respect to the sale or disposition of such Inventory pursuant to the existing license agreement), and, as to which such Borrower has not delivered to the Administrative Agent a consent or sublicense agreement from such licensor in form and substance acceptable to the Administrative Agent if requested;

(k)           that is not reflected in the details of a current perpetual inventory report; or

(l)            that is Inventory placed on consignment.

If any Inventory at any time ceases to be Eligible Inventory, such Inventory shall promptly be excluded from the calculation of Eligible Inventory.

“Emulex Agreement” means the Manufacturing Agreement, effective as of November 2, 2000, between the Parent and Emulex Corporation.

“Enforcement Action” means the exercise by the Administrative Agent in good faith of any of its material enforcement rights and remedies as a secured creditor under this Agreement, the other Loan Documents, applicable law or otherwise at any time after the occurrence and during the continuance of an Event of Default (including, without limitation, the demand for the immediate payment of all of the Obligations, the solicitation of bids from third parties to conduct the liquidation of the Collateral, the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers or other third parties for the purpose of valuing, marketing, promoting and selling the Collateral, the commencement of any action to foreclose on the security interests or Liens of the Administrative Agent in all or any material portion of the Collateral, notification of account debtors to make payments to the Administrative Agent, any action to take possession of all or any material portion of the Collateral or commencement of any legal proceedings or actions against or with respect to all or any portion of the Collateral).

“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law or for a Release or injury to the environment.

“Environmental Compliance Reserve” means any reserve which the Administrative Agent establishes in its reasonable discretion after prior written notice to the Borrowers (or the Parent on behalf of the Borrowers) from time to time for amounts that are reasonably likely to be expended by any Borrower in order for such Borrower and its operations and property (a) to comply with any notice from a Governmental Authority asserting material non–compliance with Environmental Laws, or (b) to correct any such material non–compliance identified in a report delivered to the Administrative Agent and the Lenders pursuant to Section 7.7.

“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to environmental, health, safety and land use matters.

“Environmental Lien” means a Lien in favor of any Governmental Authority for (a) any liability under Environmental Laws, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

“Equipment” means, with respect to a Borrower, all of such Borrower’s now owned and hereafter acquired machinery, equipment, furniture, furnishings, fixtures and other tangible personal property (except Inventory), including embedded software, motor vehicles with respect to which a certificate of title has been issued, aircraft, dies, tools, jigs, molds and office equipment, as well as all of such types of property leased by such Borrower and all of such Borrower’s rights and interests with respect thereto under such leases (including, without limitation, options to purchase); together with all present and future additions and accessions thereto, replacements therefor, component and auxiliary parts and supplies used or to be used in connection therewith, and all substitutes for any of the foregoing, and all manuals, drawings, instructions, warranties and rights with respect thereto; wherever any of the foregoing is located.

“Equity Agreements” means, collectively, (i) the Registration Rights Agreement, dated as of March 12, 2002, among the Parent, Robertson Stephens, Inc. and the buyers referred to therein, (ii) the Securities Purchase Agreement, dated as of March 12, 2002, between the Parent and the buyers referred to therein, (iii) the Warrant executed by the Parent, dated March 14, 2002, (iv) the Manufacturers’ Services Limited Private Placement Memorandum, dated March 12, 2002 and (v) the Certificate of Designations executed by the Parent on May 14, 2002.

“ERISA” means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) a withdrawal by any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multi–employer Plan or notification that a Multi–employer Plan is in reorganization, (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multi–employer Plan, (e) the occurrence of an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multi–employer Plan, or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day applicable to member banks under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The Offshore Rate for each outstanding LIBOR Rate

Revolving Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 9.1.

“Excess Cash Flow” means, without duplication, with respect to any Fiscal Year, Adjusted Net Earnings from Operations, plus (a) depreciation, amortization and interest expenses deducted in the calculation of Adjusted Net Earnings from Operations not paid in cash (including original issue discount, interest paid in kind and amortized debt discount), minus (b) Capital Expenditures of the Parent and its Subsidiaries made in cash during such Fiscal Year (except to the extent funded by insurance proceeds or proceeds of Debt, other than Borrowings of Revolving Loans), minus (c) scheduled cash principal payments paid or payable in respect of Debt during such Fiscal Year, plus (d) extraordinary gains of the Parent and its Subsidiaries received in cash and not otherwise included in the calculation of Adjusted Net Earnings from Operations, minus (e) extraordinary losses of the Parent and its Subsidiaries representing payments of cash and not otherwise deducted in the calculation of Adjusted Net Earnings from Operations, plus (f) income taxes deducted in determining Adjusted Net Income from Operations for that Fiscal Year to the extent not paid in cash.

“European Operations Reorganization” means the reorganization of the Parent’s foreign operations to ultimately establish Global Manufacturers’ Services Valencia S.A. (“MSL Spain”) as the holding company for all of its Subsidiaries organized under European jurisdictions.  This reorganization includes the transfer by MSL Spain of its ownership of certain Subsidiaries organized under Asian jurisdictions to other companies in the MSL group and the functioning of MSL Spain as a central focus for European treasury matters.

“Exchange Act” means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

“FDIC” means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Bank on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Financial Statements” means, according to the context in which it is used, the financial statements referred to in Sections 5.2 and 6.6 or any other financial statements required to be given to the Lenders pursuant to this Agreement.

“Fiscal Year” means the Parent’s fiscal year for financial accounting purposes.  The current Fiscal Year of the Parent will end on December 31, 2002.

“Fixed Assets” means the Equipment and Real Estate of the Borrowers.

“Fixed Charge Coverage Ratio” means, with respect to any fiscal period of the Parent, the ratio of EBITDA to Fixed Charges.

“Fixed Charges” means, with respect to any fiscal period of the Parent on a consolidated basis, without duplication, cash interest expense of the Parent and its Subsidiaries, Capital Expenditures of the Parent and its Subsidiaries (excluding Capital Expenditures funded with Debt other than Revolving Loans, but including, without duplication, principal payments with respect to such Debt), scheduled principal payments of Debt of the Parent and its Subsidiaries, cash dividends or other Distributions paid or made by the Parent in respect of its capital stock, repurchases by the Parent or any of its Subsidiaries of capital stock of the Parent (or options or warrants to acquire same), and Federal, state, local and foreign income taxes of the Parent and its Subsidiaries paid in cash, excluding deferred taxes.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Parent which is not a Domestic Subsidiary.

“Funding Date” means the date on which a Borrowing occurs.

“GAAP” means generally accepted accounting principles and practices set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the Closing Date.

“General Intangibles” means, with respect to a Borrower, all of such Borrower’s now owned or hereafter acquired general intangibles, choses in action and causes of action and all other intangible personal property of such Borrower of every kind and nature (other than Accounts), including, without limitation, all contract rights, payment intangibles, Proprietary Rights, corporate or other business records, inventions, designs, blueprints, plans, specifications, trade secrets, goodwill, computer software, customer lists, registrations, licenses, franchises, tax refund claims, any funds which may become due to such Borrower in connection with the termination of any Plan or other employee benefit plan or any rights thereto and any other amounts payable to such Borrower from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, property, casualty or any similar type of insurance and any proceeds thereof, proceeds of insurance covering the lives of key employees on which such Borrower is beneficiary, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged equity interests or Investment Property and any letter of credit, guarantee, claim, security interest or other security held by or granted to such Borrower.

“Goods” means, with respect to a Borrower, all goods as defined in the UCC, now owned or hereafter acquired by such Borrower, wherever located, including embedded software to the extent included in “goods” as defined in the UCC, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantor” means the Parent and each of its Domestic Subsidiaries.

“Guaranty” means, with respect to any Person, all obligations of such Person which in any manner directly or indirectly guarantee or assure, or in effect guarantee or assure, the payment or performance of any indebtedness, dividend or other obligations of any other Person (the “guaranteed obligations”), or assure or in effect assure the holder of the guaranteed obligations against loss in respect thereof, including any such obligations incurred through an agreement, contingent or otherwise:  (a) to purchase the guaranteed obligations or any property constituting security therefor; (b) to advance or supply funds for the purchase or payment of the guaranteed obligations or to maintain a working capital or other balance sheet condition; or (c) to lease property or to purchase any debt or equity securities or other property or services.

“Hedge Agreement” means any and all transactions, agreements or documents now existing or hereafter entered into, which provides for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging a Borrower’s exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

“HP Agreement” means the Master Manufacturing Agreement, dated April 19, 2001, between Hewlett Packard Company and the Parent, as same may be amended, restated, modified or otherwise supplemented from time to time in accordance with its terms.

“IBM Agreement” means the Outsourcing Agreement, dated June 1, 1998, as amended, between International Business Machines Corporation and Manufacturers’ Services Western U.S. Operations, Inc.

“Increase Date” has the meaning specified in Section 1.6(a).

“Instruments” means, with respect to a Borrower, all instruments as such term is defined in the UCC, now owned or hereafter acquired by such Borrower.

“Interest Period” means, as to any LIBOR Rate Revolving Loan, the period commencing on the Funding Date of such Loan or on the Continuation/Conversion Date on which the Loan is converted into or continued as a LIBOR Rate Revolving Loan, and ending on the date one, two or three months thereafter as selected by the applicable Borrower in its Notice of Borrowing, in the form attached hereto as Exhibit D, or Notice of Continuation/Conversion, in the form attached hereto as Exhibit E, provided that:

(a)           if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b)           any Interest Period pertaining to a LIBOR Rate Revolving Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Stated Termination Date.

“Interest Rate” means each or any of the interest rates, including the Default Rate, set forth in Section 2.1.

“Inventory” means, with respect to a Borrower, all of such Borrower’s now owned and hereafter acquired inventory, goods and merchandise, wherever located, to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, work–in–process, finished goods (including embedded software), other materials and supplies of any kind, nature or description which are used or consumed in such Borrower’s business or used in connection with the packing, shipping, advertising, selling or finishing of such goods, merchandise, and all documents of title or other Documents representing them.

“Investment Property” means, with respect to a Borrower, all of such Borrower’s right title and interest in and to any and all:  (a) securities whether certificated or uncertificated; (b) securities entitlements; (c) securities accounts; (d) commodity contracts; or (e) commodity accounts.

“IRS” means the Internal Revenue Service and any Governmental Authority succeeding to any of its principal functions under the Code.

“Latest Projections” means:  (a) on the Closing Date and thereafter until the Administrative Agent receives new projections pursuant to Section 5.2(f), the projections of the Parent and its Subsidiaries’ financial condition, results of operations, and cash flows on a consolidated and consolidating basis, for the period commencing on January 1, 2002 and ending on December 31, 2003 and delivered to the Administrative Agent prior to the Closing Date; and (b) thereafter, the projections most recently received by the Administrative Agent pursuant to Section 5.2(f).

“Lender” and “Lenders” have the meanings specified in the introductory paragraph hereof and shall include the Administrative Agent to the extent of any Agent Advance outstanding and the Bank to the extent of any Non–Ratable Loan outstanding; provided that no such Agent Advance or Non–Ratable Loan shall be taken into account in determining any Lender’s Pro Rata Share.

“Letter of Credit” has the meaning specified in Section 1.4(a).

“Letter of Credit Fee” has the meaning specified in Section 2.6.

“Letter of Credit Issuer” means the Bank, any affiliate of the Bank or any other financial institution that issues any Letter of Credit pursuant to this Agreement.

“Letter-of-Credit Rights” means, with respect to a Borrower, letter-of-credit rights as such term is defined in the UCC, now owned or hereafter acquired by such Borrower, including rights to payments or performance under a letter of credit, whether or not such Borrower, as beneficiary, has demanded or is entitled to demand payment or performance.

“Letter of Credit Subfacility” means $10,000,000.

“LIBOR Interest Payment Date” means, with respect to a LIBOR Rate Revolving Loan, the Termination Date and the last day of each Interest Period applicable to such Loan or, with respect to each Interest Period of greater than three months in duration, the last day of the third month of such Interest Period and the last day of such Interest Period.

“LIBOR Rate” means, for any Interest Period, with respect to LIBOR Rate Revolving Loans, the rate of interest per annum determined pursuant to the following formula:

LIBOR Rate	=	Offshore Base Rate
1.00 - Eurodollar Reserve Percentage

Where,

“Offshore Base Rate” means the rate per annum appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.  If for any reason such rate is not available, the Offshore Base Rate shall be, for any Interest Period, the rate per annum appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.  If for any reason none of the foregoing rates is available, the Offshore Base Rate shall be, for any Interest Period, the rate per annum determined by the Administrative Agent as the rate of interest at which dollar deposits in the approximate amount of the LIBOR Rate Revolving Loan comprising part of such Borrowing would be offered by the Bank’s London Branch to major banks in the offshore dollar market at their request at or about 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.

“LIBOR Rate Revolving Loan” means a Revolving Loan during any period in which it bears interest based on the LIBOR Rate.

“Lien” means:  (a) any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute, or contract, and including a security interest, charge, claim, or lien arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, agreement, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes; (b) to the extent not included under clause (a), any reservation, exception, encroachment, easement, right–of–way, covenant, condition, restriction, lease or other title exception or encumbrance affecting property; and (c) any contingent or other agreement to provide any of the foregoing.

“Loan Account” means, with respect to each Borrower, the loan account of such Borrower, which account shall be maintained by the Administrative Agent.

“Loan Documents” means this Agreement, the Term Loan Notes, the Bank Fee Letter, the Citadel Fee Letter, the Syndication Agency Fee Letter, the Patent and Trademark Security Agreement, the Copyright Security Agreement, the Security Agreement, the Pledge Agreement, the Mortgages and any other agreements, instruments and documents heretofore, now or hereafter evidencing, securing, guaranteeing or otherwise relating to the Obligations, the Collateral, or any other aspect of the transactions contemplated by this Agreement.

“Loans” means, collectively, all loans and advances provided for in Article 1.

“Majority Lenders” means at any date of determination Lenders whose Pro Rata Shares aggregate more than 50%.

“Majority Revolving Lenders” means at any time Revolving Lenders whose Pro Rata Shares (as determined in such definition solely in the context of the revolving credit facility provided under this Agreement) aggregate more than 50%.

“Majority Term Lenders” means at any time Term Lenders whose Pro Rata Shares (as determined in such definition solely in the context of the Term Loans) aggregate more than 50%.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the assets, liabilities, business, financial condition, results of operations or prospects of the Borrowers taken as a whole, the Borrowers and their Domestic Subsidiaries taken as a whole or the Collateral; (b) a material impairment of the ability of any Borrower or any Affiliate of any Borrower to perform under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Borrower of any Loan Document to which it is a party.

“Maximum Inventory Loan Amount” means, on any day,  $40,000,000; provided, that (i) on each day from and after the Closing Date through and including the date of delivery to the Administrative Agent of the quarterly financial statements for the fiscal quarter ending June 30, 2002, Maximum Inventory Loan Amount shall mean $10,000,000,  (ii) on each day after the date of delivery to the Administrative Agent of the financial statements for the fiscal quarter ending June 30, 2002 through and including the date of delivery to the Administrative Agent of the financial statements for the fiscal quarter ending September 30, 2002 , if Adjusted  EBITDA of the Parent and its consolidated Subsidiaries for the fiscal quarter ending June 30, 2002  is less than $12,000,000, Maximum Inventory Loan Amount shall mean $10,000,000 and (iii) if (x) Adjusted  EBITDA of the Parent and its consolidated Subsidiaries for the fiscal quarter ending June 30, 2002  is less than $12,000,000 and (y) Adjusted  EBITDA of the Parent and its consolidated Subsidiaries for the fiscal quarter ending September 30, 2002  is less than $8,000,000, on each day after the date of delivery to the Administrative Agent of the financial statements for the fiscal quarter ending September 30, 2002 Maximum Inventory Loan Amount shall mean $10,000,000.

“Maximum Revolver Amount” means $100,000,000, as such amount may be increased from time to time in accordance with Section 1.6; provided, however, the Maximum Revolver Amount shall at no time exceed $125,000,000.

“Mortgages” means and includes any and all of the mortgages, deeds of trust, deeds to secure debt, assignments and other instruments executed and delivered by any Borrower to or for the benefit of the Administrative Agent by which the Administrative Agent, on behalf of the Lenders, acquires a Lien on the Real Estate or a collateral assignment of any Borrower’s interest under leases of Real Estate, and all amendments, modifications and supplements thereto.

“Multi–employer Plan” means a “multi–employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Borrower or any ERISA Affiliate.

“Net Amount of Eligible Accounts” means, at any time, the gross amount of Eligible Accounts less sales, excise or similar taxes, and less returns, discounts, claims, credits and allowances accrued rebates, offsets, deductions, counterclaims, disputes and other defenses of any nature at any time issued, owing, granted, outstanding, available or claimed.

“Net Proceeds” has the meaning specified in Section 3.4(a).

“New Revolving Lender” has the meaning specified in Section 1.6(a).

“Non–Ratable Loan” and “Non–Ratable Loans” have the meanings specified in Section 1.2(h).

“Notice of Borrowing” has the meaning specified in Section 1.2(b).

“Notice of Continuation/Conversion” has the meaning specified in Section 2.2(b).

“Obligations” means all present and future loans, advances, liabilities, obligations, covenants, duties, and debts owing by the Borrowers to the Administrative Agent and/or any Lender, arising under or pursuant to this Agreement or any of the other Loan Documents, whether or not evidenced by any note, or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, as principal or guarantor, and including all principal, interest, charges, expenses, fees, attorneys’ fees, filing fees and any other sums chargeable to any of the Borrowers hereunder or under any of the other Loan Documents.  “Obligations” includes, without limitation, (a) all debts, liabilities, and obligations now or hereafter arising from or in connection with the Letters of Credit and (b) all debts, liabilities and obligations now or hereafter arising from or in connection with Bank Products.

“Orderly Liquidation Percentage” means, with respect to Inventory of a Borrower at any time, the ratio (expressed as a  percentage) computed by dividing (i) (x) if such percentage is being determined on the Closing Date or on any date prior to the first delivery of an Appraisal required pursuant to Section 5.2(o), the estimated orderly liquidation value of the Inventory of such Borrower as set forth in the Appraisal delivered to the Administrative Agent prior to the Closing Date and  (y) if such percentage is being determined on or after the date of the first delivery of an Appraisal required pursuant to Section 5.2(o), the estimated orderly liquidation value of the Inventory of such Borrower as set forth in the Appraisal most recently delivered pursuant to Section 5.2(o), as updated pursuant to such Section by (ii) the value of the Inventory of such Borrower valued at cost as set forth in the corresponding Appraisal (or update thereof).

“Orderly Liquidation Value” means, with respect to the Eligible Inventory of a Borrower at any time, an amount equal to the product of (i) the value of the Eligible Inventory of such Borrower at such time valued at the lower of cost (on a first-in, first-out basis) or market, multiplied by (ii) the Orderly Liquidation Percentage in effect at such time.

“Other Taxes” means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

“Participant” means any Person who shall have been granted the right by any Lender to participate in the financing provided by such Lender under this Agreement and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

“Patent and Trademark Agreement” means the Security Agreement and Mortgage-Trademarks and Patents, dated as of the date hereof, executed and delivered by each Borrower and Guarantor to the Administrative Agent to evidence and perfect the Administrative Agent’s security interest in each Borrower’s and Guarantor’s present and future patents, trademarks, and related licenses and rights, for the benefit of the Administrative Agent and the Lenders, together with all related assignments for security and special powers of attorney.

“Patent Licenses” means, with respect to a Borrower or Subsidiary, all of such Borrower’s or Subsidiary’s right, title and interest in and to any and all agreements providing for the granting of any right in or to Patents (whether such Borrower or Subsidiary is licensee or licensor thereunder), including, without limitation, each such agreement listed in Schedule 6.12.

“Patents” means, with respect to a Borrower or Subsidiary, all of such Borrower’s or Subsidiary’s right, title and interest in and to all United States and foreign patents and applications for letters patent throughout the world, including, but not limited to each patent and patent application referred to in Schedule 6.12, all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations of any of the foregoing, all rights corresponding thereto throughout the world, the right to sue for past infringements of any of the foregoing, and all proceeds of the foregoing including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Payment Account” means each bank account established pursuant to the Security Agreement to which the proceeds of Accounts and other Collateral are deposited or credited and which is maintained in the name of the Administrative Agent or the applicable Borrower, as the Administrative Agent may determine, on terms acceptable to the Administrative Agent.

“PBGC” means the Pension Benefit Guaranty Corporation or any Governmental Authority succeeding to the functions thereof.

“Pending Revolving Loans” means, at any time, the aggregate principal amount of all Revolving Loans requested in any Notice of Borrowing received by the Administrative Agent which have not yet been advanced.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which any Borrower sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multi–employer Plan has made contributions at any time during the immediately preceding five (5) plan years.

“Permitted Acquisition” means an acquisition by a Borrower of all or a substantial part of the capital stock or assets of any Person, which (unless otherwise agreed to in writing by the Majority Lenders) satisfies each of the following conditions:  (i) no Default or Event of Default shall have occurred and be continuing on the date of any such acquisition or would be caused upon the consummation thereof, (ii) the assets acquired (or the assets of the Person in which an equity interest is acquired) are to be used in the same or a related line of business as that conducted by such Borrower, (iii) if capital stock or other equity interests of a Person are acquired, the governing body of such Person shall have approved such acquisition, and (iv) the consideration paid by such Borrower in respect of any such acquisition shall consist of any of or a combination of (A) unsecured subordinated Debt of such Borrower issued to the seller in accordance with Section 7.15(k), (B) proceeds from the issuance of capital stock (other than preferred stock) of the Parent to, or any common stock capital contribution to the Parent by, any Person (other than a Borrower or a Subsidiary of a Borrower) that has been paid or contributed to the Parent in the form of cash or (C) proceeds of Revolving Loans; provided, however, if the consideration paid by such Borrower making the acquisition includes proceeds of Revolving Loans, (A) the aggregate Availability for all Borrowers in effect on the date of any such acquisition and after giving effect to such acquisition shall be equal to or greater than $10,000,000, (B) the aggregate consideration paid by all the Borrowers with the proceeds of Revolving Loans in respect of all Permitted Acquisitions consummated during any applicable period shall not exceed (1) $15,000,000, for the period from the Closing Date until the first Anniversary Date and (2) $15,000,000 for each subsequent 12-month period thereafter beginning on an Anniversary Date and ending on the day immediately preceding the next Anniversary Date, and (C) the Fixed Charge Coverage Ratio for the period of four consecutive fiscal quarters of the Parent ended on the most recently ended fiscal quarter of the Parent on a pro forma basis after giving effect to such acquisition (as if such acquisition occurred on the last day of the most recently ended fiscal quarter of the Parent and utilizing the actual results of operations and financial position of the Parent and its consolidated Subsidiaries and of the acquired business or Person for such period of four consecutive fiscal quarters and at the end of such period) must be equal to or greater than 1.25:1.00 and the Parent shall have provided to the Administrative Agent evidence satisfactory to the Administrative Agent of satisfaction of such requirement.

“Permitted Liens” means:

(a)           Liens for taxes not delinquent or statutory Liens for taxes in an aggregate amount not to exceed $250,000 provided that the payment of such taxes which are due and payable is being contested in good faith and by appropriate proceedings diligently pursued and as to which adequate financial reserves have been established on the applicable Borrower’s books and records and a stay of enforcement of any such Lien is in effect;

(b)           The Agent’s Liens;

(c)           Liens consisting of deposits made in the ordinary course of business in connection with, or to secure payment of, obligations under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of Debt) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of Debt) or to secure statutory obligations (other than liens arising under ERISA or Environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;

(d)           Liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons, provided that if any such Lien arises from the nonpayment of such claims or demand when due, such claims or demands (i) do not exceed $250,000 in the aggregate and (ii) are being contested in good faith and adequate reserves with respect thereto are maintained on the books of the applicable Borrower or Subsidiary, as the case may be, in accordance with GAAP;

(e)           Liens constituting encumbrances in the nature of reservations, exceptions, encroachments, easements, rights of way, covenants running with the land and other similar title exceptions or encumbrances affecting any Real Estate; provided that they do not in the aggregate materially detract from the value of the Real Estate or materially interfere with its use in the ordinary conduct of any Borrower’s business;

(f)            Liens arising from judgments and attachments in connection with court proceedings provided that the attachment or enforcement of such Liens would not result in an Event of Default hereunder and such Liens are being contested in good faith by appropriate proceedings, adequate reserves have been set aside and no material Property is subject to a material risk of loss or forfeiture and the claims in respect of such Liens are fully covered by insurance (subject to ordinary and customary deductibles) and a stay of execution pending appeal or proceeding for review is in effect;

(g)           Leases or subleases granted to third parties in accordance with any applicable terms of the Security Agreement or other Loan Documents and not interfering in any material respect with the ordinary conduct of the business of any Borrower or any of its Subsidiaries or resulting in a material diminution in the value of any Collateral as security for the Obligations;

(h)           Any (a) interest or title of a lessor or sublessor under any operating lease not prohibited by this Agreement, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to or (c) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (b), so long as the holder of such restriction or encumbrance agrees to recognize the rights of such lessee or sublessee under such lease;

(i)            Liens arising from filing UCC financing statements relating solely to operating leases in the ordinary course of business not prohibited by this Agreement;

(j)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods;

(k)           Any zoning or similar law or right with respect to real property reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(l)            Licenses of intellectual property granted by a Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of any such Borrower or any of its Subsidiaries;

(m)          Liens on assets of Persons that become Subsidiaries after the date hereof in accordance with the terms hereof; provided, however, that such Liens existed at the same time such Persons became Subsidiaries and were not created in anticipation thereof and cover only the respective assets of the Persons acquired and, in any event, do not secure Debt other than Debt permitted hereunder;

(n)           Liens solely on any cash money deposits made by a Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement entered into by it in connection with an acquisition permitted hereunder;

(o)           Liens incurred in connection with the purchase or shipping of goods or assets on the related assets and proceeds thereof in favor of the seller or shipper of such goods or assets;

(p)           Liens incurred by Global Manufacturers’ Services Valencia S.A. in connection with the Spanish Financing;

(q)           Liens in effect as of the Closing Date described on Schedule 6.9 securing Debt described in Schedule 6.9;

(r)            Liens securing Capital Leases and purchase money Debt permitted in Section 7.15; and

(s)           Liens arising from filing UCC financing statements relating solely to inventory consigned to a Borrower or any of its Subsidiaries in the ordinary course of business (it being understood that any such inventory shall not be included in the Inventory of such Borrower or Subsidiary, as the case may be, nor be reflected in the books and records of such Borrower or Subsidiary, as the case may be, as Inventory of such Borrower or Subsidiary, such consigned inventory shall be segregated from the Inventory of such Borrower or Subsidiary and any accounts receivable generated from sales of such consigned inventory shall not be included in the Accounts of such Borrower or Subsidiary).

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, Governmental Authority or any other entity.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which any Borrower sponsors or maintains or to which any Borrower makes, is making, or is obligated to make contributions and includes any Pension Plan.

“Pledge Agreement” means the Pledge Agreement of even date herewith among the Borrowers and the Administrative Agent for the benefit of the Administrative Agent and the other Lenders.

“Proprietary Rights” means, with respect to a Borrower, all of such Borrower’s now owned and hereafter arising or acquired:  Trademarks, Copyrights, Patents, Patent Licenses, Copyright Licenses and Trademark Licenses.

“Pro Rata Share” means, with respect to a Lender at any time, a fraction (expressed as a percentage), the numerator of which is the sum of (x) the amount of such Lender’s Commitment at such time plus (y) the aggregate unpaid principal balance of the Term Loans owing to such Lender at such time and the denominator of which is the sum of (x) the amounts of all of the Lenders’ Commitments at such time plus (y) the aggregate unpaid principal balance of the Term Loans owing to all of the Lenders at such time (or if no Commitments are outstanding at such time, a fraction (expressed as a percentage), the numerator of which is the amount of Obligations owed to such Lender at such time and the denominator of which is the aggregate amount of the Obligations owed to all Lenders at such time); provided, that references to Pro Rata Share in the context solely of the revolving line of credit provided hereunder (including, without limitation, with respect to Revolving Loans and participations in Revolving Loans, Letters of Credit and Credit Support) means, with respect to a Lender at any time, a fraction (expressed as a percentage), the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time and the denominator of which is the sum of the amounts of all of the Lenders’ Revolving Credit Commitments at such time, or if no Revolving Credit Commitments are outstanding at such time, a fraction (expressed as a percentage), the numerator of which is the amount of Obligations owed to such Lender at such time with respect to the revolving line of credit provided hereunder and the denominator of which is the aggregate amount of the Obligations owed to all Lenders at such time with respect to the revolving line of credit provided hereunder; and provided, further, that references to Pro Rata Share in the context solely of the Term

Loans means, with respect to a Lender at any time, a fraction (expressed as a percentage), the numerator of which is the aggregate unpaid principal balance of the Term Loans owing to such Lender at such time and the denominator of which is the aggregate unpaid principal balance of the Term Loans owing to all of the Lenders at such time.

“Real Estate” means all of each Borrower’s now or hereafter owned or leased estates in real property, including, without limitation, all fees, leaseholds and future interests, together with all of each Borrower’s now or hereafter owned or leased interests in the improvements thereon, the fixtures attached thereto and the easements appurtenant thereto.

“Release” means a release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any Real Estate or other property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Real Estate or other property.

“Reportable Event” means, any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30–day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Required Lenders” means at any time Lenders whose Pro Rata Shares aggregate more than 66–2/3%.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Reserves” means reserves that limit the availability of credit hereunder, consisting of reserves against Availability, Eligible Accounts or Eligible Inventory, established by the Administrative Agent from time to time in the Administrative Agent’s reasonable credit judgment.  Without limiting the generality of the foregoing, the following reserves shall be deemed to be a reasonable exercise of the Administrative Agent’s credit judgment:  (a) Bank Product Reserves, (b) a reserve for accrued, unpaid interest on the Obligations, (c) reserves for rent at leased locations subject to statutory or contractual landlord liens, (d) Inventory shrinkage, (e) Environmental Compliance Reserves, (f) customs charges, (g) dilution, and (h) warehousemen’s or bailees’ charges.  The Administrative Agent shall at all times, unless the Majority Term Lenders consent in writing, maintain the Bank Products Reserve with respect to a Borrower in the amount of such Borrower’s estimated liability with respect to Bank Products.

“Responsible Officer” means the chief executive officer or the president of a Borrower, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants and the preparation of the Borrowing Base Certificate of a Borrower, the chief financial officer or the treasurer of such Borrower, or any other officer having substantially the same authority and responsibility.

“Restricted Investment” means, as to any Borrower or any of its Subsidiaries, any acquisition of property by such Borrower or such Subsidiary in exchange for cash or other property, whether in the form of an acquisition of stock, debt or other indebtedness or obligation, or the purchase or acquisition of any other property, or a loan, advance, capital contribution or subscription, except the following:  (a) acquisitions of Equipment to be used in the business of such Borrower or such Subsidiary so long as the acquisition costs thereof constitute Capital Expenditures permitted hereunder; (b) acquisitions of Inventory in the ordinary course of business of such Borrower or such Subsidiary; (c) acquisitions of current assets acquired in the ordinary course of business of such Borrower or such Subsidiary; (d) direct obligations of the United States of America, or any agency thereof, or obligations guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof; (e) acquisitions of certificates of deposit maturing within one year from the date of acquisition, bankers’ acceptances, Eurodollar bank deposits, or overnight bank deposits, in each case issued by, created by, or with a bank or trust company organized under the laws of the United States of America or any state thereof having capital and surplus aggregating at least $100,000,000; (f) acquisitions of commercial paper given a rating of “A2” or better by Standard & Poor’s Corporation or “P2” or better by Moody’s Investors Service, Inc. and maturing not more than 90 days from the date of creation thereof; (g) Hedge Agreements; (h) Permitted Acquisitions and (i) investments made by such Borrower or such Subsidiary in another Borrower or Subsidiary otherwise expressly permitted under this Agreement.

“Revolver Increase” has the meaning specified in Section 1.6(a).

“Revolving Credit Commitment” means, as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Credit Commitment” opposite such Lender’s name on Schedule 1.2 or in the Assignment and Acceptance or Assumption Agreement pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“Revolving Lender” means each Lender that has a Revolving Credit Commitment or that holds Revolving Loans.

“Revolving Loans” has the meaning specified in Section 1.2 and includes each Agent Advance and Non–Ratable Loan.

“Security Agreement” means the Security Agreement of even date herewith among the Borrowers and the Administrative Agent for the benefit of the Administrative Agent and the other Lenders.

“Settlement” and “Settlement Date” have the meanings specified in Section 12.15(a)(ii).

“Significant Customer Contract” means any of the HP Agreement, the IBM Agreement or the Emulex Agreement.

“Software” means, with respect to a Borrower, all software as such term is defined in the UCC, now owned or hereafter acquired by such Borrower, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

“Solvent” means, when used with respect to any Person, that at the time of determination:

(a)           the assets of such Person, at a fair valuation, are in excess of the total amount of its debts (including contingent liabilities); and

(b)           the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; and

(c)           it is then able and expects to be able to pay its debts (including contingent debts and other commitments) as they mature; and

(d)           it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

For purposes of determining whether a Person is Solvent, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Spanish Financing” means any factoring, receivables financing, real estate financing or other similar types of financing provided by one or more financial institutions.

“Stated Termination Date” means June 20, 2005.

“Subsidiary” of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.  Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Parent.

“Supporting Obligations” means all supporting obligations as such term is defined in the UCC, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments or Investment Property.

“Syndication Agency Fee Letter” has the meaning specified in Section 2.9.

“Taxes” means any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by the Administrative Agent’s or each Lender’s net income in any jurisdiction (whether federal, state or local and including any political subdivision thereof) under the laws of which such Lender or the Administrative Agent, as the case may be, is organized or maintains a lending office.

“Term Closing Fee” has the meaning specified in Section 2.8.

“Term Facility Fee” has the meaning specified in Section 2.8.

“Term Interest Rate” means, for any day, the per annum interest rate equal to the sum of (a) the Cash Interest Rate in effect on such day, plus (b) the Deferred Interest Rate.

“Term Lender” means each Lender that has a Term Loan Commitment or is the holder of a Term Loan.

“Term Loan Commitment” means, as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrowers hereunder on the Closing Date in an aggregate principal amount not to exceed the amount set forth under the heading “Term Loan Commitment” opposite such Lender’s name on Schedule 1.2, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. Effective immediately after the making of the Term Loans on the Closing Date, the Term Loan Commitment of each Lender shall be permanently reduced to zero.

“Term Loan” and “Term Loans” have the meanings specified in Section 1.3(a).

“Term Loan Note” and “Term Loan Notes” have the meanings specified in Section 1.3(c).

“Termination Date” means the earliest to occur of (i) the Stated Termination Date, (ii) the date the Total Facility is terminated either by the Borrowers pursuant to Section 3.2 or by the Majority Revolving Lenders pursuant to Section 9.2, and (iii) the date this Agreement is otherwise terminated for any reason whatsoever pursuant to the terms of this Agreement.

“Total Facility” has the meaning specified in Section 1.1.

“Trademark Licenses” means, with respect to a Borrower or Subsidiary, all of such Borrower’s or Subsidiary’s right, title and interest in and to any and all agreements providing for the granting of any right in or to Trademarks (whether the such Borrower or Subsidiary is licensee or licensor thereunder), including, without limitation, each agreement listed on Schedule 6.12.

“Trademarks” means, with respect to a Borrower or Subsidiary, all of such Borrower’s or Subsidiary’s right, title and interest in and to all United States and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, certification marks, collective marks, logos, other source of business identifiers, designs and general intangibles of a like nature, all registrations and applications for any of the foregoing, including, but not limited to the registrations and applications listed on Schedule 6.12, all extensions or renewals of any of the foregoing, all of the goodwill of the business connected with the use of and symbolized by the foregoing, the right to sue for past infringement or dilution of any of the foregoing or for any injury to goodwill, and all proceeds of the foregoing, including, without limitation, license royalties, income, payments, claims, damages, and proceeds of suit.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the issue of perfection of security interests, provided, that to the extent that the UCC is used to define any term herein or in any other documents and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern.

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unused Letter of Credit Subfacility” means an amount equal to $10,000,000 minus the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit plus, without duplication, (b) the aggregate unpaid reimbursement obligations with respect to all Letters of Credit.

“Unused Line Fee” has the meaning specified in Section 2.5.

Accounting Terms.  Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations in this Agreement shall be computed, unless otherwise specifically provided therein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the Financial Statements.

Interpretive Provisions.  (a)  The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and Subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)           (i)            The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(ii)           The term “including” is not limiting and means “including without limitation.”

(iii)          In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(iv)          The word “or” is not exclusive.

(d)           Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(e)           The captions and headings of this Agreement and the other Loan Documents are for convenience of reference only and shall not affect the interpretation of this Agreement.

(f)            This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(g)           For purposes of Section 9.1, a breach of a financial covenant contained in any of Sections 7.25, 7.26, 7.27 or 7.30 shall be deemed to have occurred as of any specified measuring date or as of the last day of any specified measuring period, as applicable, regardless of when the Financial Statements reflecting such breach are delivered to the Administrative Agent.

(h)           This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Borrowers and the other parties hereto, and are the products of all parties hereto.  Accordingly, they shall not be construed against the Lenders or the Administrative Agent merely because of the Administrative Agent’s or Lenders’ involvement in their preparation.